As filed with the Securities and Exchange Commission on December 4, 2017

Registration No. 333- 220747

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form S-1/A
(Amendment No. 1)

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

SUN BIOPHARMA, INC.

(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	2834 (Primary Standard Industrial Classification Code Number)	87-0543922 (I.R.S. Employer Identification No.)

712 Vista Blvd, Suite 305
Waconia, Minnesota 55387
(952) 479-1196
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

David B. Kaysen
President and Chief Executive Officer
712 Vista Blvd, Suite 305
Waconia, Minnesota 55387
(952) 479-1196
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

W. Morgan Burns Joshua L. Colburn Faegre Baker Daniels LLP	Oded Har-Even, Esq Robert V. Condon III, Esq. Zysman, Aharoni, Gayer and Sullivan & Worcester LLP
90 South Seventh Street 2200 Wells Fargo Center Minneapolis, Minnesota 55402-3901 Telephone: (612) 766-7000	1633 Broadway New York, New York 10019 Telephone: (212) 660-5000

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this registration statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended, check the following box. ☑

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☑
Emerging growth company ☑

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided to Section 7(a)(2)(B) of the Securities Act. ☑

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Proposed Maximum Aggregate Offering Price(1)	Amount of Registration Fee
Common stock, $0.001 par value per share(2)	$11,500,000	$1,332.85
Common stock purchase warrants(3)	$115,000	$13.33
Common Stock, $0.001 par value per share, underlying the common stock purchase warrants(2)	$7,187,500	$833.03
Representative’s warrants (4)(5)	$–	$–
Common stock, $0.001 par value per share, underlying representative’s warrants(2)(5)	$575,000	$66.64
TOTAL	$19,377,500	$2,245.85	(6)

(1)

Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(o) of the Securities Act of 1933, as amended (the “Securities Act”). Includes offering price of shares that the underwriters have the option to purchase to cover over-allotments, if any.

(2)

Pursuant to Rule 416 under the Securities Act, the shares of common stock registered hereby also include an indeterminate number of additional shares of common stock as may from time to time become issuable by reason of stock split, stock dividends, recapitalizations, or other similar transactions.

(3)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(i) under the Securities Act.
(4)

Represents warrants granted to the representative of the underwriters to purchase shares of common stock in an amount up to 5.0% of the number of shares of common stock sold to the public in this offering, excluding any exercise of the underwriters’ option to cover over-allotments. See “Underwriting” contained within this registration statement for information on underwriting arrangements related to this offering. No registration fee pursuant to Rule 457(g) under the Securities Act.

(5)

Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(g) under the Securities Act based on an estimate of the proposed maximum aggregate offering price. The representative’s warrants are exercisable at a per share exercise price equal to 115% of the public offering price of one share of common stock and warrant. As estimated solely for the purposes of calculating the registration fee pursuant to Rule 457(g) of the Securities Act, the proposed maximum offering price of the representative’s warrants is equal to 115% of $500,000 (5% of $10,000,000).

(6)	Previously paid.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

Explanatory Note

The primary purpose of this Amendment No. 1 to the registration statement on Form S-1 originally filed on September 29, 2017 (file no. 333-220747) is to include interim financial statements and related disclosure for the period ended September 30, 2017 and to reflect the 1-for-10 reverse split of the company’s common stock effective November 7, 2017.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell securities, and we are not soliciting offers to buy these securities, in any state where the offer or sale is not permitted.

PRELIMINARY PROSPECTUS	SUBJECT TO COMPLETION	DATED DECEMBER 4, 2017

                      Shares of Common Stock
Warrants to Purchase          Shares of Common Stock

This is a firm commitment public offering of          shares of our common stock and      warrants to purchase up to an aggregate of           shares of our common stock (assuming a public offering price of $      per share based on the last reported sale price of our common stock on          , 2017, and $0.01 per warrant). Each share of our common stock is being sold together with a warrant to purchase 0.50 shares of our common stock. Each warrant will have an exercise price of $      per share (125% of the public offering price of one share of common stock and warrant assuming a public offering price of $      per share and warrant), will be exercisable upon issuance and will expire five years from the date of issuance. The shares of our common stock and the warrants are immediately separable and will be issued separately, but will be purchased together in this offering.

Our common stock is quoted on the OTCQB Venture Market operated by OTC Markets Group, Inc. (“OTCQB”) under the ticker symbol “SNBP.” On December 1, 2017, the last reported sale price of our common stock was $14.25 per share. The price of our common stock as quoted on the OTCQB may not be indicative of the actual offering price. The actual offering price will be determined between us and the underwriters at the time of pricing, and may be at a discount to the current market price. We have applied to list the shares of our common stock and intend to apply to list the warrants on the Nasdaq Capital Market under the symbols “SNBP” and “SNBPW,” respectively. No assurance can be given that our applications will be approved or that a trading market will develop. Effective November 7, 2017, we implemented a 1-for-10 reverse split of our common stock. The reverse stock split was intended to increase the market price per share of our common stock to a level that qualifies for listing on the Nasdaq Capital Market. We are taking additional actions to meet the remaining listing requirements. Our share price on the OTCQB may not be indicative of the market price on the Nasdaq Capital Market, if we become listed. There is no established public trading market for the warrants.

Investing in our securities involves a high degree of risk. You should review carefully the risks and uncertainties described under the heading “Risk Factors” beginning on page 9 of this prospectus, and under similar headings in any amendments or supplements to this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

	Per Share	Per Warrant	Total
Public offering price	$	$	$
Underwriting discounts and commissions(1)	$	$	$
Proceeds to us, before expenses	$	$	$

(1)

The underwriters will receive compensation in addition to the underwriting discount and commissions. See “Underwriting”, beginning on page 90 for a full description of compensation payable to the underwriters

We have granted a 45-day option to the underwriters to purchase up to           additional shares of common stock and/or warrants to purchase up to           shares of common stock from us solely to cover over-allotments, if any.

The underwriters expect to deliver the shares and warrants on or about          , 2017.

Aegis Capital Corp

The date of this prospectus is          , 2017

Table of Contents

Page

PROSPECTUS SUMMARY	1
THE OFFERING	6
SUMMARY CONSOLIDATED FINANCIAL DATA	8
RISK FACTORS	9
CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS	24
USE OF PROCEEDS	25
PRICE RANGE OF COMMON STOCK	26
CAPITALIZATION	32
DILUTION	34
DIVIDEND POLICY	35
MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS	36
BUSINESS	48
MANAGEMENT	69
EXECUTIVE COMPENSATION	74
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT	79
DESCRIPTION OF SECURITIES	80
SHARES ELIGIBLE FOR FUTURE SALE	86
UNDERWRITING	88
LEGAL MATTERS	97
EXPERTS	97
WHERE YOU CAN FIND MORE INFORMATION	97
FINANCIAL STATEMENTS	F-1

You should rely only on the information contained in this prospectus. We have not, and the underwriters have not, authorized anyone to provide you with any information other than that contained in this prospectus. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. This prospectus may only be used where it is legal to offer and sell our securities. The information in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or any sale of our securities. Our business, financial condition, results of operations and prospects may have changed since that date. We are not, and the underwriters are not, making an offer of these securities in any jurisdiction where the offer is not permitted.

For investors outside the United States: We have not and the underwriters have not done anything that would permit this offering or possession or distribution of this prospectus in any jurisdiction where action for that purpose is required, other than in the United States. Persons outside the United States must inform themselves about, and observe any restrictions relating to, the offering of securities and the distribution of this prospectus outside the United States.

This prospectus includes statistical and other industry and market data that we obtained from industry publications and research, surveys and studies conducted by third parties. Industry publications and third-party research, surveys and studies generally indicate that their information has been obtained from sources believed to be reliable, although they do not guarantee the accuracy or completeness of such information. We believe that the data obtained from these industry publications and third-party research, surveys and studies are reliable. We are ultimately responsible for all disclosure included in this prospectus.

You should rely only on the information contained in this prospectus, as supplemented and amended. We have not authorized anyone to provide you with information that is different. This prospectus may only be used where it is legal to sell these securities. The information in this prospectus may only be accurate on the date of this prospectus.

We urge you to read carefully this prospectus, as supplemented and amended, before deciding whether to invest in any of the securities being offered.

i

Reverse Stock Split

Effective November 7, 2017, we implemented a 1-for-10 reverse split of our common stock. No fractional shares were issued in connection with the reverse stock split. Stockholders received a proportionate cash payment for any fractional shares based upon the closing price of our common stock on the effective date of the reverse stock split. The reverse stock split was intended to increase the market price per share of our common stock to a level that qualifies for listing on the Nasdaq Capital Market. We are taking additional actions to meet the remaining listing requirements. Until we meet the criteria for listing and an application for listing is accepted by Nasdaq, which may not happen within a reasonable time frame, if at all, our common stock will continue to be eligible for quotation on the OTCQB Venture Marketplace tier of the over-the-counter markets administered by the OTC Markets Group, Inc. under the symbol “SNBP”. FINRA has temporarily appended a suffix character, “D,” to our trading symbol to indicate the completion of the reverse stock split. The reverse stock split did not affect the par value of our common stock, however, concurrent with the reverse stock split, the number of shares of common and preferred stock authorized for issuance was reduced by 50% to 100,000,000 and 10,000,000, respectively. Proportional adjustments were also made to our 2016 Omnibus Incentive Plan, outstanding stock options, warrants and outstanding convertible notes payable. The new CUSIP number for our common stock following the reverse stock split is 8666M 206. Unless otherwise indicated, all references to share and per share amounts included in this prospectus have been retroactively adjusted to reflect the reverse stock split.

ii

Prospectus Summary

This summary highlights information contained elsewhere in this prospectus and does not contain all of the information that you should consider in making your investment decision. Before investing in our securities, you should carefully read this entire prospectus, including our financial statements and the related notes and the information set forth under the headings “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in each case included elsewhere in this prospectus. Unless otherwise stated or the context requires otherwise, references in this prospectus to “Sun BioPharma”, the “Company”, “we”, “us”, “our” and similar references refer to Sun BioPharma, Inc. and its wholly-owned subsidiary, Sun BioPharma Australia Pty Ltd. (“SBA”).

Business Overview

Sun BioPharma, Inc. is a clinical stage drug development company founded with technology licensed from The University of Florida Research Foundation (“UFRF”). The polyamine analogue compound we have licensed from UFRF, which we refer to as “SBP-101,” exhibits extraordinary specificity for the exocrine pancreas, with therapeutic potential for both pancreatic cancer and pancreatitis indications. Xenograft studies of human pancreatic cancer cells transplanted into mice indicate that the unique specificity of SBP-101 for the exocrine pancreas facilitates suppression of both primary and metastatic pancreatic cancer which is known to originate in the exocrine pancreas. To facilitate and accelerate the development of this compound in the pancreatic cancer indication, we have also acquired data and materials related to this technology from other researchers. Studies in dogs revealed ablation, or “chemical resection,” of the exocrine pancreatic architecture, while leaving the islet cells functionally unchanged. We may refer to this effect as: “pharmaceutical pancreatectomy with islet auto-transplant” (“PP-IAT”). We believe that SBP-101, if successfully developed, may represent a novel approach that effectively treats pancreatic cancer and pancreatitis, and could become a dominant product in these markets. Only three first-line treatments and one second-line drug have been approved by the U.S. Food and Drug Administration (“FDA”) for pancreatic cancer in the last 20 years, and no drugs have been approved for the specific treatment of patients with pancreatitis, other than supportive care.

In August 2015, the FDA accepted our Investigational New Drug (“IND”) application for our SBP-101 product candidate. We have completed enrollment in a clinical trial of SBP-101 in patients with previously treated locally advanced or metastatic pancreatic cancer. This is a Phase 1, first-in-human, dose-escalation, safety study. From January 2016 through September 2017, we enrolled twenty-nine patients into six cohorts, or groups, in the dose-escalation phase of our current Phase 1 trial. Twenty-four of the patients received at least two prior chemotherapy regimens. No drug-related serious adverse events occurred during the first four cohorts. In cohort five, serious adverse events (klebsiella sepsis with metabolic acidosis in one patient, and renal and hepatic toxicity in one patient) were observed in two of the ten patients, both of whom exhibited progressive disease at the end of their first cycle of treatment, and were determined by the Data Safety Monitoring Board (“DSMB”) to be dose-limiting toxicities (“DLTs”). Consistent with the study protocol, the DSMB recommended continuation of the study by expansion of cohort 4. Four patients were enrolled in this expansion cohort.

In addition to being evaluated for safety, twenty-four of the twenty-nine patients were evaluable for preliminary signals of efficacy prior to or at the eight-week conclusion of their first cycle of treatment using the Response Evaluation Criteria in Solid Tumors (“RECIST”), the current standard for evaluating changes in the size of tumors. Eight of the twenty-four patients (33%) had Stable Disease (“SD”) and sixteen of twenty-four (67%) had Progressive Disease (“PD”). It should be noted that of the sixteen patients with PD, six came from cohorts one and two and are considered to have received less than potentially therapeutic doses of SBP-101. We also noted that twenty-eight of the twenty-nine patients had follow-up blood tests measuring the Tumor Marker CA 19-9 associated with pancreatic ductal adenocarcinoma. Eleven of these patients (39%) had reductions in the CA 19-9 levels, as measured at least once after the baseline assessment. Seven of the remaining seventeen patients showed no reduction in CA 19-9 came from cohorts one and two.

The best response outcomes and survival were observed in the group of thirteen patients who received total cumulative doses between 2.5 mg/kg and 8.0 mg/kg. Twelve of the thirteen patients in this group were evaluable for preliminary signs of efficacy at eight weeks by RECIST. Five patients (42%) showed SD at week eight. Five of the thirteen patients (38%) had reductions in the CA19-9 levels, as measured at least once after the baseline assessment. Median survival in this group was 3.8 months as of October 2017. To date, nine patients (69%) have exceeded 3 months of overall survival (“OS”), four have exceeded four months of OS and two patients have exceeded 10 months of OS, with some patients continuing to be followed for survival.

Additional clinical trials will be required for FDA approval of SBP-101 in pancreatic cancer and pancreatitis. We estimate that the additional time and cost to obtain FDA and European Medicines Agency (“EMA”) approval and to bring SBP-101 to market in these two indications will be 6 to 7 years and cost at least $200 million.

With adequate financial resources, clinical development of SBP-101 for the treatment of patients with pancreatitis is intended to be initiated and conducted concurrently with the pancreatic cancer indication.

With the approximately $17.0 million raised through the date of this prospectus, we have:

●	organized the Company;

●	evaluated and secured the intellectual property for our core technology;

●	completed required pre-clinical steps in the development plan for SBP-101 for pancreatic cancer;

●	secured an orphan drug designation from the FDA;

●	submitted an IND application to the FDA (May 18, 2015);

●	received an acceptance of an IND application from the FDA (August 21, 2015);

●	received acceptance of a Clinical Trial Notification by the Australian Therapeutic Goods Administration (September 23, 2015);

●	completed enrollment in a phase 1a safety study of SBP-101 for the treatment of pancreatic ductal adenocarcinoma; and

●	commenced further pre-clinical studies for the use of SBP-101 to treat pancreatitis.

Risks Associated with Our Business

Our business is subject to many significant risks, as more fully described in the section titled “Risk Factors” immediately following this prospectus summary. You should read and carefully consider these risks, together with the risks set forth under the section titled “Risk Factors” and all of the other information in this prospectus, including the financial statements and the related notes included elsewhere in this prospectus, before deciding whether to invest in our securities. If any of the risks discussed in this prospectus actually occur, our business, financial condition or operating results could be materially and adversely affected. In particular, our risks include, but are not limited to, the following:

●

We are an early stage company and it will take several years to have our initial or any of our proposed product candidates approved, assuming such approvals can be obtained at all. We therefore do not expect to generate revenue from product sales for at least the next several years.

●

As a result of the pre-revenue nature of our company and our then current lack of financial liquidity, the Report of Independent Registered Public Accounting Firm for our 2016 financial statements, which are included as part of this prospectus, contains a statement concerning our ability to continue as a “going concern”.

●	Our limited operating history makes it difficult for you to evaluate our historical business and to assess our future viability.

●	Our lack of diversification increases the risk of an investment in our Company and our financial condition and results of operations may deteriorate if we fail to diversify.

●	We may be unable to obtain the additional capital that is required to execute our business plan, which could restrict our ability to grow.

●	Raising additional capital may cause dilution to our stockholders, restrict our operations or require us to relinquish rights to our technologies or product candidates.

●

The market for our product candidate is highly competitive and is subject to rapid scientific change, which could have a material adverse effect on our business, results of operations and financial condition.

●

Our product candidate is based on new formulation of an existing technology which has never been approved for the treatment of any cancer and, consequently, is inherently risky. Concerns about the safety and efficacy of our product candidate could limit our future success.

●

Clinical trials required for our product candidate are expensive and time-consuming, and their outcome is highly uncertain. If any of our drug trials are delayed or yield unfavorable results, we will have to delay application for or may be unable to obtain regulatory approval for our product candidate.

●

Due to our reliance on third-parties to conduct our clinical trials, we are unable to directly control the timing, conduct, expense and quality of our clinical trials, which could adversely affect our clinical data and results and related regulatory approvals.

●

We are subject to extensive regulation, and if we fail to obtain, or if there are delays in obtaining, required regulatory approvals, we may not be able to commercialize our product candidate, and our ability to generate revenue and the viability of our company may be materially impaired.

●

Our directors, executive officers and significant stockholders have substantial control over us and could limit stockholders’ ability to influence the outcome of key transactions, including changes of control.

Implications of Being an Emerging Growth Company

We qualify as an “emerging growth company” as defined in the Jumpstart Our Business Startups Act (the “JOBS Act”), enacted in April 2012. An emerging growth company may take advantage of reduced reporting requirements that are otherwise applicable to public companies. These provisions include, but are not limited to:

●

Being required to provide only two years of audited financial statements in addition to any required unaudited interim financial statements, with correspondingly reduced disclosure in the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” section of this prospectus;

●	Not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes- Oxley Act of 2002 (“Sarbanes-Oxley Act”);

●	Reduced disclosure obligations regarding executive compensation in our periodic reports, proxy statements and registration statements; and

●	Exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved.

We may take advantage of these provisions for up to five years after the first sale of our common equity securities pursuant to an effective registration statement under the Securities Act of 1933, as amended (the “Securities Act”). However, if certain events occur prior to the end of such five year period, including if we become a “large accelerated filer,” our annual gross revenues exceed $1.07 billion, or we issue more than $1.0 billion of non-convertible debt in any three year period, we would cease to be an emerging growth company prior to the end of such five year period.

We may choose to take advantage of some but not all of these reduced requirements. We have taken advantage of certain of the reduced disclosure obligations, which include reduced executive compensation disclosure in this registration statement and may elect to take advantage of other reduced requirements in future filings. As a result, the information that we provide to our stockholders may be different than you might receive from other public reporting companies in which you hold equity interests.

Under the JOBS Act, emerging growth companies can delay adopting new or revised accounting standards until such time as those standards apply to private companies. However, we have irrevocably elected not to avail ourselves of this extended transition period for complying with new or revised accounting standards and, therefore, we will be subject to the same new or revised accounting standards as other public companies that are not emerging growth companies.

We are also a “smaller reporting company” as defined in Rule 12b-2 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and have elected to take advantage of certain of the scaled disclosure available to smaller reporting companies.

Reverse Merger and Related Transactions

On September 4, 2015, we completed a reverse merger transaction in which SB Acquisition Corporation, Inc., a Delaware corporation and wholly-owned subsidiary of Cimarron Medical, Inc. (“Merger Sub”), merged with and into our predecessor, Sun BioPharma, Inc., a Delaware corporation (“SBI Delaware”), with SBI Delaware remaining as the surviving entity and a wholly-owned operating subsidiary of Cimarron Medical, Inc., a Utah Corporation (“Parent”). This transaction is referred to throughout this prospectus as the “Merger.” In the Merger, each outstanding share of capital stock of SBI Delaware was automatically exchanged for four shares of Parent common stock. As a result of the Merger, the former stockholders of SBI Delaware owned approximately 95.0% of the shares of the outstanding capital stock of Parent. In connection with the Merger, SBI Delaware changed its name to “Sun BioPharma Research, Inc.” and Parent changed its name to “Sun BioPharma, Inc.”

Concurrent with the Merger, two former directors and then-majority shareholders of Parent, David Fuhrman and Robert Sargent (through his entity, Rare Principle, L.C.), sold (i) an aggregate of 57,126 shares of Parent common stock, and (ii) a $250,000 portion of loan indebtedness they were owed by Parent, to certain parties for total consideration of $250,000 (collectively, the “Stock and Debt Transactions”). The loan indebtedness was not modified from its existing terms and is not convertible into equity. The purchasers under the Stock and Debt Transactions consisted of the Ryan R. Gilbertson 2012 Irrevocable Family Trust, which acquired 47,109 shares and $125,000 principal amount of indebtedness; Douglas M. Polinsky, a then-former director of SBI Delaware, who acquired 21,670 shares and $100,000 principal amount of indebtedness; Providence Investments LLC, which acquired 17,053 shares and $25,000 principal amount of indebtedness; and Clearline Ventures, LLC, which acquired 21,800 shares. The Ryan R. Gilbertson 2012 Irrevocable Family Trust, Douglas M. Polinsky and Providence Investments LLC (or their respective affiliates) held shares of SBI Delaware common stock at the time of the Merger. As a result, the former stockholders of SBI Delaware owned approximately 99.0% of the shares of the outstanding capital stock of Parent after giving effect to both the Merger and the Stock and Debt Transactions.

Reincorporation

On May 25, 2016, we completed a reincorporation into the State of Delaware from the State of Utah pursuant to an agreement and plan of merger between Parent and Sun BioPharma Research, Inc. (formerly SBI Delaware). Upon the reincorporation, each outstanding certificate representing shares of Parent’s common stock was deemed, without any action by the holders thereof, to represent the same number and class of shares of our company’s common stock. As of May 25, 2016, the rights of our stockholders began to be governed by Delaware law and our current certificate of incorporation and bylaws.

Nasdaq Listing

We have applied to list our common stock and intend to apply to list the warrants on the Nasdaq Capital Market under the symbols “SNBP” and “SNBPW,” respectively. No assurance can be given that our applications will be approved or that a trading market will develop. Effective November 7, 2017, we implemented a 1-for-10 reverse split of our common stock. The reverse stock split was intended to increase the market price per share of our common stock to a level that qualifies for listing on the Nasdaq Capital Market. We are taking additional actions to meet the remaining listing requirements. Our share price on the OTCQB may not be indicative of the market price on the Nasdaq Capital Market, if we become listed.

Corporate Information

Sun BioPharma, Inc. was originally incorporated in Delaware in September 2011. Our corporate mailing address is 712 Vista Blvd, #305, Waconia, MN 55387. Our telephone number is (952) 479-1196, and our website is www.sunbiopharma.com. The information on our website is not part of this prospectus. We have included our website address as a factual reference and do not intend it to be an active link to our website. The information contained in or connected to our website is not incorporated by reference into, and should not be considered part of, this prospectus.

Sun BioPharma™, the Sun BioPharma logo, and other trademarks or service marks of Sun BioPharma, Inc. appearing in this prospectus are our property. Trade names, trademarks, and service marks of other companies appearing in this prospectus are the property of the respective holders.

The Offering

Common stock offered by us	shares of our common stock (or shares if the underwriters exercise their over-allotment option in full)

Warrants offered by us

Warrants to purchase up to   shares of our common stock (or          shares if the underwriters exercise their over-allotment option in full)

Each warrant to purchase 0.50 shares of common stock will have an exercise price of $      per share (125% of the public offering price of one share of common stock and warrant to purchase 0.50 shares of common stock and assuming a public offering price of $      per share and warrant), will be exercisable upon issuance and will expire five years from the date of issuance.

Over-allotment option

We have granted the underwriters an option for a period of up to 45 days to purchase up to           additional shares of common stock and/or warrants to purchase up to           shares of common stock to cover over-allotments, if any.

Common stock outstanding before this offering	3,670,432 shares

Common stock to be outstanding immediately after this offering	shares (or shares if the underwriters exercise their over-allotment option in full)

Use of proceeds

We estimate that the net proceeds from this offering will be approximately $      million, or approximately $      million if the underwriters exercise their over-allotment option in full, at an assumed initial public offering price of $      per share and warrant, after deducting the underwriting discounts and commissions and estimated offering expenses payable by us. We intend to use the net proceeds from this offering for the continued clinical development of our initial product candidate SBP-101, the repayment of approximately $350,000 of indebtedness, and for working capital and other general corporate purposes. See “Use of Proceeds” on page 25.

Representative’s warrants

The registration statement of which this prospectus is a part also registers for sale warrants to purchase up to           shares of our common stock to the representative of the underwriters as a portion of the underwriting compensation payable to the underwriters in connection with this offering. The warrants will be exercisable at any time, and from time to time, in whole or in part, during the four-year period commencing one year from the effective date of this offering at an exercise price equal to 115% of the public offering price of one share of common stock and warrant. Please see “Underwriting - Representative’s Warrants” for a description of these warrants.

Risk Factors	You should read the “Risk Factors” section of this prospectus beginning on page for a discussion of factors to consider carefully before deciding to invest in our securities.

OTCQB symbol	“SNBP”

Proposed Nasdaq Capital Market trading symbol

We have applied to list our common stock and intend to apply to list the warrants to be issued in this offering on the Nasdaq Capital Market under the symbols “SNBP” and “SNBPW,” respectively. There is no established public trading market for the warrants.

The number of shares of our common stock outstanding before and after this offering is based on 3,670,432 shares of our common stock outstanding as of December 1, 2017, and excludes:

●	shares issuable upon the exercise of warrants sold in this offering;

●	683,960 shares of common stock issuable upon the exercise of outstanding stock options as of the date of this prospectus at a weighted average exercise price of $9.77 per share;

●	1,110,400 additional shares of common stock reserved and available for future issuances under our equity plans;

●	351,500 shares of common stock issuable upon exercise of stock purchase warrants at a weighted average exercise price of $5.93 per share;

●	an estimated 317,942 shares of common stock potentially issuable pursuant to convertible promissory notes, including accrued but unpaid interest through December 1, 2017; and

●	shares of common stock issuable upon exercise of the warrants issued to the representative at the closing of this offering.

Unless otherwise indicated, all information in this prospectus assumes no exercise of the outstanding options or warrants or the conversion of shares issuable pursuant to convertible promissory notes.

Except as otherwise stated herein, the information in this prospectus assumes no exercise by the underwriters of their option to purchase up to          additional shares of common stock and/or warrants to purchase up to           shares of common stock to cover over-allotments, if any.

SUMMARY CONSOLIDATED FINANCIAL DATA

The following selected historical financial information is derived from our consolidated financial statements appearing elsewhere in this prospectus and should be read in conjunction with our consolidated financial statements, including the accompanying notes thereto, beginning on page F-1. Our historical results for any period are not necessarily indicative of results to be expected in any other period, including the full fiscal year ending December 31, 2017. You should read this information together with the sections titled “Capitalization”, “Dilution” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included elsewhere in this prospectus.

Summary of Consolidated Statements of Operations
(in thousands, except share and per share amounts)

	Nine months ended September 30,		Year ended December 31,
	2017	2016	2016	2015
	(unaudited)	(unaudited)
Operating Expenses:
General and administrative	$2,252	$1,399	$2,664	$2,592
Research and development	1,955	1,657	2,504	2,852
Total operating expenses	4,207	3,056	5,168	5,444
Operating loss	$(4,207)	$(3,056)	$(5,168)	$(5,444)
Other expense	$(4,466)	$(70)	$(285)	$(239)
Net loss	$(8,213)	$(2,874)	$(5,112)	$(4,927)

Net loss per share - basic and diluted	$(2.33)	$(0.94)	$(1.65)	$(3.50)
Weighted average shares outstanding - basic and diluted	3,518,839	3,069,195	3,106,846	1,407,293

Summary Consolidated Balance Sheet Information
(in thousands)

		December 31,
	September 30, 2017	2016	2015
	(unaudited)
Cash	$943	$438	$925
Total assets	$1,533	$877	$1,732
Current liabilities	$2,149	$5,519	$1,375
Long-term debt, net	$1,483	$–	$3,038
Stockholders’ deficit	$(2,099)	$(4,642)	$(2,681)

Risk Factors

Any investment in our securities involves a high degree of risk. Investors should carefully consider the risks described below and all of the information contained in this prospectus before deciding whether to purchase our securities. Our business, financial condition or results of operations could be materially adversely affected by these risks if any of them actually occur. This prospectus also contains forward-looking statements that involve risks and uncertainties. Our actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including the risks we face as described below and elsewhere in this prospectus.

Risks Related to Our Business

We are a company with limited operating history for you to evaluate our business.

We have a limited operating history for you to consider in evaluating our business and prospects. As such, it is difficult for potential investors to evaluate our business.

We have experienced negative cash flows for our operating activities since inception, primarily due to the investments required to commercialize our primary drug candidate, SBP-101. Our financing cash flows historically have been positive due to proceeds from the sale of equity securities and promissory notes issuances. Our net cash used in operating activities was $2.4 million and $2.6 million the year ended December 31, 2016 and for the nine months ended September 30, 2017, respectively, and we had negative working capital of $4.6 million as of December 31, 2016 and $616,000 as of September 30, 2017.

Our operations are subject to all of the risks, difficulties, complications and delays frequently encountered in connection with the formation of any new business, as well as those risks that are specific to the pharmaceutical and biotechnology industries in which we compete. Investors should evaluate us in light of the delays, expenses, problems and uncertainties frequently encountered by companies developing markets for new products, services and technologies. We may never overcome these obstacles.

As a result of our current lack of financial liquidity, we and our auditors have expressed substantial doubt regarding our ability to continue as a “going concern.”

As a result of our current lack of financial liquidity, our auditors’ report for our 2016 financial statements, which are included as part of this prospectus, contains a statement concerning our ability to continue as a “going concern.” Our lack of sufficient liquidity could make it more difficult for us to secure additional financing or enter into strategic relationships on terms acceptable to us, if at all, and may materially and adversely affect the terms of any financing that we may obtain and our public stock price generally.

Our continuation as a “going concern” is dependent upon, among other things, achieving positive cash flow from operations and, if necessary, augmenting such cash flow using external resources to satisfy our cash needs. Our plans to achieve positive cash flow primarily include engaging in offerings of securities. Additional potential sources of funds include negotiating up-front and milestone payments on our current and potential future product candidates or royalties from sales of our products that secure regulatory approval and any milestone payments associated with such approved products. These cash sources could, potentially, be supplemented by financing or other strategic agreements. However, we may be unable to achieve these goals or obtain required funding on commercially reasonable terms, or at all, and therefore may be unable to continue as a going concern.

Our lack of diversification increases the risk of an investment in our Company and our financial condition and results of operations may deteriorate if we fail to diversify.

Our Board of Directors has centered our attention on our drug development activities, which are currently focused on our initial product candidate SBP-101, the polyamine analogue compound we licensed from the UFRF. Our ability to diversify our investments will depend on our access to additional capital and financing sources and the availability and identification of suitable opportunities.

Larger companies have the ability to manage their risk by diversification. However, we lack and expect to continue to lack diversification, in terms of both the nature and geographic scope of our business. As a result, we will likely be impacted more acutely by factors affecting pharmaceutical and biotechnology industries in which we compete than we would if our business were more diversified, enhancing our risk profile. If we cannot diversify our operations, our financial condition and results of operations could deteriorate.

We may be unable to obtain the additional capital that is required to execute our business plan, which could restrict our ability to grow.

Our current capital and our other existing resources will be sufficient only to provide a limited amount of working capital and will not be sufficient to fund our expected continuing opportunities. We will require additional capital to continue to operate our business.

Future acquisitions, research and development and capital expenditures, as well as our administrative requirements, such as clinical trial costs, salaries, insurance expenses and general overhead expenses, as well as legal compliance costs and accounting expenses, will require a substantial amount of additional capital and cash flow. There is no guarantee that we will be able to raise additional capital required to fund our ongoing business on commercially reasonable terms or at all.

We intend to pursue sources of additional capital through various financing transactions or arrangements, including collaboration arrangements, debt financing, equity financing or other means. We may not be successful in locating suitable financing transactions on commercially reasonable terms, in the time period required or at all, and we may not obtain the capital we require by other means. If we do not succeed in raising additional capital, our resources will not be sufficient to fund our operations going forward.

Any additional capital raised through the sale of equity may dilute the ownership percentage of our stockholders. This could also result in a decrease in the fair market value of our equity securities because our assets would be owned by a larger pool of outstanding equity. The terms of securities we issue in future capital transactions may be more favorable to our new investors, and may include preferences, superior voting rights and the issuance of warrants or other derivative securities which may have a further dilutive effect.

Our ability to obtain needed financing may be impaired by such factors as the capital markets, both generally and in the pharmaceutical and other drug development industries in particular, our status as a new enterprise without a significant demonstrated operating history, the limited diversity of our activities and/or the loss of key personnel. If the amount of capital we are able to raise from financing activities is not sufficient to satisfy our capital needs, even to the extent that we reduce our operations, we may be required to cease our operations.

We may incur substantial costs in pursuing future capital financing, including investment banking fees, legal fees, accounting fees, securities law compliance fees, printing and distribution expenses and other costs, which may adversely impact our financial condition.

We may not be able to effectively manage our growth, which may harm our profitability.

Our strategy envisions expanding our business. If we fail to effectively manage our growth, our financial results could be adversely affected. Growth may place a strain on our management systems and resources. We must continue to refine and expand our business development capabilities, our systems and processes and our access to financing sources. As we grow, we must continue to hire, train, supervise and manage new employees. We cannot assure you that we will be able to:

•	expand our systems effectively or efficiently or in a timely manner;

•	allocate our human resources optimally;

•	identify and hire qualified employees or retain valued employees; or

•	incorporate effectively the components of any business that we may acquire in our effort to achieve growth.

If we are unable to manage our growth, our operations and our financial results could be adversely affected by inefficiency, which could diminish our profitability.

Our business may suffer if we do not attract and retain talented personnel.

Our success will depend in large measure on the abilities, expertise, judgment, discretion, integrity and good faith of our management and other personnel in conducting our business. We have a small management team, and the loss of a key individual or inability to attract suitably qualified staff could materially adversely impact our business.

Our success depends on the ability of our management, employees, consultants and joint venture partners, if any, to interpret market data correctly and to interpret and respond to economic market and other conditions in order to locate and adopt appropriate investment opportunities, monitor such investments, and ultimately, if required, to successfully divest such investments. Further, no assurance can be given that our key personnel will continue their association or employment with us or that replacement personnel with comparable skills can be found. We will seek to ensure that management and any key employees are appropriately compensated; however, their services cannot be guaranteed. If we are unable to attract and retain key personnel, our business may be adversely affected.

The market for our product candidate is highly competitive and is subject to rapid scientific change, which could have a material adverse effect on our business, results of operations and financial condition.

The pharmaceutical and biotechnology industries in which we compete are highly competitive and characterized by rapid and significant technological change. We face intense competition from organizations such as pharmaceutical and biotechnology companies, as well as academic and research institutions and government agencies. Some of these organizations are pursuing products based on technologies similar to our technology. Other of these organizations have developed and are marketing products, or are pursuing other technological approaches designed to produce products that are competitive with our product candidates in the therapeutic effect these competitive products have on the disease targeted by our product candidate. Our competitors may discover, develop or commercialize products or other novel technologies that are more effective, safer or less costly than any that we may develop. Our competitors may also obtain FDA or other regulatory approval for their products more rapidly than we may obtain approval for our product candidate.

Many of our competitors are substantially larger than we are and have greater capital resources, research and development staffs and facilities than we have. In addition, many of our competitors are more experienced in drug discovery, development and commercialization, obtaining regulatory approvals and drug manufacturing and marketing.

We anticipate that the competition with our product candidate and technology will be based on a number of factors including product efficacy, safety, availability and price. The timing of market introduction of our planned future product candidates and competitive products will also affect competition among products. We expect the relative speed with which we can develop our product candidate, complete the required clinical trials, establish a strategic partner and supply appropriate quantities of the product candidate for late stage trials, if required, to be important competitive factors. Our competitive position will also depend upon our ability to attract and retain qualified personnel, to obtain patent protection in non-U.S. markets, which we currently do not have, or otherwise develop proprietary products or processes and to secure sufficient capital resources for the period between technological conception and commercial sales or out-license to a pharmaceutical partner. If we fail to develop and deploy our proposed product candidate in a successful and timely manner, we will in all likelihood not be competitive.

We face significant risks in our product candidate development efforts.

Our business depends on the successful development and commercialization of our product candidates. We are currently focused on developing our initial product candidate, SBP-101, for the treatment of Pancreatic ductal adenocarcinoma (“PDA”) and are not permitted to market it in the United States until we receive approval of a new drug application (“NDA”) from the FDA, or in any foreign jurisdiction until we receive the requisite approvals from such jurisdiction. The process of developing new drugs and/or therapeutic products is inherently complex, unpredictable, time-consuming, expensive and uncertain. We must make long-term investments and commit significant resources before knowing whether our development programs will result in drugs that will receive regulatory approval and achieve market acceptance. A product candidate that appears to be promising at all stages of development may not reach the market for a number of reasons that may not be predictable based on results and data from the clinical program. A product candidates may be found ineffective or may cause harmful side effects during clinical trials, may take longer to progress through clinical trials than had been anticipated, may not be able to achieve the pre-defined clinical endpoints even though clinical benefit may have been achieved, may fail to receive necessary regulatory approvals, may prove impracticable to manufacture in commercial quantities at reasonable cost and with acceptable quality, or may fail to achieve market acceptance.

We cannot predict whether or when we will obtain regulatory approval to commercialize our initial product candidate and we cannot, therefore, predict the timing of any future revenues from this or other product candidates, if any. The FDA has substantial discretion in the drug approval process, including the ability to delay, limit or deny approval of a product candidate for many reasons. For example, the FDA:

●

could determine that the information provided by us was inadequate, contained clinical deficiencies or otherwise failed to demonstrate the safety and effectiveness of any of our product candidates for any indication;

●

may not find the data from clinical trials sufficient to support the submission of an NDA or to obtain marketing approval in the United States, including any findings that the clinical and other benefits of our product candidates outweigh their safety risks;

●

may disagree with our trial design or our interpretation of data from preclinical studies or clinical trials, or may change the requirements for approval even after it has reviewed and commented on the design for our trials;

●	may identify deficiencies in the manufacturing processes or facilities of third-party manufacturers with which we enter into agreements for the manufacturing of our product candidates;

●	may approve our product candidates for fewer or more limited indications than we request, or may grant approval contingent on the performance of costly post-approval clinical trials;

●	may change its approval policies or adopt new regulations; or

●	may not approve the labeling claims that we believe are necessary or desirable for the successful commercialization of our product candidates.

Any failure to obtain regulatory approval of our initial product candidate or future product candidates we develop, if any, would significantly limit our ability to generate revenues, and any failure to obtain such approval for all of the indications and labeling claims we deem desirable could reduce our potential revenues.

Our product candidate is based on new formulation of an existing technology which has never been approved for the treatment of any cancer and, consequently, is inherently risky. Concerns about the safety and efficacy of our product candidate could limit our future success.

We are subject to the risks of failure inherent in the development of product candidates based on new technologies. These risks include the possibility that any product candidates we create will not be effective, that our current product candidate will be unsafe, ineffective or otherwise fail to receive the necessary regulatory approvals or that our product candidate will be hard to manufacture on a large scale or will be uneconomical to market.

Many pharmaceutical products cause multiple potential complications and side effects, not all of which can be predicted with accuracy and many of which may vary from patient to patient. Long term follow-up data may reveal additional complications associated with our product candidate. The responses of potential physicians and others to information about complications could materially affect the market acceptance of our product candidate, which in turn would materially harm our business.

Clinical trials required for our product candidate are expensive and time-consuming, and their outcome is highly uncertain. If any of our drug trials are delayed or yield unfavorable results, we will have to delay application for or may be unable to obtain regulatory approval for our product candidate.

We must conduct extensive testing of our product candidate before we can obtain regulatory approval to market and sell it. We need to conduct both preclinical animal testing and human clinical trials. Conducting these trials is a lengthy, time-consuming and expensive process. These tests and trials may not achieve favorable results for many reasons, including, among others, failure of the product candidate to demonstrate safety or efficacy, the development of serious or life-threatening adverse events, or side effects, caused by or connected with exposure to the product candidate, difficulty in enrolling and maintaining subjects in the clinical trial, lack of sufficient supplies of the product candidate or comparator drug, and the failure of clinical investigators, trial monitors, contractors, consultants, or trial subjects to comply with the trial protocol. A clinical trial may fail because it did not include a sufficient number of patients to detect the endpoint being measured or reach statistical significance. A clinical trial may also fail because the dose(s) of the investigational drug included in the trial were either too low or too high to determine the optimal effect of the investigational drug in the disease setting. Many clinical trials are conducted under the oversight of Independent Data Monitoring Committees (“IDMCs”). These independent oversight bodies are made up of external experts who review the progress of ongoing clinical trials, including available safety and efficacy data, and make recommendations concerning a trial’s continuation, modification, or termination based on interim, unblinded data. Any of our ongoing clinical trials may be discontinued or amended in response to recommendations made by responsible IDMCs based on their review of such interim trial results.

We will need to reevaluate our product candidate if it does not test favorably and either conduct new trials, which are expensive and time consuming, or abandon our drug development program. Even if we obtain positive results from preclinical or clinical trials, we may not achieve the same success in future trials. Many companies in the biopharmaceutical industry have suffered significant setbacks in clinical trials, even after promising results have been obtained in earlier trials. The failure of clinical trials to demonstrate safety and effectiveness for the desired indication could harm the development of our product candidate and our business, financial condition and results of operations may be materially harmed.

The results of pre-clinical studies and completed clinical trials are not necessarily predictive of future results, and our current product candidates may not have favorable results in later studies or trials.

Pre-clinical studies and Phase 1 and Phase 2 clinical trials are not primarily designed to test the efficacy of a product candidate in the general population, but rather to test initial safety, to study pharmacokinetics and pharmacodynamics, to study limited efficacy in a small number of study patients in a selected disease population, and to identify and attempt to understand the product candidate’s side effects at various doses and dosing schedules. Success in pre-clinical studies or completed clinical trials does not ensure that later studies or trials, including continuing pre-clinical studies and large-scale clinical trials, will be successful nor does it necessarily predict future results. Favorable results in early studies or trials may not be repeated in later studies or trials, and product candidates in later stage trials may fail to show acceptable safety and efficacy despite having progressed through earlier trials.

Due to our reliance on third-parties to conduct our clinical trials, we are unable to directly control the timing, conduct, expense and quality of our clinical trials, which could adversely affect our clinical data and results and related regulatory approvals.

We extensively outsource our clinical trial activities and expect to directly perform only a small portion of the preparatory stages for planned trials. We rely on independent third-party contract research organizations (“CROs”) to perform most of our clinical trials, including document preparation, site identification, screening and preparation, pre-study visits, training, program management and bio-analytical analysis. Many important aspects of the services performed for us by the CROs are out of our direct control. If there is any dispute or disruption in our relationship with our CROs, our clinical trials may be delayed. Moreover, in our regulatory submissions, we rely on the quality and validity of the clinical work performed by third-party CROs. If a CRO’s processes, methodologies or results are determined to be invalid or inadequate, our own clinical data and results and related regulatory approvals could be adversely affected or invalidated.

Regulatory and legal uncertainties could result in significant costs or otherwise harm our business.

In order to manufacture and sell our product candidate, we must comply with extensive international and domestic regulations. In order to sell our product candidate in the United States, approval from the FDA is required. The FDA approval process is expensive and time-consuming. We cannot predict whether our product candidate will be approved by the FDA. Even if our product candidate is approved, we cannot predict the time frame for such approval. Foreign regulatory requirements differ from jurisdiction to jurisdiction and may, in some cases, be more stringent or difficult to obtain than FDA approval. As with the FDA, we cannot predict if or when we may obtain these regulatory approvals. If we cannot demonstrate that our product candidate can be used safely and successfully in a broad enough segment of the indicated patient population for a satisfactory length of time, our product candidate would likely be denied approval by the FDA and the regulatory agencies of foreign governments.

We may be unable to formulate or manufacture our product candidate in a way that is suitable for commercial use.

Changes in product formulations and manufacturing processes may be required as our product candidate progresses in clinical development and is ultimately commercialized. If we are unable to develop suitable product formulations or manufacturing processes to support large scale clinical testing of our product candidate, we may be unable to supply necessary materials for our clinical trials, which would delay the development of our product candidate. Similarly, if we are unable to supply sufficient quantities of our product candidate or develop product formulations suitable for commercial use, we will not be able to successfully commercialize our product candidate.

We lack sales, marketing and distribution capabilities and currently expect to rely on third parties to market and distribute our product candidate, which may harm or delay our commercialization efforts.

We currently have no sales, marketing, or distribution capabilities and do not currently intend to develop such capabilities in the foreseeable future. If we are unable to partner with a larger pharmaceutical organization having the expertise and capacity to perform these functions, then we may be unable to sell any product that we develop. We may not be able to enter into any necessary arrangements, including marketing or distribution agreements, on acceptable terms, if at all. Should our strategic partners, if any, be unable to effectively sell our products, then our ability to generate revenues will be significantly harmed.

We may be required to defend lawsuits or pay damages for product liability claims.

Product liability is a major risk in testing and marketing biotechnology and pharmaceutical products. We may face substantial product liability exposure in human clinical trials and in the sale of products after regulatory approval. Product liability claims, regardless of their merits, could exceed policy limits, divert management’s attention, and adversely affect our reputation and the demand for our product. In any such event, your investment in our securities could be materially and adversely affected.

Risks Related to the Regulation of our Business

Federal and state pharmaceutical marketing compliance and reporting requirements may expose us to regulatory and legal action by state governments or other government authorities.

The Food and Drug Administration Modernization Act (the “FDMA”), established a public registry of open clinical trials involving drugs intended to treat serious or life-threatening diseases or conditions in order to promote public awareness of and access to these clinical trials. Under the FDMA, pharmaceutical manufacturers and other trial sponsors are required to post the general purpose of these trials, as well as the eligibility criteria, location and contact information of the trials. Failure to comply with any clinical trial posting requirements could expose us to negative publicity, fines and other penalties, all of which could materially harm our business.

In recent years, several states, including California, Vermont, Maine, Minnesota, New Mexico and West Virginia have enacted legislation requiring pharmaceutical companies to establish marketing compliance programs and file periodic reports on sales, marketing, pricing and other activities. Similar legislation is being considered in other states. Many of these requirements are new and uncertain, and available guidance is limited. Unless we are in full compliance with these laws, we could face enforcement actions and fines and other penalties and could receive adverse publicity, all of which could harm our business.

If the product candidate we develop becomes subject to unfavorable pricing regulations, third party reimbursement practices or healthcare reform initiatives, our ability to successfully commercialize our product candidate may be impaired.

Our future revenues, profitability and access to capital will be affected by the continuing efforts of governmental and private third party payors to contain or reduce the costs of health care through various means. We expect a number of federal, state and foreign proposals to control the cost of drugs through government regulation. We are unsure of the impact recent health care reform legislation may have on our business or what actions federal, state, foreign and private payors may take in response to the recent reforms. Therefore, it is difficult to predict the effect of any implemented reform on our business. Our ability to commercialize our product candidate successfully will depend, in part, on the extent to which reimbursement for the cost of such product candidate and related treatments will be available from government health administration authorities, such as Medicare and Medicaid in the United States, private health insurers and other organizations. Significant uncertainty exists as to the reimbursement status of newly approved health care products, particularly for indications for which there is no current effective treatment or for which medical care typically is not sought. Adequate third party coverage may not be available to enable us to maintain price levels sufficient to realize an appropriate return on our investment in product research and development. If adequate coverage and reimbursement levels are not provided by government and third party payors for use of our product candidates, our product candidates may fail to achieve market acceptance and our results of operations will be harmed.

Healthcare legislative reform measures may have a material adverse effect on our business and results of operations.

In the United States, there have been and continue to be a number of legislative initiatives to contain healthcare costs. For example, in March 2010, the Patient Protection and Affordable Care Act, as amended by the Health Care and Education Reconciliation Act (“PPACA”), was passed, which substantially changed the way health care is financed by both governmental and private insurers, and has significantly impacted the U.S. pharmaceutical industry. PPACA, among other things, subjects biologic products to potential competition by lower-cost biosimilars, addresses a new methodology by which rebates owed by manufacturers under the Medicaid Drug Rebate Program are calculated for drugs that are inhaled, infused, instilled, implanted or injected, increases the minimum Medicaid rebates owed by manufacturers under the Medicaid Drug Rebate Program and extends the rebate program to individuals enrolled in Medicaid managed care organizations, establishes annual fees and taxes on manufacturers of certain branded prescription drugs and subjects additional drugs to lower pricing under the 340B Drug Discount Program by adding new entities to the program.

Risks Related to Our Intellectual Property

UFRF, our sole licensor, may under certain circumstances terminate our license agreement, which is required for us to conduct our proposed business.

Our license agreement with UFRF provides it with the right to terminate our agreement upon written notice to us if we do not meet all of our requirements under the license agreement that requires us to file an IND application with the FDA, have a commercial sale of a licensed product on or before December 31, 2020 and raise certain amounts of capital. If the license or any other agreement we enter into with UFRF is terminated for any reason, our business could be materially adversely affected, and our business would in all likelihood fail.

If we are unable to obtain, maintain and enforce our proprietary rights, we may not be able to compete effectively or operate profitably.

We have entered into a license agreement with UFRF. The patent underlying the licensed intellectual property and those of other biopharmaceutical companies, are generally uncertain and involve complex legal, scientific and factual questions.

Our ability to develop and commercialize drugs depends in significant part on our ability to: (i) obtain and/or develop broad, protectable intellectual property; (ii) obtain additional licenses, if required, to the proprietary rights of others on commercially reasonable terms; (iii) operate without infringing upon the proprietary rights of others; (iv) prevent others from infringing on our proprietary rights; and (v) protect our corporate know-how and trade secrets.

Patents that we may acquire and those that might be issued in the future, may be challenged, invalidated or circumvented, and the rights granted thereunder may not provide us with proprietary protection or competitive advantages against competitors with similar technology. Furthermore, our competitors may independently develop similar technologies or duplicate any technology we develop. Because of the extensive time required for development, testing and regulatory review of a potential product candidates, it is possible that, before any of our product candidates can be commercialized, any related patent may expire or remain in force for only a short period following commercialization, thus reducing any advantage of the patent.

Because patent applications in the U.S. and many foreign jurisdictions are typically not published until at least 12 months after filing, or in some cases not at all, and because publications of discoveries in the scientific literature often lag behind actual discoveries, neither we nor our licensors can be certain that either we or our licensors were the first to make the inventions claimed in issued patents or pending patent applications, or that we were the first to file for protection of the inventions set forth in these patent applications.

Additionally, UFRF previously elected to seek protection for certain elements of the licensed technology only in the United States, and the time to file for international patent protection has expired. This limits the strength of the Company’s intellectual property position in certain markets and could affect the overall value of the Company to a potential corporate partner.

We may be exposed to infringement or misappropriation claims by third parties, which, if determined adversely to us, could cause us to pay significant damage awards.

There has been substantial litigation and other proceedings regarding patent and other intellectual property rights in the pharmaceutical and biotechnology industries. We may become a party to various types of patent litigation or other proceedings regarding intellectual property rights from time to time even under circumstances where we are not using and do not intend to use any of the intellectual property involved in the proceedings.

The cost of any patent litigation or other proceeding, even if resolved in our favor, could be substantial. Some of our competitors may be able to sustain the cost of such litigation or proceedings more effectively than we will be able to because our competitors may have substantially greater financial resources. If any patent litigation or other proceeding is resolved against us, we or our collaborators may be enjoined from developing, manufacturing, selling or importing our drugs without a license from the other party and we may be held liable for significant damages. We may not be able to obtain any required license(s) on commercially acceptable terms or at all.

Uncertainties resulting from the initiation and continuation of patent litigation or other proceedings could have a material adverse effect on our ability to compete in the marketplace. Patent litigation and other proceedings may also absorb significant management time.

Obtaining and maintaining our patent protection depends upon compliance with various procedural, document submission, fee payment and other requirements imposed by governmental patent agencies, and our patent protection could be reduced or eliminated for non-compliance with these requirements.

The United States Patent and Trademark Office and various foreign governmental patent agencies require compliance with a number of procedural, documentary, fee payment and other provisions during the patent process. There are situations in which noncompliance can result in abandonment or lapse of a patent or patent application, resulting in partial or complete loss of patent rights in the relevant jurisdiction. In such an event, competitors might be able to enter the market earlier than would otherwise have been the case.

Confidentiality agreements with employees and others may not adequately prevent disclosure of our know-how, trade secrets and other proprietary information and may not adequately protect our intellectual property, which could impede our ability to compete.

Because we operate in the highly technical field of medical technology development, we rely in part on trade secret protection in order to protect our proprietary trade secrets and unpatented know-how. However, trade secrets are difficult to protect, and we cannot be certain that others will not develop the same or similar technologies on their own. We have taken steps, including entering into confidentiality agreements with all of our employees, consultants and corporate partners to protect our trade secrets and unpatented know-how. These agreements generally require that the other party keep confidential and not disclose to third parties any confidential information developed by the party or made known to the party by us during the course of the party’s relationship with us. We also typically obtain agreements from these parties which provide that inventions conceived by the party in the course of rendering services to us will be our exclusive property. However, these agreements may not be honored and may not effectively assign intellectual property rights to us. Enforcing a claim that a party illegally obtained and is using our trade secrets or know-how is difficult, expensive and time consuming, and the outcome is unpredictable. In addition, courts outside the United States may be less willing to protect trade secrets or know-how. The failure to obtain or maintain trade secret protection could adversely affect our competitive position.

We may be subject to claims that our employees have wrongfully used or disclosed alleged trade secrets of their former employers.

As is common in the biotechnology industry, we employ individuals who were previously employed at other biotechnology companies, including our competitors or potential competitors. Although no claims against us are currently pending, we may be subject to claims that these employees or we have inadvertently or otherwise used or disclosed trade secrets or other proprietary information of their former employers. Litigation may be necessary to defend against these claims. Even if we are successful in defending against these claims, litigation could result in substantial costs and be a distraction to management.

Risks Related to this Offering and Ownership of our Securities

Our directors, executive officers and significant stockholders have substantial control over us and could limit stockholders’ ability to influence the outcome of key transactions, including changes of control.

As of December 1, 2017 our directors and executive officers beneficially owned 30.6% of our outstanding common stock and together are able to influence significantly all matters requiring approval by our stockholders. In addition, four holders of greater than five percent of our outstanding common stock beneficially owned 32.7% and, acting together, would be able to influence significantly all matters requiring approval by our stockholders, including the election of directors and the approval of mergers or other significant corporate transactions. These stockholders may have interests that differ from other stockholders, and they may vote in a way with which other stockholders disagree and that may be adverse to the interests of other stockholders. The concentration of ownership of our common stock may have the effect of delaying, preventing or deterring a change of control of our company, could deprive our stockholders of an opportunity to receive a premium for their common stock as part of a sale of our company, and may affect the market price of our common stock. This concentration of ownership of our common stock may also have the effect of influencing the completion of a change in control that may not necessarily be in the best interests of all of our stockholders.

Although we intend to apply for listing on the Nasdaq Capital Market, our common stock is currently eligible for quotation on the over-the-counter-market but not listed on any national securities exchange.

Our shares of common stock are eligible for quotation on the OTCQB tier of the over-the-counter markets under the symbol “SNBP.” Despite eligibility for quotation, no assurance can be given that any market for our common stock will develop or, if one develops, that it will be maintained for any period of time. Quotation on the over-the-counter markets is generally understood to be a less active, and therefore less liquid, trading market than other types of markets such as a national securities exchange. In comparison to a listing on a national securities exchange, quotation on the over-the-counter markets is expected to have an adverse effect on the liquidity of shares of our common stock, both in terms of the number of shares that can be bought and sold at a given price, but also through delays in the timing of transactions and reduction in analyst and media coverage. This may result in lower prices for our common stock than might otherwise be obtained and could also result in a larger spread between the bid and ask prices for our common stock.

Our common stock is currently a “penny stock,” which may make it difficult to sell shares of our common stock.

Our common stock is currently categorized as a “penny stock” as defined in Rule 3a51-1 of the Exchange Act and is subject to the requirements of Rule 15g-9 of the Exchange Act. Under this rule, broker-dealers who sell penny stocks must, among other things, provide purchasers of these stocks with a standardized risk-disclosure document prepared by the SEC. Under applicable regulations, unless it becomes listed on a national securities exchange, our common stock will generally remain a “penny stock” until such time as its per-share price is $5.00 or more (as determined in accordance with SEC regulations), or until we meet certain net asset or revenue thresholds. These thresholds include the possession of net tangible assets (i.e., total assets less intangible assets and liabilities) in excess of $2 million or average revenues equal to at least $6 million for each of the last three years.

The penny-stock rules significantly limit the liquidity of securities in the secondary market, and many brokers choose not to participate in penny-stock transactions. As a result, there is generally less trading in penny stocks. If you become a holder of our common stock, you may not always be able to resell shares of our common stock in a public broker’s transaction, if at all, at the times and prices that you feel are fair or appropriate.

If you purchase shares of common stock in this offering, you will incur immediate and substantial dilution in the book value of the shares of our common stock.

The proposed public offering price of the shares of our common stock is substantially higher than the net tangible book value per share of our common stock. Investors purchasing shares of common stock in this offering will pay a price per share that substantially exceeds the book value of our tangible assets after subtracting our liabilities. As a result, investors purchasing shares of common stock in this offering will incur immediate dilution of $             per share, based on an assumed public offering price of $             per share. Further, investors purchasing shares of common stock in this offering will contribute approximately         % of the total amount invested by shareholders since our inception, but will own, as a result of such investment, only approximately       % of the shares of common stock outstanding immediately following this offering. As a result of the dilution to investors purchasing shares of common stock in this offering, investors may receive significantly less than the purchase price paid in this offering, if anything, in the event of our liquidation. Further, because we may need to raise additional capital to fund our anticipated level of operations, we may in the future sell substantial amounts of common stock or securities convertible into or exchangeable for common stock. These future issuances of equity or equity-linked securities, together with the exercise of outstanding options and any additional shares issued in connection with acquisitions, if any, may result in further dilution to investors.

Our failure to meet the continued listing requirements of the Nasdaq Capital Market could result in a delisting of our common stock and warrants.

If we are successful in having our common stock and warrants listed on the Nasdaq Capital Market, we will be required to satisfy the continued listing requirements. If we fail to satisfy the continued listing requirements of the Nasdaq Capital Market, such as the minimum stockholders’ equity or minimum closing bid price requirements, Nasdaq may take steps to delist our common stock or warrants. Such a delisting would likely have a negative effect on the price of our common stock or warrants and would impair your ability to sell or purchase our common stock or warrants when you wish to do so. In the event of a delisting, we would take actions to restore our compliance with Nasdaq’s listing requirements, but we can provide no assurance that any such action taken by us would allow our common stock or warrants to become listed again, stabilize the market price or improve the liquidity of our common stock or warrants, prevent our common stock or warrants from dropping below the Nasdaq minimum bid price requirement or prevent future non-compliance with Nasdaq’s listing requirements.

Trading in our common stock has been minimal and investors may not be able to sell as much stock as they want at prevailing prices.

As of December 1, 2017, the 30-day average daily trading volume in our common stock was less than 200 shares as reported by OTC Markets Group Inc. If trading in our stock continues at that level, it may be difficult for investors to sell or buy substantial quantities of shares in the public market at any given time at prevailing prices as significant price movement can be caused trading a relatively small number of shares. Accordingly, the market price for shares of our common stock may be made more volatile because of the relatively low volume of trading in our common stock. We cannot guarantee that a more liquid market for our common stock will develop.

Offers or availability for sale of a substantial number of shares of our common stock may cause the price of our common stock to decline and cause investors to lose part or all of their investment.

If our stockholders sell substantial amounts of our common stock in the public market or upon the expiration of any statutory holding period under Rule 144, or upon expiration of lock-up periods applicable to outstanding shares, or issued upon the exercise of outstanding options or warrants, it could create a circumstance commonly referred to as an “overhang” and in anticipation of which the market price of our common stock could fall. The existence of an overhang, whether or not sales have occurred or are occurring, also could make our ability to raise additional financing through the sale of equity or equity-related securities in the future at a time and price that we deem reasonable or appropriate more difficult. As of September 30, 2017, we had outstanding stock options to purchase 683,960 shares of our common stock at a weighted-average exercise price of $9.77 per share, outstanding warrants to purchase 351,500 shares of common stock at a weighted-average exercise price of $5.93 per share and outstanding convertible notes payable convertible into an estimated 315,356 shares at a weighted-average conversion price of $10.10.

Securities analysts may not initiate coverage or continue to cover our common stock, and this may have a negative impact on the market price of our common stock.

Common stock prices are often significantly influenced by the research and reports that securities analysts publish about companies and their business. We do not have any control over these analysts. There is no guarantee that securities analysts will cover our common stock. If securities analysts do not cover our common stock, the lack of research coverage may adversely affect the market price of our common stock. If our common stock is covered by securities analysts and our stock is downgraded, our stock price will likely decline. If one or more of these analysts ceases to cover us or fails to publish regular reports on us, we can lose visibility in the financial markets, which can cause our stock price or trading volume to decline.

We have broad discretion in the use of the net proceeds from this offering, and our use of those proceeds may not yield a favorable return on investment.

We intend to use the net proceeds from this offering for the continued clinical development of our initial product candidate SBP-101 and for working capital and other general corporate purposes. However, our management has broad discretion of how these proceeds are used and could spend the proceeds in ways with which you may not agree. In addition, we may not use the proceeds from this offering effectively or in a manner that increases our market value or results in revenue. We have not established a timetable for the effective deployment of the proceeds, and we cannot predict how long it will take to deploy the proceeds.

Raising additional capital may cause dilution to our stockholders or restrict our operations.

To the extent that we raise additional capital through the sale of equity or convertible debt securities, stockholders’ ownership interest will be diluted, and the terms may include liquidation or other preferences that adversely affect their rights as stockholders. Debt financing, if available, may involve agreements that include covenants limiting or restricting our ability to take specific actions such as incurring additional debt, making capital expenditures or declaring dividends. Any of these events could adversely affect our ability to achieve our product development and commercialization goals and harm our business. We do not anticipate any adverse effects stemming from the lack of available credit facilities at this time.

Our charter documents and Delaware law may inhibit a takeover that stockholders consider favorable.

Provisions of our certificate of incorporation and bylaws and applicable provisions of Delaware law may make it more difficult or prevent a third party from acquiring control of us without the approval of our Board of Directors. These provisions:

●	set limitations on the removal of directors;

●	limit who may call a special meeting of stockholders;

●	establish advance notice requirements for nominations for election to our Board of Directors or for proposing matters that can be acted upon at stockholder meetings;

●	do not permit cumulative voting in the election of our directors, which would otherwise permit less than a majority of stockholders to elect directors;

●	establish a classified board of directors limiting the number of directors that are elected each year; and

●	provide our Board of Directors the ability to designate the terms of and issue preferred stock without stockholder approval.

In addition, Section 203 of the Delaware General Corporation Law generally limits our ability to engage in any business combination with certain persons who own 15% or more of our outstanding voting stock or any of our associates or affiliates who at any time in the past three years have owned 15% or more of our outstanding voting stock unless our Board of Directors has pre-approved the acquisitions that lead to such ownership. These provisions may have the effect of entrenching our management team and may deprive stockholders of the opportunity to sell their shares to potential acquirers at a premium over prevailing prices. This potential inability to obtain a control premium could reduce the price of our common stock.

If we issue preferred stock, the rights of holders of our common stock and the value of such common stock could be adversely affected.

Our Board of Directors is authorized to issue classes or series of preferred stock, without any action on the part of the stockholders. Our Board of Directors also has the power, without stockholder approval, to set the terms of any such classes or series of preferred stock, including voting rights, dividend rights and preferences over the common stock with respect to dividends or upon the liquidation, dissolution or winding-up of our business and other terms. If we issue preferred stock in the future that has a preference over the common stock with respect to the payment of dividends or upon liquidation, dissolution or winding-up, or if we issue preferred stock with voting rights that dilute the voting power of the common stock, the rights of holders of the common stock or the value of the common stock would be adversely affected.

The protection provided by the federal securities laws relating to forward-looking statements does not currently apply to us. The lack of this protection could harm us in the event of an adverse outcome in a legal proceeding relating to forward-looking statements made by us.

Although federal securities laws provide a safe harbor for forward-looking statements made by a public company that files reports under the federal securities laws, this safe harbor is not available to certain issuers, including penny stock issuers. We believe we are not currently eligible for the statutory safe harbor included in the Exchange Act of 1934. As a result, we will not have the benefit of this statutory safe harbor protection in the event of certain legal actions based upon forward-looking statements. The lack of this protection in a contested proceeding could harm our financial condition and, ultimately, the value of our common stock.

We are an emerging growth company and we cannot be certain if reduced disclosure requirements applicable to emerging growth companies will make our common stock less attractive to investors.

We are an emerging growth company under the JOBS Act. For as long as we continue to be an emerging growth company, we intend to take advantage of certain exemptions from various reporting requirements that are applicable to other public companies including, but not limited to, reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements, exemptions from the requirements of holding a nonbinding advisory stockholder vote on executive compensation and any golden parachute payments not previously approved, exemption from the requirement of auditor attestation in the assessment of our internal control over financial reporting and exemption from any requirement that may be adopted by the Public Company Accounting Oversight Board. If we do, the information that we provide stockholders may be different than what is available with respect to other public companies. We cannot predict if investors will find our common stock less attractive because we will rely on these exemptions. If some investors find our common stock less attractive as a result, there may be a less active trading market for our common stock and our stock price may be more volatile.

We have identified a significant deficiency in internal control over financial reporting, if we fail to maintain effective internal controls over financial reporting, the price of our common stock may be adversely affected.

We are required to establish and maintain appropriate internal controls over financial reporting. Failure to establish those controls, or any failure of those controls once established, could adversely impact our public disclosures regarding our business, financial condition or results of operations. Any failure of these controls could also prevent us from maintaining accurate accounting records and discovering accounting errors and financial fraud.

In the course of completing its assessment of internal control over financial reporting as of December 31, 2016, management did not identify any material weaknesses but did identify a significant deficiency in the number of personnel available to serve the Company’s accounting function, specifically management believes that we may not be able to adequately segregate responsibility over financial transaction processing and reporting. A significant deficiency is a deficiency, or a combination of deficiencies, in internal control over financial reporting, that is less severe than a material weakness yet important enough to merit attention by those responsible for oversight of the Company’s financial reporting. Although we are unable to remediate the significant deficiency with current personnel, we are mitigating its potential impact, primarily through greater involvement of senior management in the review and monitoring of financial transaction processing and reporting.

In addition, management’s assessment of internal controls over financial reporting may identify additional weaknesses and conditions that need to be addressed or other potential matters that may raise concerns for investors. Any actual or perceived weaknesses and conditions that need to be addressed in our internal control over financial reporting, disclosure of management’s assessment of our internal controls over financial reporting, or disclosure of our public accounting firm’s attestation to or report on management’s assessment of our internal controls over financial reporting may have an adverse impact on the price of our common stock.

Holders of our warrants will have no rights as a common stockholder until they exercise their warrants and acquire our common stock.

Until you acquire shares of our common stock upon exercise of your warrants, you will have no rights with respect to shares of our common stock issuable upon exercise of your warrants. Upon exercise of your warrants, you will be entitled to exercise the rights of a common stockholder only as to matters for which the record date occurs after the exercise date.

The warrants may not have any value.

Each warrant will have an exercise price per share of 125% of the public offering price of one share of common stock and warrant to purchase 0.50 shares of our common stock in the offering), will be exercisable upon issuance and will expire five years from the date of issuance. In the event the price of our common stock does not exceed the exercise price of the warrants during the period when the warrants are exercisable, the warrants may not have any value.

There is no established public trading market for the warrants being offered in this offering.

There is no established public trading market for the warrants being offered in this offering. We intend to apply to list the warrants to be issued in this offering on The Nasdaq Capital Market under the symbol “SNBPW.” If we are otherwise unable to obtain listing on a national securities exchange, then we expect to seek qualification of the warrants to be issued in this offering for quotation on the over-the-counter markets. Without an active trading market, the liquidity of the warrants would be limited.

The reverse stock split may not increase the price of our common stock for a sufficient duration to list our common stock or the warrants on a national securities exchange.

On December 1, 2017, the last reported sale price of our common stock on the OTCQB Marketplace was $14.25 per share. We cannot assure you that the reverse stock split, by itself, will be sufficient to allow us to accomplish our objective to obtain a listing on a national securities exchange. While the reduction in the number of outstanding shares of common stock has increased the market price of our common stock, we cannot assure you that the market price of our common stock will not decrease or that we will satisfy the other listing criteria or will be able to obtain a listing on any national securities exchange, or to maintain such listing for any meaningful period of time. In addition to specific listing and maintenance standards, the Nasdaq Capital Market has broad discretionary authority over the initial and continued listing of securities, which it could exercise with respect to the listing of our common stock. If we are unable to meet the minimum bid price requirement of The Nasdaq Capital Market or are otherwise unable to obtain a listing on a national securities exchange, then the common stock to be issued in this offering would continue to be quoted on the over-the-counter markets and we would seek qualification of the warrants to be issued in this offering for quotation on the over-the-counter markets Under applicable regulations, unless our common stock becomes listed on a national securities exchange or it qualifies for another exception, our common stock will generally remain a “penny stock.”

The price of our common stock is dependent upon many factors, including the results of our clinical trials, business and financial performance, general market conditions and prospects for future success. If the per share market price does not increase proportionately as a result of the reverse stock split, then the value of our Company as measured by our market capitalization will be reduced, perhaps significantly.

The reverse stock split may have decreased the liquidity of our stock.

The number of shares held by each individual stockholder was reduced as a result of the reverse stock split. Additionally, the transaction costs to stockholders selling “odd lots” are typically higher on a per share basis. Consequently, the reverse stock split could increase the transaction costs to existing stockholders in the event they wish to sell all or a portion of their shares.

Even after the reverse stock split, the trading price of our common stock may not be high enough to attract new investors, including institutional investors, and may not satisfy the investing requirements of those investors. Consequently, the trading liquidity of our common stock may not improve.

There can be no assurance that the reverse stock split has resulted in a share price that will attract new investors, including institutional investors, or that the share price satisfies the investing requirements of those investors. As a result, the trading liquidity of our common stock may not necessarily improve, our share price may decline and you may lose all or part of your investment.

CAUTIONARY Note Regarding Forward-Looking Statements

This prospectus contains forward-looking statements within the meaning of Section 27A of the Securities Act, and Section 21E of the Securities Exchange Act of 1934, as amended. In some cases, you can identify forward-looking statements by the following words: “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “ongoing,” “plan,” “potential,” “predict,” “project,” “should,” “will,” “would,” or the negative of these terms or other comparable terminology, although not all forward-looking statements contain these words. Forward-looking statements are not a guarantee of future performance or results, and will not necessarily be accurate indications of the times at, or by, which such performance or results will be achieved. Forward-looking statements are based on information available at the time the statements are made and involve known and unknown risks, uncertainties and other factors that may cause our results, levels of activity, performance or achievements to be materially different from the information expressed or implied by the forward-looking statements in this prospectus. These factors include:

●	the fact that we are a company with limited operating history for you to evaluate our business;

●	our lack of diversification and the corresponding risk of an investment in our Company;

●	potential deterioration of our financial condition and results due to failure to diversify;

●	our ability to obtain additional capital required to implement our business plan;

●	our ability to effectively manage growth and the corresponding impact on our profitability; and

●	other risk factors included under the caption “Risk Factors” beginning on page 9 of this prospectus.

You should read the matters described in “Risk Factors” and the other cautionary statements made in this prospectus as being applicable to all related forward-looking statements wherever they appear in this prospectus. We cannot assure you that the forward-looking statements in this prospectus will prove to be accurate and therefore prospective investors are encouraged not to place undue reliance on forward-looking statements. You should read this prospectus completely.

This prospectus also contains market data related to our business and industry. These market data include projections that are based on a number of assumptions. If these assumptions turn out to be incorrect, actual results may differ from the projections based on these assumptions. As a result, our markets may not grow at the rates projected by these data, or at all. The failure of these markets to grow at these projected rates may have a material adverse effect on our business, results of operations, financial condition and the market price of our securities.

Other than as required by law, we undertake no obligation to update or revise these forward-looking statements, even though our situation may change in the future.

Use of Proceeds

We estimate that the net proceeds from our issuance and sale of shares of our common stock and warrants in this offering will be approximately $      million, assuming a public offering price of $      per share and warrant, after deducting underwriting discounts and commissions and estimated offering expenses payable by us in this offering. If the underwriters exercise their over-allotment option in full, we estimate that the net proceeds from this offering will be approximately $      million.

In addition, if all of the warrants offered pursuant to this prospectus are exercised in full for cash, we will receive approximately an additional $          million in cash. However, the warrants contain a cashless exercise provision that permit exercise of warrants on a cashless basis at any time where there is no effective registration statement under the Securities Act covering the issuance of the underlying shares.

A $1.00 increase or decrease in the assumed public offering price of $      per share and warrant would increase or decrease the net proceeds from this offering by approximately $      million, assuming that the number of shares and warrants offered by us, as set forth on the cover page of this prospectus, remains the same and after deducting the estimated underwriting discounts and commissions. Similarly, each increase (decrease) of 100,000 shares in the number of shares of common stock and warrants offered would increase (decrease) our proceeds by approximately $         , assuming the assumed public offering price remains the same, and after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us.

We intend to use the net proceeds from this offering as follows:

●	for the continued clinical development of our initial product candidate SBP-101;

●	for the repayment of approximately $350,000 of principal and accrued interest due to the Institute for Commercialization of Public Research, Inc. (the “Institute”); and

●	the remainder for working capital, business development and other general corporate purposes.

Our expected use of net proceeds from this offering represents our intentions based on our present plans and business conditions, which could change as our plans and business conditions evolve. The amount and timing of our actual expenditures will depend on numerous factors, including the timing and success of clinical studies or clinical studies we may commence in the future, the timing of regulatory submissions and the feedback from regulatory authorities. As a result, our management will have broad discretion over the use of the net proceeds from this offering. Pending our use of the net proceeds from this offering, we may temporarily invest the net proceeds in investment-grade, interest-bearing securities.

We anticipate that the net proceeds from this offering together with our existing cash and cash equivalents will be sufficient to enable us to fund our operating expenses and capital expenditure requirements through the end of 2019. We currently estimate that these funds will enable us to complete a dose-escalation study of SBP-101 in combination with the current standard of care treatment for patients with pancreatic ductile adenocarcinoma. Predicting the cost necessary to develop product candidates can be difficult and we anticipate that we will need additional funds to conduct a larger randomized trial of the type generally required for obtaining regulatory approval to commercialize a drug. We have based these estimates on assumptions that may prove to be wrong, and we could use our available capital resources sooner than we currently expect.

Price Range of Common Stock

Effective as of September 9, 2015, our common stock became quoted on the OTCPink tier of the over-the-counter markets. On September 28, 2016, our common stock became quoted on the OTCQB Venture Market, both of which are administered by OTC Markets Group, Inc., under the symbol “SNBP.” Despite eligibility for quotation, no assurance can be given that any market for our common stock will develop or be maintained. If an “established trading market” ever develops in the future, the sale of shares of our common stock that are deemed to be “restricted securities” pursuant to Rule 144 of the SEC by members of management or others may have a substantial adverse impact on any such market.

Set forth below are the high and low bid prices for our common stock for each quarter of 2015, 2016 and 2017 for which data is available. These bid prices were obtained from OTC Markets Group Inc. All prices listed below reflect inter-dealer prices, without retail mark-up, mark-down or commissions and may not represent actual transactions. Prices prior to November 8, 2017 have been adjusted to reflect the 1-for-10 reverse stock split.

Fiscal 2017	High	Low
Fourth Quarter (through December 1, 2017)	$18.00	$7.01
Third Quarter	$14.50	$5.70
Second Quarter	$29.00	$12.50
First Quarter	$40.00	$7.80

Fiscal 2016	High	Low
Fourth Quarter	$35.00	$5.60
Third Quarter	$30.00	$20.10
Second Quarter	$35.00	$25.00
First Quarter	$60.10	$25.00

Fiscal 2015	High	Low
Fourth Quarter	$70.00	$25.00
Third Quarter	$25.00	$10.00
Second Quarter	$10.00	$6.00
First Quarter	$6.00	$6.00

On December 1, 2017, the last reported sale price of our common stock on the OTCQB Marketplace was $14.25 per share. As of the same date, we had 182 holders of record of our common stock.

Equity Compensation Plan Information

The following table provides information as of December 31, 2016 regarding outstanding grants and shares available for grant under our equity compensation plans.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights		Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans
Equity compensation plans approved by security holders(1)	701,960	(2)	$9.50	1,114,400
Equity compensation plans not approved by security holders	–		–	–
Total	701,960		$9.50	1,114,400

(1)	Consists of the 2011 Stock Option Plan and 2016 Omnibus Incentive Plan, each described in more detail below.
(2)	Represents 316,360 shares under outstanding options under the 2011 Plan and 385,600 shares under outstanding options under the 2016 Plan.

2011 Stock Option Plan

The Sun BioPharma, Inc. 2011 Stock Option Plan (the “2011 Plan”) was adopted by our Board of Directors in September 2011 and approved by our stockholders in January 2012. In conjunction with stockholder approval of the 2016 Plan, our Board of Directors ceased making grants under the 2011 Plan, although awards outstanding under the 2011 Plan will remain outstanding in accordance with and pursuant to the terms thereof. Options granted under the 2011 Plan have a maximum term of ten years and generally vest over zero to two years for employees. As of December 1, 2017, options to purchase 294,360 shares of common stock remained outstanding under the 2011 Plan with a weighted average price of $2.79 per share.

2016 Omnibus Incentive Plan

The Sun BioPharma, Inc. 2016 Omnibus Incentive Plan (the “2016 Plan”) was adopted by our Board of Directors in March 2016 and approved by our stockholders at our annual meeting of stockholders on May 17, 2016. The 2016 Plan permits the granting of incentive and non-statutory stock options, restricted stock, stock appreciation rights, performance units, performance shares and other stock awards to eligible employees, directors and consultants. We grant options to purchase shares of common stock under the 2016 Plan at no less than the fair market value of the underlying common stock as of the date of grant. Options granted under the Plan have a maximum term of ten years. Under the 2016 Plan, a total of 1,500,000 shares of common stock were initially reserved for issuance. As of December 1, 2017 options to purchase 389,600 shares of our common stock were outstanding under the 2016 Plan with a weighted average price of $15.05 per share. A total of 1,110,400 shares of common stock remained available for future grants under the 2016 Plan as of the same date.

The purpose of the 2016 Plan is to promote the interests of our company and our stockholders by providing key personnel, consultants and advisors of our company and its affiliates with an opportunity to acquire a proprietary interest in our company and thereby develop a stronger incentive to put forth maximum effort for the continued success and growth of our company and our affiliates. In addition, the opportunity to acquire a proprietary interest in our company will aid in attracting and retaining key personnel of outstanding ability. The 2016 Plan is also intended to provide non-employee directors of the company with an opportunity to acquire a proprietary interest in the company, to compensate non-employee directors for their contributions to the company and to aid in attracting and retaining non-employee directors.

Administration

The 2016 Plan is administered by the Compensation Committee of our Board of Directors (“Committee”). The Committee has the authority to adopt, revise and waive rules relating to the 2016 Plan and to determine the timing and identity of participants, the amount of any awards and other terms and conditions of awards. The Committee may delegate its responsibilities under the 2016 Plan to one or more of its members or to one or more directors or executive officers of the company with respect to the selection and grants of awards to employees of the company who are not deemed to be officers, directors or 10% stockholders of the company under applicable securities laws. The independent members of our Board of Directors perform the duties and have the responsibilities of the committee with respect to awards made to non-employee directors.

Eligibility

All employees of our company and its affiliates, non-employee directors of our company and any consultant or advisor who is a natural person and provides services to us or our affiliates are eligible to receive awards under the 2016 Plan at the discretion of the Committee or the independent members of our Board of Directors, as applicable. No awards may be granted under the 2016 Plan in conjunction with a capital-raising transaction or the promotion or maintenance of a market for our securities. Incentive stock options under the 2016 Plan may be awarded to employees of the company. As of December 1, 2017, there were nine employees and five non-employee directors. Such employees, directors and others who currently or may in the future provide services to us and our affiliates may be considered for the grant of awards under the 2016 Plan at the discretion of the Committee or the independent members of our Board of Directors, as applicable.

Shares Available

A total of 1,500,000 shares of our common stock were initially authorized for issuance under the 2016 Plan, subject to adjustment for future stock splits, stock dividends and similar changes in the capitalization of the Company. The shares of our common stock covered by the 2016 Plan may be treasury shares, authorized but unissued shares, or shares purchased in the open market.

Any shares subject to an award under the 2016 Plan that are forfeited, cancelled, returned to the company for failure to satisfy vesting requirements, settled for cash or otherwise terminated without payment being made thereunder shall, to the extent of such expiration, forfeiture, cancellation, return, cash settlement or termination, will remain in the pool of shares available for grant under the 2016 Plan. The following shares will, however, continue to be charged against the foregoing maximum share limitations and will not again become available for grant: (i) shares tendered by the participant or withheld by us in payment of the purchase price of an option, (ii) shares tendered by the participant or withheld by us to satisfy any tax withholding obligation with respect to an Award, (iii) shares subject to a stock appreciation right (“SAR”) that are not issued in connection with the settlement of the SAR upon its exercise and (iv) shares repurchased by us with proceeds received from the exercise of a stock option issued under the 2016 Plan.

Types of Awards

The 2016 Plan allows us to grant stock options, SARs, restricted stock, restricted stock units and other stock-based awards. The Committee may provide that the vesting or payment of any award will be subject to the attainment of certain performance objectives established by the Committee, in addition to completion by the plan participant of a specified period of service. The Committee may amend the terms of any award previously granted, but no amendment may materially impair the rights of any participant with respect to an outstanding award without the participant’s consent, unless such amendment is necessary to comply with applicable laws or stock exchange rules.

Stock Options

Stock options granted under the 2016 Plan may be either incentive stock options (“ISOs”), which are specifically designated as such for purposes of compliance with Section 422 of the Internal Revenue Code of 1986, as amended, or its successor (the “Code”), or non-statutory stock options (“NSOs”). Options will vest as determined by the Administrator, subject to statutory limitations regarding the maximum term of ISOs and the maximum value of ISOs that by vest in a single year. The exercise price of options may not be less than the fair market value of our common stock on the date of grant, which, if our shares or not readily tradable on an established securities market will be determined by the Administrator as the result of a reasonable application of a reasonable valuation method that satisfies the requirements of Section 409A of the Code. The exercise price must be paid in full at the time of exercise and may be paid in cash or such other manner as permitted by the Administrator, including by withholding shares issuable upon exercise or by delivery of shares already owned by a participant.

Stock Appreciation Rights

SARs provide for payment to the participant of all or a portion of the excess of the fair market value of a specified number of shares of our common stock on the date of exercise over a specified exercise price, which may not be less than the fair market value of our common stock on the date of grant. Payment may be made in cash or shares of our common stock or a combination of both, as determined by the Administrator.

Restricted Stock

Restricted stock awards are awards of shares of our common stock that are subject to vesting conditions, and the corresponding lapse or waiver of forfeiture conditions and other restrictions, based on such factors and occurring over such period of time as the Administrator may determine.

Restricted Stock Units

Restricted stock units provide a participant with the right to receive, in cash or shares of our common stock or a combination of both, the fair market value of a specified number of shares of our common stock, and are be subject to such vesting and forfeiture conditions and other restrictions as the Administrator determines.

Other Stock-Based Awards

We may grant other awards under the 2016 Plan that are valued by reference to and/or payable in whole or in part in shares of our common stock.

Cash Incentive Awards

Cash incentive awards permit a participant to receive cash or other forms of awards upon the satisfaction of one or more performance goals over a specified performance cycle as determined by the Administrator.

Terms of Awards and Plan Provisions

Performance-Based Compensation

For purposes of any 2016 Plan awards (other than stock options and SARs) that are intended to qualify as performance-based compensation for Section 162(m) purposes, the lapsing of restrictions, vesting and payment of such awards, as applicable, will be subject to the achievement of one or more performance goals over a specified performance period, all as determined by the Administrator. The vesting and exercisability of stock options and SARs need not be made subject to the achievement of one or more performance goals in order to be considered performance-based compensation for purposes of Code Section 162(m). The performance measures upon which such performance goals will be based on one or a combination of two or more of the business criteria enumerated in the 2016 Plan.

Any performance goal utilized may be expressed in absolute amounts, on a per share basis, relative to one or more other performance measures, as a growth rate or change from preceding periods, or as a comparison to the performance of specified companies or other external measures, and may relate to one or any combination of corporate or business performance criteria. The Committee will specify the manner of calculating the performance goals it establishes for any performance period. The committee will select the applicable performance measures and establish the corresponding performance goals for any performance period, and certify any amount payable in connection with an award intended to qualify as performance-based compensation, within the time periods prescribed by and consistent with the other requirements of Code Section 162(m). The Committee may adjust downward, but not upward, any amount determined to be otherwise payable in connection with such an award.

Maximum Award Amounts

The aggregate number of shares that may be subject to certain awards during any calendar year to any one participant under the 2016 Plan will not exceed 100,000 shares with respect to stock options, SARs and other awards intended to qualify as performance-based compensation for Section 162(m) purposes. The aggregate number of shares that may be subject to full value awards during any calendar year to any one participant under the 2016 Plan also will not exceed 100,000 shares. The maximum amount payable with respect to any cash incentive awards and awards other than stock options and SARs denominated in cash that are granted to any one participant in any calendar year will not exceed $1 million.

Substitute Awards

Awards may be granted under the 2016 Plan in substitution for awards granted by another entity acquired by our company or with which our company combines. The terms and conditions of these substitute awards will be comparable to the terms of the awards replaced, and may therefore differ from the terms and conditions otherwise set forth in the 2016 Plan. Shares subject to substitute awards do not count against the 2016 Plan share reserve.

Repricing of Awards

The Committee may not reduce the exercise price of stock options or SARs granted under the 2016 Plan, exchange outstanding stock options or SARs with new stock options or SARs with a lower exercise price or a new full value award, repurchase underwater stock options or SARs or take any other action that would constitute a “repricing,” unless such action is first approved by our stockholders.

Transferability of Awards

Except as noted below, during the lifetime of a person to whom an award is granted, only that person, or that person’s legal representative, may exercise an option or SAR, or receive payment with respect to performance units or any other award. No award may be sold, assigned, transferred, exchanged or otherwise encumbered other than to a successor in the event of a participant’s death or pursuant to a qualified domestic relations order. However, the Administrator may provide that awards, other than incentive stock options, may be transferable to members of the participant’s immediate family or to one or more trusts for the benefit of such family members or partnerships in which such family members are the only partners, if the participant does not receive any consideration for the transfer.

Termination of Service

Unless otherwise provided in an award agreement, upon termination of a participant’s service with us, all unvested and unexercisable portions of the participant’s outstanding awards will immediately be forfeited. If a participant’s service with us terminates other than for cause (as defined in the 2016 Plan), death or disability, the vested and exercisable portions of the participant’s outstanding stock options and SARs generally will remain exercisable for 90 days after termination. If a participant’s service terminates due to death or disability, the vested and exercisable portions of the participant’s outstanding stock options and SARs generally will remain exercisable for one year after termination. Upon termination for cause, all unexercised stock options and SARs will be forfeited.

Tax Withholding

The 2016 Plan permits us to withhold from cash awards, and to require a participant receiving common stock under the 2016 Plan to pay us in cash, an amount sufficient to cover any required withholding taxes. In lieu of cash, a participant may be permitted to cover withholding obligations through a reduction in the number of shares delivered to such participant or a surrender of shares then owned by the participant.

Change in Control

If a change in control (as defined in the 2016 Plan) that involves a corporate transaction (as defined in the 2016 Plan) occurs and any outstanding award is continued, assumed or replaced by our company or the surviving or successor entity in connection with such change in control, and if within 12 months after the change in control a participant’s employment or other service is terminated without cause or with good reason (as defined in the 2016 Plan), then (i) each of the participant’s outstanding options and SARs will become exercisable in full, and (ii) each of the participant’s unvested full value awards will fully vest. If any outstanding award is not continued, assumed or replaced in connection with such change in control, then the same consequences as specified in the previous sentence will occur in connection with a change in control unless and to the extent the Compensation Committee or Board elects to terminate such award in exchange for a payment in an amount equal to the intrinsic value of the award (or, if there is no intrinsic value, the award may be terminated without payment). The Compensation Committee or Board may, in its discretion, take such other action as it deems appropriate with respect to outstanding awards for a change in control not involving a corporate transaction or may generally provide for different circumstances upon any change in control in an individual award agreement.

If any payments or benefits provided under the 2016 Plan taken together with other payments an individual may receive in connection with a change in control may constitute a “parachute payment” under Code Section 280G, such payments or benefits may be reduced to provide the individual with the best after-tax result. Specifically, the individual will receive either a reduced amount so that the excise tax imposed under Code Section 4999 is not triggered, or the individual will receive the full amount of the payments and benefits and then be liable for any excise tax.

Adjustment of Awards

In the event of an equity restructuring, such as a stock dividend or stock split, that affects the per share value of our Common Stock, the Administrator will make appropriate adjustment to: (i) the number and kind of securities reserved for issuance under the 2016 Plan, (ii) the number and kind of securities subject to outstanding awards under the 2016 Plan, (iii) the exercise price of outstanding options and SARs, and (iv) any maximum limitations prescribed by the 2016 Plan as to grants of certain types of awards. The Administrator may also make similar adjustments in the event of any other change in our company’s capitalization, including a merger, consolidation, reorganization or liquidation.

Amendment and Termination

The 2016 Plan has a term of ten years from its effective date, or the earlier termination of the 2016 Plan by our Board of Directors. Our Board of Directors may amend the 2016 Plan at any time, but no amendment may materially impair the rights of any participant with respect to outstanding awards without the participant’s consent. Stockholder approval of any amendment of the 2016 Plan will be obtained if required by applicable law or the rules of the Nasdaq Stock Market. Awards that are outstanding on the 2016 Plan’s termination date will remain in effect in accordance with the terms of the 2016 Plan and the applicable award agreements.

CAPITALIZATION

The following table presents a summary of our cash and cash equivalents and capitalization as of September 30, 2017:

●	on an actual basis;

●

on an as adjusted basis to give effect to the issuance and sale of           shares of our common stock and warrants to purchase up to           shares of our common stock in this offering at the assumed public offering price of $      per share and warrant less underwriting discounts and commissions and estimated offering expenses payable by us; and

●

on an as adjusted basis to give effect to (i) the issuance and sale of          shares of our common stock and warrants to purchase up to           shares of our common stock in this offering at the assumed public offering price of $      per share less underwriting discounts and commissions and estimated offering expenses payable by us and (ii) the conversion of outstanding convertible promissory notes.

The unaudited as adjusted information below is prepared for illustrative purposes only and our capitalization following the completion of this offering will be adjusted based on the actual public offering price and other terms of this offering determined at pricing and whether or not the convertible promissory notes are converted. You should read the following table in conjunction with “Summary Consolidated Financial Data”, “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the historical financial statements and related notes thereto included elsewhere in this prospectus.

(in thousands)	Actual as of September 30, 2017 (unaudited)	Offering Adjustment	Pro Forma as Adjusted for Offering	Convertible Notes Conversion Adjustment	Pro Forma as Adjusted for Offering and Convertible Notes Conversion
Cash	$943	$	$	$	$
Common stock, $0.001 par value, 100,000,000 shares authorized; 3,670,432 shares issued and outstanding; shares issued and outstanding, pro forma as adjusted for offering; shares pro forma as adjusted for offering and convertible notes conversion	4
Additional paid-in capital	25,059
Accumulated deficit	(26,992)
Total shareholders’ equity	(2,099)
Total capitalization	$(2,099)	$	$	$	$

Each $1.00 (decrease) in the assumed public offering price of $      per share and warrant would increase (decrease) each of cash, additional paid-in capital, total shareholders’ equity and total capitalization by approximately $           , assuming the number of shares of common stock and warrants offered, as set forth on the cover page of this prospectus, remains the same, and after deducting estimated underwriting discounts and commissions and estimated offering expenses. Similarly, each increase (decrease) of 100,000 shares in the number of shares of common stock and warrants offered would increase (decrease) cash, additional paid-in capital, total shareholders’ equity and total capitalization by approximately $            , assuming the assumed public offering price remains the same, and after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us. The pro forma as adjusted information discussed above is illustrative only and will be adjusted based on the actual public offering price and other terms of this offering determined at pricing.

The number of shares of our common stock outstanding before and after this offering is based on 3,670,432 shares of our common stock outstanding as of September 30, 2017, and excludes:

●	shares issuable upon the exercise of warrants sold in this offering;

●	683,960 shares of common stock issuable upon the exercise of outstanding stock options as of September 30, 2017 at a weighted average exercise price of $9.77 per share;

●	1,110,400 additional shares of common stock reserved and available for future issuances under our 2016 Stock Option Plan;

●	351,500 shares of common stock issuable upon exercise of stock purchase warrants at a weighted average exercise price of $5.93 per share;

●	an estimated 315,356 shares of common stock potentially issuable pursuant to convertible promissory notes, including accrued but unpaid interest through September 30, 2017; and

●	shares of common stock issuable upon exercise of the warrants issued to the representative at the closing of this offering.

DILUTION

If you purchase shares and warrants in this offering your interest will be diluted immediately to the extent of the difference between the assumed public offering price of $      per share and warrant and the as adjusted net tangible book value per share of our common stock immediately following this offering. Net tangible book value dilution per share to new investors represents the difference between the amount per share paid by purchasers in this offering and the as adjusted net tangible book value per share of common stock immediately after completion of this offering.

Our net tangible book value as of September 30, 2017 was a deficit of approximately $2.1 million, or approximately $0.57 per share. Net tangible book value per share represents our total tangible assets less total tangible liabilities, excluding goodwill and customer relationship intangibles, divided by the number of shares of common stock outstanding as of September 30, 2017.

After giving effect to the sale of shares of our common stock and warrants in this offering at an assumed public offering price of $      per share and warrant, after deducting underwriting discounts and commissions and estimated offering expenses payable by us, our as adjusted net tangible book value as of September 30, 2017, would have been $          million, or $      per share. This represents an immediate increase in as adjusted net tangible book value of approximately $      per share to our existing stockholders, and an immediate dilution of $      per share to purchasers of shares in this offering, as illustrated in the following table:

Assumed public offering price per share			$
Net tangible book value per share as of September 30, 2017		$(0.57)
Increase per share attributable to new investors	$
As adjusted net tangible book value per share after this offering			$
Dilution per share to new investors in the offering			$

If the underwriters exercise their over-allotment option in full, the as adjusted net tangible book value will increase to $      per share, representing an immediate dilution of $      per share to new investors, assuming that the assumed public offering price remains the same and after deducting underwriting discounts and commissions and the estimated offering expenses payable by us.

A $1.00 increase or decrease in the assumed public offering price of $      per share and warrant would increase or decrease the net proceeds from this offering by approximately $      million, assuming that the number of shares and warrants offered by us, as set forth on the cover page of this prospectus, remains the same and after deducting the estimated underwriting discounts and commissions. Similarly, each increase (decrease) of 100,000 shares in the number of shares of common stock and warrants offered would increase (decrease) our proceeds by approximately $            , assuming the assumed public offering price remains the same, and after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us.

The number of shares of our common stock outstanding before and after this offering is based on 3,670,432 shares of our common stock outstanding as of September 30, 2017, and excludes:

●	shares issuable upon the exercise of warrants sold in this offering;

●	683,960 shares of common stock issuable upon the exercise of outstanding stock options as of the date of this prospectus at a weighted average exercise price of $9.77 per share;

●	1,110,400 additional shares of common stock reserved and available for future issuances under our 2016 Stock Option Plan;

●	351,500 shares of common stock issuable upon exercise of stock purchase warrants at a weighted average exercise price of $5.93 per share;

●	an estimated 315,356 shares of common stock potentially issuable pursuant to convertible promissory notes, including accrued but unpaid interest through September 30, 2017; and

●	shares of common stock issuable upon exercise of the warrants issued to the representative at the closing of this offering.

Dividend Policy

We have never declared or paid cash dividends on our capital stock. Following the completion of this offering, we intend to retain our future earnings, if any, to finance the further development and expansion of our business and do not expect to pay cash dividends in the foreseeable future. Payment of future cash dividends, if any, will be at the discretion of our Board of Directors after taking into account various factors, including our financial condition, operating results, current and anticipated cash needs, outstanding indebtedness, plans for expansion and restrictions imposed by lenders, if any.

Management’s Discussion and Analysis of
Financial Condition and Results of Operations

The following discussion of our financial condition and results of operations should be read in conjunction with our financial statements and the notes to those financial statements included elsewhere in this prospectus. This discussion contains forward-looking statements, which are based on our assumptions about the future of our business. Our actual results could differ materially from those contained in the forward-looking statements. Please read “Cautionary Note Regarding Forward-Looking Statements” included elsewhere in this prospectus for additional information regarding forward-looking statements used in this prospectus.

Overview

Sun BioPharma, Inc. and its wholly-owned subsidiary, Sun BioPharma Australia Pty Ltd. (“SBA”) (collectively “we,” “us,” “our,” and the “Company”) exist for the primary purpose of advancing the commercial development of a proprietary polyamine analogue for the treatment of patients with pancreatic cancer and for a second indication in chronic pancreatitis. We have exclusively licensed worldwide rights to this compound, which has been designated as SBP-101, from University of Florida Research Foundation, Inc. (“UFRF”).

On September 4, 2015, we completed a reverse merger transaction in which SB Acquisition Corporation, Inc., a Delaware corporation and wholly-owned subsidiary of Cimarron Medical, Inc. (“Merger Sub”), merged with and into our predecessor, Sun BioPharma, Inc., a Delaware corporation (“SBI Delaware”), with SBI Delaware remaining as the surviving entity and a wholly-owned operating subsidiary of Cimarron Medical, Inc., a Utah Corporation (“Parent”). This transaction is referred to throughout this prospectus as the “Merger.” In the Merger, each outstanding share of capital stock of SBI Delaware was automatically exchanged for 4 shares of Parent common stock. As a result of the Merger, the former stockholders of SBI Delaware owned approximately 95.0% of the shares of the outstanding capital stock of Parent. In connection with the Merger, SBI Delaware changed its name to “Sun BioPharma Research, Inc.” and Parent changed its name to “Sun BioPharma, Inc.”

Under GAAP, SBI Delaware was deemed to be the acquirer for accounting purposes because its former stockholders owned a substantial majority of the issued and outstanding shares of our common stock after the Merger. Further, as Parent’s business operations and net assets, at the time of the Merger, were nominal relative to SBI Delaware’s business operations and net assets, the Merger was accounted for as a capital transaction and the activity presented in these financial statements represents the current and historical operations of Sun BioPharma, Inc.

During the year ended December 31, 2015, we incurred approximately $325,000 of costs associated with the Merger and as of December 31, 2015, assumed $250,000 of demand notes payable, net, after giving effect to the disposition of the legacy business operations of Parent. The transaction costs for the Merger are included in general and administrative expenses in our Consolidated Statements of Operations and Comprehensive Loss. See Note 8 to the Consolidated Financial Statements appearing elsewhere in this prospectus for additional information regarding the Merger.

On May 25, 2016, we completed a reincorporation into the State of Delaware from the State of Utah pursuant to an agreement and plan of merger between Parent and SBI Delaware. Upon the reincorporation, each outstanding certificate representing shares of Parent’s common stock was deemed, without any action by the holders thereof, to represent the same number and class of shares of our company’s common stock. As of May 25, 2016, the rights of our stockholders began to be governed by Delaware law and our current certificate of incorporation and bylaws. The Reincorporation did not result in any change in the name, business, management, fiscal year, accounting, location of the principal executive offices, assets or liabilities of the Company. The current directors of the Company continued as directors of the surviving corporation.

On November 7, 2017, we implemented a reverse stock split and reduction in authorized shares. Without further action on our part or on the part our stockholders, the outstanding shares of common stock held by stockholders of record as of November 7, the effective date of the reverse stock split, were converted into a lesser number of shares of common stock based on the reverse stock split ratio of one-for-ten (1:10). In addition, we amended our Certificate of Incorporation to reduce the shares authorized for issuance by 50%.

In August 2015, the FDA accepted our IND application for our SBP-101 product candidate. We have completed enrollment in a clinical trial of SBP-101 in patients with previously treated locally advanced or metastatic pancreatic cancer. This is a Phase 1, first-in-human, dose-escalation, safety study. From January 2016 through September 2017, we enrolled twenty-nine patients into six cohorts, or groups, in the dose-escalation phase of our current Phase 1 trial. Twenty-four of the patients received at least two prior chemotherapy regimens. No drug-related serious adverse events occurred during the first four cohorts. In cohort five, serious adverse events (klebsiella sepsis with metabolic acidosis in one patient, and renal and hepatic toxicity in one patient) were observed in two of the ten patients, both of whom exhibited progressive disease at the end of their first cycle of treatment, and were determined by the DSMB to be DLTs. Consistent with the study protocol, the DSMB recommended continuation of the study by expansion of cohort 4. Four patients were enrolled in this expansion cohort. On October 9, 2017, we announced that patient enrollment had been completed for this study and the DSMB has recommended a safe and well-tolerated dose level for use in further clinical development. As a result, we have begun the development of a protocol for a new study to evaluate the use of SBP-101 in combination with gemcitabine and nab-paclitaxel in previously untreated patients with metastatic pancreatic cancer.

This study has been conducted at clinical sites in both Australia and the United States including The Mayo Clinic Scottsdale and HonorHealth in Scottsdale, AZ, the Austin Health Olivia Newton-John Cancer Wellness & Research Centre in Melbourne, Australia and the Ashford Cancer Centre in Adelaide, Australia.

Additional clinical trials will be required for FDA or other similar approvals if the results of the first clinical trial of our SBP-101 product candidate justify continued development. We estimate that the additional time and cost to obtain FDA and European Medicines Agency (“EMA”) approval and to bring our SBP-101 product candidate to market as a treatment for pancreatic cancer could be 6 to 7 years and cost up to $200 million.

Financial Overview

We have incurred losses of $27.0 million since inception. For the nine months ended September 30, 2017, we incurred net losses of $8.2 million, which includes a non-cash charge of $3.7 million related to the induced conversions of $2.9 million of convertible promissory notes, including accrued but unpaid interest, originally issued in 2013 and 2014, and $250,000 aggregate principal amount of demand notes originally issued in September 2015. We also incurred negative cash flows from operating activities of $2.6 million for this period. For the year ended December 31, 2016, we incurred net losses of $5.1 million, and negative cash flows from operating activities of $2.4 million. We expect to incur substantial losses, which will continue to generate negative net cash flows from operating activities, as we continue to pursue research and development activities and commercialize our SBP-101 product candidate.

During February and March 2017, we issued convertible promissory notes raising gross proceeds of approximately $3.1 million which are convertible into our common stock or other securities upon the completion of a qualified financing of at least $2.0 million on or before the maturity of the notes. In addition, we negotiated the conversion of approximately $3.1 million of previously outstanding debt and accrued interest into 418,332 shares of our common stock. See Note 7 titled “Indebtedness” in the Condensed Consolidated Financial Statements for the period ended September 30, 2017 elsewhere in this prospectus.

In four closings from June through September 2016, we entered into Securities Purchase Agreements pursuant to which we sold an aggregate of 222,100 shares of common stock (the “Purchased Shares”) and warrants (the “Warrants”) to purchase an aggregate of 111,050 shares of common stock (the “Warrant Shares”). We received aggregate gross proceeds of $1.9 million from the Purchase Agreements closings under these private placement transactions and an additional $196,000 was invested by management through the conversion of previously deferred compensation. Pursuant to the Purchase Agreements, we filed a registration statement on Form S-1 with the SEC covering the resale of the Purchased Shares and Warrant Shares. On October 3, 2016, the SEC declared the registration statement effective. See “Private Placement, Resale Registration” in Note 8 to the Consolidated Financial Statements for the period ended December 31, 2016 for additional information included elsewhere in this prospectus.

Our cash was $943,000 as of September 30, 2017, compared to $438,000 as of December 31, 2016. In May 2016, we received a $772,000 research and development tax incentive payment from the government of Australia related to the research activities of our Australian subsidiary during 2015. In July 2017, we received approximately $460,000 related to the research activities of our Australian subsidiary during 2016.

Effective March 1, 2016, we instituted substantial salary deferrals for all senior employees in order to conserve cash. In October 2017, salary deferrals were discontinued as part of amendments to employment agreements for the senior employees which included salary reductions for the Company’s Executive Chairman, Chief Executive Officer and Chief Medical Officer. See Note 10 titled “Subsequent Events” in the Condensed Consolidated Financial Statements for the period ended September 30, 2017 elsewhere in this prospectus.

We will need to obtain additional funds to continue our operations and execute our current business plans, including completing our current Phase 1 clinical trial, planning for required future regulatory submissions and trials and pursuing regulatory approvals in the United States, the European Union and other international markets. We historically have financed our operations principally from the sale of convertible debt and equity securities. While we have been successful in the past in obtaining the necessary capital to support our operations, and have similar future plans to obtain additional financing, there is no assurance that we will be able to obtain additional financing under commercially reasonable terms and conditions, or at all. This risk would increase if our clinical data is inconclusive or not positive or economic conditions worsen in the market as a whole or in the pharmaceutical or biotechnology markets individually.

If we are unable to obtain additional financing when needed, we will need to reduce our operations by taking actions that may include, among other things, reducing use of outside professional service providers, reducing staff or further reducing staff compensation, significantly modifying or delaying the development of our SBP-101 product candidate, licensing rights to third parties, including the right to commercialize our SBP-101 product candidate for pancreatic cancer, acute pancreatitis or other applications that we would otherwise seek to pursue, or discontinue operations entirely.

Key Components of Our Results of Operations

General and Administrative Expenses

Our selling, general and administrative expenses consist primarily of salaries, benefits and other costs, including stock-based compensation, for our executive and administrative personnel; legal and other professional fees; travel, insurance and other corporate costs. Our general and administrative expenses increased significantly as a result of becoming a public company in September 2015. These increases include higher costs for insurance, costs related to quarterly, annual and other periodic filings with the SEC and payments to outside consultants, lawyers and accountants.

Research and Development Expenses

Since inception, we have focused our activities on the development of SBP-101, our initial product candidate, for the treatment of pancreatic cancer. We expense both internal and external research and development costs as incurred. Research and development costs include expenses incurred in the conduct of our Phase 1 human clinical trial, for third-party service providers performing various testing and accumulating data related to our preclinical studies; sponsored research agreements; developing and scaling the manufacturing process necessary to produce sufficient amounts of the SBP-101 compound for use in our pre-clinical studies and human clinical trials; consulting resources with specialized expertise related to execution of our development plan for our SBP-101 product candidate; personnel costs, including salaries, benefits and stock-based compensation; and costs to license and maintain our licensed intellectual property. During 2016, research and development expenditures shifted to focus on costs related to the execution of our Phase 1 human clinical trial and related support activities.

We cannot determine with certainty the timing of initiation, the duration or the completion costs of current or future preclinical studies and clinical trials of our product candidates. At this time, due to the inherently unpredictable nature of preclinical and clinical development, we are unable to estimate with any certainty the costs we will incur and the timelines we will require in the continued development of our product candidates and our other pipeline programs. Clinical and preclinical development timelines, the probability of success and development costs can differ materially from expectations. Our future research and development expenses will depend on the preclinical and clinical success of each product candidate that we develop, as well as ongoing assessments of the commercial potential of such product candidates. In addition, we cannot forecast which product candidates may be subject to future collaborations, when such arrangements will be secured, if at all, and to what degree such arrangements would affect our development plans and capital requirements.

Completion of clinical trials may take several years or more, and the length of time generally varies according to the type, complexity, novelty and intended use of a product candidate. The cost of clinical trials may vary significantly over the life of a project as a result of differences arising during clinical development, including, among others:

●	per patient trial costs;

●	the number of trials required for approval;

●	the number of sites included in the trials;

●	the number of patients that participate in the trials;

●	the length of time required to enroll suitable patients;

●	the number of doses that patients receive;

●	the drop-out or discontinuation rates of patients;

●	the duration of patient follow-up;

●	potential additional safety monitoring or other studies requested by regulatory agencies;

●	the number and complexity of analyses and tests performed during the trial;

●	the phase of development of the product candidate; and

●	the efficacy and safety profile of the product candidate.

Our expenses related to clinical trials are based on estimates of the services received and efforts expended pursuant to contracts with multiple clinical trial sites and, for certain trials, contract research organizations, (“CROs”), which administer clinical trials on our behalf. The financial terms of these agreements are subject to negotiation and vary from contract to contract and may result in uneven payment flows. Generally, these agreements set forth the scope of work to be performed at a fixed fee or unit price. Payments under the contracts depend on factors such as the successful enrollment of patients and the completion of clinical trial milestones. Expenses related to clinical trials generally are accrued based on contracted amounts and the achievement of milestones, such as number of patients enrolled. If timelines or contracts are modified based upon changes to the clinical trial design or scope of work to be performed, we modify our estimates of accrued expenses accordingly.

Other Income (Expense)

Other income (expense) consists of interest income, cash and non-cash interest expense and transaction gains and losses resulting from transactions denominated in other than our functional currency.

Critical Accounting Policies and Estimates

Our management’s discussion and analysis of financial condition and results of operations is based on our financial statements, which have been prepared in accordance with GAAP. The preparation of these financial statements requires us to make estimates and judgments that affect the reported amounts of assets, liabilities and expenses. On an ongoing basis, we evaluate these estimates and judgments, including those described below. We base our estimates on our historical experience and on various other assumptions that we believe to be reasonable under the circumstances. These estimates and assumptions form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results and experiences may differ materially from these estimates.

While our significant accounting policies are more fully described in Note 4 to our Consolidated Financial Statements for the period ended December 31, 2016 appearing elsewhere in this prospectus, we believe that the following accounting policies are the most critical to aid you in fully understanding and evaluating our reported financial results and affect the more significant judgments and estimates that we use in the preparation of our financial statements.

Fair Value Estimates of Common Stock

Prior to becoming eligible for quotation on the over-the-counter markets, determining the fair value per share or our common stock for use in estimating the fair values of share based payments required making complex and subjective judgments. The Company used the implied valuations based upon the terms from our sales of convertible notes payable to estimate our enterprise value for the dates on which these transactions occurred. The estimated enterprise values considered certain discounts related to control and lack of marketability.

Our Board of Directors also considered the estimated fair value of our common stock in relation to a number of objective and subjective factors, including external market conditions affecting the biotechnology industry sector. Our Board of Directors also retained an independent financial valuation firm to provide independent estimates of our enterprise value. Until an active trading market develops for our common stock, estimating the fair value per share of our common stock will continue to be highly subjective. There is inherent uncertainty in these estimates.

Stock-Based Compensation

In accounting for stock-based incentive awards we measure and recognize the cost of employee and non-employee services received in exchange for awards of equity instruments based on the grant date fair value of those awards. Compensation cost is recognized ratably using the straight-line attribution method over the expected vesting period, which is considered to be the requisite service period. Compensation expense for performance-based stock options is recognized when “performance” has occurred or is probable of occurring. All of our previously awarded options were classified as equity instruments and continue to maintain their equity classification.

The fair value of stock-based awards is estimated at the date of grant using the Black-Scholes option pricing model. The determination of the fair value of stock-based awards is affected by our stock price, as well as assumptions regarding a number of complex and subjective variables. Risk free interest rates are based upon U.S. Treasury rates appropriate for the expected term of each award. Expected volatility rates are based primarily on the volatility rates of a set of guideline companies, which consist of public and recently public biotechnology companies. The assumed dividend yield is zero, as we do not expect to declare any dividends in the foreseeable future. The expected term of options granted is determined using the “simplified” method. Under this approach, the expected term is presumed to be the mid-point between the average vesting date and the end of the contractual term. The model and assumptions also attempt to account for changing employee behavior as the stock price changes and capture the observed pattern of increasing rates of exercise as the stock price increases. The use of different assumptions by management in connection with these assumptions in the Black Scholes option pricing model can produce substantially different results.

We grant options to employees and non-employees, including our directors. Option grants to employees generally vest quarterly over two years from the date of grant. Options granted to our non-employee directors generally vest over one-year from the date of grant. Options granted to other non-employees generally vest over two years with 50% of the total shares underlying the option vesting on the first and second anniversaries of the date of grant. Options issued to employees and non-employee directors generally have a maximum term of ten years and options issued to non-employees generally have a maximum term of five years.

Option grants to non-employees have been made in conjunction with their service as advisors to us. Certain of these advisors have also purchased shares of stock in our private placement offerings, but none beneficially own 5% or more of our outstanding common stock. The fair value of options granted to non-employees is measured at each reporting date until the option, or respective portion of the option, vests and the expense recorded by us is updated accordingly.

Research and development costs

We charge research and development costs, including clinical trial costs, to expense when incurred. Our human clinical trials are, and will be, performed at clinical trial sites and are administered jointly by us with assistance from contract research organizations (“CROs”). Costs of setting up clinical trial sites are accrued upon execution of the study agreement. Expenses related to the performance of clinical trials generally are accrued based on contracted amounts and the achievement of agreed upon milestones, such as patient enrollment, patient follow-up, etc. We monitor levels of performance under each significant contract, including the extent of patient enrollment and other activities through communications with the clinical trial sites and CROs, and adjust the estimates, if required, on a quarterly basis so that clinical expenses reflect the actual effort expended at each clinical trial site and by each CRO.

Results of Operations

Note that the activity presented in financial analyses below represents our current and historical operations. All share and per share amounts included below are presented on an as converted basis, which gives effect to the exchange of common stock in accordance with the Merger and the one-for-ten reverse stock split implemented November 7, 2017.

Comparison of the three and nine months ended September 30, 2017 to the three and nine months ended September 30, 2016 (in thousands):

	Three Months Ended September 30,			Nine Months Ended September 30,
	2017	2016	Percent Change	2017	2016	Percent Change
Operating expenses:
General and administrative	$515	$499	3.2%	$2,252	$1,399	61.0%
Research and development	530	636	(16.7)	1,955	1,657	18.0
Total operating expenses	1,045	1,135	(7.9)	4,207	3,056	37.7

Other income (expense), net	(371)	11	nm	(4,466)	(70)	nm
Income tax benefit	197	45	337.8	460	252	82.5

Net loss	$(1,219)	$(1,079)	13.0%	$(8,213)	$(2,874)	185.8%

“nm” = not meaningful.

Research and development and general and administrative expenses include non-cash share-based compensation expense as a result of our issuance of stock options. We expense the fair value of equity awards over their vesting periods. The terms and vesting schedules for share-based awards vary by type of grant and the employment status of the grantee. The awards granted through September 30, 2017 vest upon performance and time-based conditions. We expect to record additional non-cash share-based compensation expense in the future, which may be significant.

The following table summarizes the share-based compensation expense in our statements of operations and comprehensive loss for the nine months ended September 30, 2017. No share-based compensation was recorded during the comparable period in 2016. (in thousands):

Nine months ended September 30, 2017
Research and development	$229
General and administrative	938
Total share-based compensation	$1,167

General and administrative expense

Our general and administrative (“G&A”) expenses increased 3.2% to $515,000 in the third quarter of 2017 up from $499,000 in the third quarter of 2016. G&A expenses increased 61.0% to $2.3 million in the nine months ended September 30, 2017 up from $1.4 million in the comparable period of 2016. These increases resulted primarily from increases in non-cash, share-based compensation expense during the current year partially offset current year reductions in legal and accounting costs.

Research and development expense

Our research and development (“R&D”) expenses decreased 16.7% to $530,000 in the third quarter of 2017, down from $636,000 in the third quarter of 2016. R&D expenses increased 18.0% to $2.0 million for the nine months ended September 30, 2017, up from $1.7 million in the nine months ended September 30, 2016. The current quarter decrease in R&D expense was due primarily to reduced costs of manufacturing and manufacturing process development, which was materially completed in 2016, and fewer study patient enrollments in the third quarter of 2017, partially offset by contract research costs incurred in conjunction with our NIH sponsored pancreatitis study. The increased costs for the nine months ended September 30, 2017 resulted primarily from the costs of our Phase 1 clinical trial and non-cash share-based compensation expense recorded during the current year. There was no share-based compensation expense recorded during the first nine months of 2016.

Other income (expense), net

Other expense, net, was $371,000 in the current quarter compared to other income, net, of $11,000 in the third quarter of 2017. Other expense, net, increased to $4.5 million for the nine months ended September 30, 2017, up from $70,000 in the same period of the prior year. The increase in the current quarter was primarily due to increased interest expense resulting from the amortization of the discount on the 2017 convertible notes payable, partially offset by grant income earned during the current year received under a research grant awarded to the Company in 2016. On a year-to-date basis, the increase was due primarily to charges recorded related to the induced conversion of debt and increased interest expense resulting from the amortization of the discount on the 2017 convertible notes payable. These expenses were partially offset by a foreign currency transaction gains recognized by our Australian subsidiary and grant income earned during the current year period.

Income tax benefit

Income tax benefit increased 337.8% to $197,000 and 82.5% to $460,000 for the three and nine months ended September 30, 2017, respectively. Our income tax benefit is derived primarily from refundable tax credits associated with our R&D activities conducted in Australia.

Comparison of the Year Ended December 31, 2016 to the Year Ended December 31, 2015

(in thousands)	Year Ended December 31,
	2016	2015	Percent Change
Operating expenses:
General and administrative	$2,664	$2,592	2.8%
Research and development	2,504	2,852	(12.2)
Total operating expenses	5,168	5,444	(5.1)

Other expense, net	(285)	(239)	19.2
Income tax benefit	341	756	(54.9)

Net loss	$(5,112)	$(4,927)	39.5%

General and administrative and research and development expenses include non-cash stock-based compensation expense as a result of our issuance of stock options. The terms and vesting schedules for stock-based awards vary by type of grant and the employment status of the grantee. The awards granted through December 31, 2016 vest based upon time-based and performance conditions. We expect to record additional non-cash compensation expense in the future, which may be significant. The following table summarizes the stock-based compensation expense in our statement of Consolidated Statements of Operations and Comprehensive Loss for the years ended December 31, 2016 and 2015:

(in thousands)	Year Ended December 31,
	2016	2015
General and administrative	$810	$759
Research and development	92	217
Total stock-based compensation	$902	$976

General and administrative expense

G&A expenses increased 2.8% to $2.7 million in 2016, up from $2.6 million in 2015. This increase was due to a combination of factors including salary increases implemented in the fourth quarter of 2015, increased reporting and compliance costs associated with being a public company during 2016 and increased stock based compensation costs, offset by decreased legal and accounting fees relating to the Merger.

Research and product development expense

R&D expenses decreased 12.2% to $2.5 million in 2016, down from $2.9 million in 2015. The decrease in R&D expenses resulted from decreased costs of preclinical studies and other product development projects, which completed in 2015, along with decreased stock-based compensation, partially offset by increased clinical trial and related costs for our Phase 1 clinical trial.

Other expense, net

Other expense, net, increased 19.2% to $285,000 in the current year, up from $239,000 in the prior year. Other expense, net, consists primarily of interest expense on convertible promissory notes and term debt in addition to foreign currency transaction losses. The current year increases are primarily due to increases in losses associated with transactions in foreign currencies.

Income tax benefit

Income tax benefit decreased to $341,000 in 2016, down from $756,000 in 2015. Our income tax benefit is derived primarily from refundable tax credits associated with our R&D activities conducted in Australia. The current year decrease reflects an reduction in the costs eligible for the Australian R&D tax credit.

Liquidity and Capital Resources

The following table summarizes our liquidity and capital resources as of September 30, 2017 and December 31, 2016 and our cash flow data for the nine months ended September 30, 2017 and 2016 and is intended to supplement the more detailed discussion that follows (in thousands):

Liquidity and Capital Resources	September 30, 2017	December 31, 2016
Cash	$943	$438
Working capital deficit	$616	$4,642

	Nine months Ended September 30,
Cash Flow Data	2017	2016
Cash provided by (used in):
Operating activities	$(2,619)	$(1,570)
Financing activities	3,106	1,873
Effect of exchange rate changes on cash and cash equivalents	18	1
Net increase (decrease) in cash and cash equivalents	$505	$304

Working Capital

Our total cash was $943,000 as of September 30, 2017, compared to $438,000 as of December 31, 2016. We had $2.1 million in current liabilities, and negative working capital of $616,000 as of September 30, 2017, compared to $5.5 million in current liabilities and a working capital deficit of $4.6 million as of December 31, 2016.

Cash Flows

Net Cash Used in Operating Activities

Net cash used in operating activities was $2.6 million in the nine months ended September 30, 2017 compared to $1.6 million in the nine months ended September 30, 2016. The net cash used in each of these periods primarily reflects the net loss for these periods, and is partially offset by the effects of changes in operating assets and liabilities. In the nine months ended September 30, 2017, the net loss is also offset by a non-cash charge of $3.7 million related to the induced conversions of $2.9 million of convertible promissory notes, including accrued but unpaid interest, and $250,000 aggregate principal amount of demand notes and a non-cash charge of $961,000 related to the amortization of the discount on the 2017 convertible notes payable.

Net Cash Provided by Financing Activities

Net cash provided by financing activities was $3.1 for the nine months ended September 30, 2017, which was comprised primarily of net proceeds from the sale of convertible promissory notes. During the nine months ended September 30, 2016, net cash provided by financing activities was $1.9 million which resulted from net proceeds received in the sale of common stock and warrants.

Capital Requirements

We expect to incur substantial losses, which will continue to generate negative net cash flows from operating activities, as we continue to pursue research and development activities and commercialize our SBP-101 product candidate.

Our future capital uses and requirements depend on numerous current and future factors. These factors include, but are not limited to, the following:

●	the progress of clinical trials required to support our applications for regulatory approvals, including our Phase 1 clinical trial, a human clinical trial in Australia and the United States;

●	our ability to demonstrate the safety and effectiveness of our SBP-101 product candidate;

●	our ability to obtain regulatory approval of our SBP-101 product candidate in the United States, the European Union or other international markets;

●	the market acceptance and level of future sales of our SBP-101 product candidate;

●	the rate of progress in establishing reimbursement arrangements with third-party payors;

●	the effect of competing technological and market developments;

●	the cost and delays in product development that may result from changes in regulatory oversight applicable to our SBP-101 product candidate; and

●	the costs involved in filing and prosecuting patent applications and enforcing or defending patent claims.

Through the date of this prospectus, we have used primarily convertible debt and equity financings to fund our ongoing business operations and short-term liquidity needs, and we expect to continue this practice for the foreseeable future.

Although we do not have any current capital commitments, we expect that we will increase our projected expenditures once we have additional capital on hand in order to continue our efforts to grow our business and continue to conduct clinical trials for our SBP-101 product candidate. Accordingly, we expect to make additional expenditures in completing our Phase 1 clinical trial, preparing for our next clinical trial and related support activities. With sufficient capital, we also expect to invest in research and development efforts of follow-on indications, such as pancreatitis. However, we do not have any definitive plans as to the exact amounts or particular uses at this time, and the exact amounts and timing of any expenditure may vary significantly from our current intentions.

As of September 30, 2017, we did not have any existing credit facilities under which we could borrow funds.

During February and March 2017, we issued convertible promissory notes raising gross proceeds of approximately $3.1 million which are convertible into our common stock or other securities upon the completion of a qualified financing of at least $2.0 million on or before the maturity of the notes. In addition, we negotiated the conversion of approximately $3.1 million of previously outstanding debt and accrued interest into 418,332 shares of our common stock. See Note 7 titled “Indebtedness” in the Condensed Consolidated Financial Statements elsewhere in this prospectus.

In four closings from June through September 2016, we entered into Securities Purchase Agreements pursuant to which we sold an aggregate of 222,100 shares of common stock (the “Purchased Shares”) and warrants (the “Warrants”) to purchase an aggregate of 111,050 shares of common stock (the “Warrant Shares”). We received aggregate gross proceeds of $1.9 million from the Purchase Agreements closings under these private placement transactions and an additional $196,000 was invested by management through the conversion of previously deferred compensation. Pursuant to the Purchase Agreements, we filed a registration statement on Form S-1 with the SEC covering the resale of the Purchased Shares and Warrant Shares. On October 3, 2016, the SEC declared the registration statement effective. See “Private Placement, Resale Registration” in Note 8 to the Consolidated Financial Statements for additional information included elsewhere in this prospectus.

On March 1, 2016, we instituted substantial salary deferrals for all senior employees in order to conserve cash. In October 2017, salary deferrals were discontinued as part of amendments to employment agreements for the senior employees which included salary reductions for the Company’s Executive Chairman, Chief Executive Officer and Chief Medical Officer. See Note 10 titled “Subsequent Events” in the Condensed Consolidated Financial Statements elsewhere in this prospectus.

We will need to obtain additional funds to continue our operations and execute our business plans, including completing our current Phase 1 clinical trial, preparing for our next trial, planning for required future trials and pursuing regulatory approvals in the United States, the European Union and other international markets. We historically have financed our operations principally from the sale of convertible debt and equity securities. While we have been successful in the past in obtaining the necessary capital to support our operations, and have similar future plans to obtain additional financing, there is no assurance that we will be able to obtain additional financing under commercially reasonable terms and conditions, or at all. This risk would increase if our clinical data is inconclusive or not positive or economic conditions worsen in the market as a whole or in the pharmaceutical or biotechnology markets individually.

If we are unable to obtain additional financing when needed, we will need to reduce our operations by taking actions which may include, among other things, reducing use of outside professional service providers, reducing staff or further reduce staff compensation, significantly modifying or delaying the development of our SBP-101 product candidate, licensing rights to third parties, including the right to commercialize our SBP-101 product candidate for pancreatic cancer, acute pancreatitis or other applications that we would otherwise seek to pursue, or discontinuing operations entirely.

To the extent that we raise additional capital through the sale of equity or convertible debt securities, the interests of our current stockholders would be diluted, and the terms may include liquidation or other preferences that adversely affect the rights of our current stockholders. If we issue preferred stock, it could affect the rights of our stockholders or reduce the value of our common stock. In particular, specific rights granted to future holders of preferred stock may include voting rights, preferences as to dividends and liquidation, conversion and redemption rights, sinking fund provisions, and restrictions on our ability to merge with or sell our assets to a third party. Debt financing, if available, may involve agreements that include covenants limiting or restricting our ability to take specific actions, such as incurring additional debt, making capital expenditures or declaring dividends. Any of these events could adversely affect our ability to achieve our regulatory approvals and commercialization goals and harm our business.

Our future success is dependent upon our ability to obtain additional financing, the success of our current Phase 1 clinical trial and required future trials, our ability to obtain marketing approval for our SBP-101 product candidate in the United States, the European Union and other international markets. If we are unable to obtain additional financing when needed, if our Phase 1 clinical trial is not successful, if we do not receive regulatory approval required future trials or if once these studies are concluded, we do not receive marketing approval for our SBP-101 product candidate, we would not be able to continue as a going concern and would be forced to cease operations. The interim financial statements included in this prospectus have been prepared assuming that we will continue as a going concern and do not include any adjustments relating to the recoverability or classification of assets or the amounts of liabilities that might result from the outcome of these uncertainties.

Indebtedness

As of September 30, 2017 we had $3.1 million aggregate principal amount of convertible promissory notes outstanding. Of this amount, $3,076,000 aggregate principal amount was outstanding under the 2017 Notes, which accrue interest at 5.0% per year and are convertible into common stock or other securities upon the completion of a qualified financing of at least $2.0 million on or before the maturity of the 2017 Notes, or upon the request of a holder at a fixed conversion rate of $10.10 per share. The 2017 Notes mature in December 2018 at which time all principal and interest are payable. One 2013 Note remains outstanding in a principal amount of $25,000, which accrues interest of 5% per year, payable quarterly, and is convertible into common stock at $11.25 per share. The 2013 Note matures in December 2018. We also had $300,000 outstanding in an unsecured loan that accrues annual interest of 4.125%. The terms of this loan were amended in October 2017 to extend the maturity date to May 1, 2019 with monthly payments of $10,000 commencing on May 1, 2018. See Note 10 titled “Subsequent Events.” in the Condensed Consolidated Financial Statements elsewhere in this prospectus.

License Agreement

On December 22, 2011, we entered into an exclusive license agreement with UFRF, which was acquired in exchange for $15,000 in cash and the issuance of 10% of our common stock. Upon executing the license agreement, 80,000 shares of common stock were issued to UFRF which was determined to have a fair value of $20,000 based upon an estimated fair value of our predecessor’s common stock of $0.25 per share. The license agreement also contained an anti-dilution provision which required us to issue additional shares to UFRF sufficient for UFRF to maintain its 10% ownership interest in our predecessor entity until it secured an addition $2.0 million external investment. This investment was received during 2012.

The license agreement requires us to pay royalties to UFRF ranging from 2.5% to 5% of net sales of licensed products developed from the licensed technology. Minimum annual royalties are required after the initial occurrence of a commercial sale of a marketed product. Royalties are payable for the longer of (i) the last to expire of the claims in the licensed patents or (ii) ten (10) years from the first commercial sale of a licensed product in each country in which licensed product is sold. The minimum annual royalties are as follows:

●	$50,000 is due 270 days after occurrence of first commercial sale;

●	$100,000 is due on the first anniversary date of the first payment;

●	$100,000 is due on the second anniversary date of the first payment; and

●	$300,000 is due on the third anniversary date of the first payment and subsequent anniversary dates thereafter, continuing for the life of the license agreement.

The Company is subject to six different milestone payments under the license agreement.

●	$50,000 is due upon enrollment of the first subject in a Phase I clinical trial;

●	$300,000 is due upon enrollment of the first subject in a Phase II clinical trial;

●	$3,000,000 is due upon approval of a New Drug Application;

●	$2,000,000 is due upon approval to manufacture and market in either the European Union or Japan (one time only);

●	$1,000,000 is due upon the first time annual net sales of licensed product or licensed process by the Company reaches $100,000,000; and

●	$3,000,000 is due upon the first time annual net sales of licensed product or licensed process by the Company reaches $500,000,000.

On January 4, 2016, we enrolled the first patient in our Phase 1 clinical trial of SBP-101 in patients with previously treated pancreatic cancer. Accordingly, we recorded a milestone obligation of $50,000 as a license expense as of this date. As of September 30, 2017, no royalty or milestone payments were due. We are also committed to pay an annual license maintenance fee of $10,000.

Off-Balance Sheet Arrangements

We have no off-balance sheet arrangements.

Recent Accounting Pronouncements

See Note 4 to the Consolidated Financial Statements included herein for a discussion of recent accounting pronouncements.

Business

Overview

We are a clinical stage drug development company founded with technology licensed from The University of Florida Research Foundation (“UFRF”). The polyamine analogue compound we have licensed from UFRF, which we refer to as “SBP-101,” exhibits extraordinary specificity for the exocrine pancreas, with therapeutic potential for both pancreatic cancer and pancreatitis indications. Xenograft studies of human pancreatic cancer cells transplanted into mice indicate that the unique specificity of SBP-101 for the exocrine pancreas facilitates suppression of both primary and metastatic pancreatic cancer which is known to originate in the exocrine pancreas. To facilitate and accelerate the development of this compound in the pancreatic cancer indication, we have also acquired data and materials related to this technology from other researchers. Studies in dogs revealed ablation, or “chemical resection,” of the exocrine pancreatic architecture, while leaving the islet cells functionally unchanged. We may refer to this effect as: “pharmaceutical pancreatectomy with islet auto-transplant” (“PP-IAT”). We believe that SBP-101, if successfully developed, may represent a novel approach that effectively treats pancreatic cancer and pancreatitis, and could become a dominant product in these markets. Only three first-line treatment and one second-line drug have been approved by the U.S. Food and Drug Administration (“FDA”) for pancreatic cancer in the last 20 years, and no drugs have been approved for the specific treatment of patients with pancreatitis, other than supportive care.

In August 2015, the FDA accepted our IND application for our SBP-101 product candidate. We have completed enrollment in a clinical trial of SBP-101 in patients with previously treated locally advanced or metastatic pancreatic cancer. This is a Phase 1, first-in-human, dose-escalation, safety study. From January 2016 through September 2017, we enrolled twenty-nine patients into six cohorts, or groups, in the dose-escalation phase of our current Phase 1 trial. Twenty-four of the patients received at least two prior chemotherapy regimens. No drug-related serious adverse events occurred during the first four cohorts. In cohort five, serious adverse events (klebsiella sepsis with metabolic acidosis in one patient, and renal and hepatic toxicity in one patient) were observed in two of the ten patients, both of whom exhibited progressive disease at the end of their first cycle of treatment, and were determined by the DSMB to be DLTs. Consistent with the study protocol, the DSMB recommended continuation of the study by expansion of cohort 4. Four patients were enrolled in this expansion cohort.

In addition to being evaluated for safety, twenty-four of the twenty-nine patients were evaluable for preliminary signals of efficacy prior to or at the eight-week conclusion of their first cycle of treatment using RECIST, the current standard for evaluating changes in the size of tumors. Eight of the twenty-four patients (33%) had SD and sixteen of twenty-four (67%) had PD. It should be noted that of the sixteen patients with PD, six came from cohorts one and two and are considered to have received less than potentially therapeutic doses of SBP-101. We also noted that twenty-eight of the twenty-nine patients had follow-up blood tests measuring the Tumor Marker CA 19-9 associated with pancreatic ductal adenocarcinoma. Eleven of these patients (39%) had reductions in the CA 19-9 levels, as measured at least once after the baseline assessment. Seven of the remaining seventeen patients showed no reduction in CA 19-9 came from cohorts one and two.

The best response outcomes and survival were observed in the group of thirteen patients who received total cumulative doses between 2.5 mg/kg and 8.0 mg/kg. Twelve of the thirteen patients in this group were evaluable for preliminary signs of efficacy at eight weeks by RECIST. Five patients (42%) showed SD at week eight. Five of the thirteen patients (38%) had reductions in the CA19-9 levels, as measured at least once after the baseline assessment. Median survival in this group was 3.8 months as of October 2017. To date, nine patients (69%) have exceeded 3 months of overall survival OS, four have exceeded four months of OS and two patients have exceeded 10 months of OS, with some patients continuing to be followed for survival.

Additional clinical trials will be required for FDA approval of SBP-101 in pancreatic cancer and pancreatitis. We estimate that the additional time and cost to obtain FDA and European Medicines Agency (“EMA”) approval and to bring SBP-101 to market in these two indications will be six to seven years and cost at least $200 million.

With the approximately $17.0 million raised through the date of this prospectus, we have:

●	organized the Company;

●	evaluated and secured the intellectual property for our core technology;

●	completed required pre-clinical steps in the development plan for SBP-101 for pancreatic cancer;

●	secured an orphan drug designation from the FDA;

●	submitted an IND application to the FDA (May 18, 2015);

●	received an acceptance of an IND application from the FDA (August 21, 2015);

●	received acceptance of a Clinical Trial Notification by the Australian Therapeutic Goods Administration (September 23, 2015);

●	substantially completed a phase 1a safety study of SBP-101in the treatment of pancreatic ductal adenocarcinoma; and

●	commenced further pre-clinical studies for the use of SBP-101 to treat pancreatitis.

Introduction

An effective treatment for pancreatic cancer remains a major unmet medical need. Adenocarcinoma of the pancreas, which accounts for approximately 95% of all cases of pancreatic cancer, has a median overall survival of 8 to 11 months in clinical studies of patients with favorable prognostic signs and optimal chemotherapy. Adenocarcinoma of the pancreas afflicts approximately 83,000 people in the European Union (Eurostat 2014), over 53,000 people in the United States annually (https://seer.cancer.gov/statfacts/html/pancreas.html), and 337,000 people worldwide (World Health Organization 2014, NIH/NCI). Pancreatic cancer is now the third most common cause of cancer death in the United States (SEER Cancer Statistics Factsheets 2016). A recent report from the Pancreatic Cancer Action Network states that pancreatic cancer deaths in the United States have surpassed those from breast cancer and will soon surpass deaths from colorectal cancer to rank number two in deaths, behind only lung cancer in 2020. The five-year survival rate remains less than 3% for patients diagnosed with metastatic pancreatic cancer and approximately 7.7% across all pancreatic stages, and there has been little significant improvement in survival since gemcitabine was approved in the United States in 1996.

Pancreatic cancer is generally not diagnosed early because the initial clinical signs and symptoms are vague and non-specific. By the time of diagnosis, the cancer is most often locally advanced or metastatic, having spread to regional lymph nodes, liver, lung and/or peritoneum, and is seldom amenable to surgical resection, or removal, with curative intent. Currently, surgical resection offers the only potentially curative therapy, although only 15-20% of patients are candidates for surgical resection at the time of the diagnosis. Patients who undergo radical surgery still have a limited survival rate, averaging 23 months (Macarulla T, et al Clin Transl Oncol 2017).

The prognosis for patients diagnosed with pancreatic cancer is poor and most die from complications related to progression of the disease. The primary treatment for metastatic disease is chemotherapy. Current first-line chemotherapy treatment regimens vary from single agent gemcitabine and various gemcitabine combinations to the multi-chemotherapy drug combination, FOLFIRINOX, defined below, (Conroy NEJM 2011), frequently supplemented with white blood cell (“WBC”) growth factors. These combination therapies deliver median survival benefits ranging from 7 weeks (Von Hoff NEJM 2013) to 4 months (Conroy NEJM 2011) for selected patients with good performance status, meaning that they are in relatively good physical condition at the time of diagnosis, when compared with gemcitabine alone. In 2015 the FDA approved Onivyde® (irinotecan liposome injection), in combination with fluorouracil and leucovorin, to treat patients with metastatic pancreatic cancer who have been previously treated with a gemcitabine-based chemotherapy. Because most patients with good performance status receive variations of the FOLFIRINOX (generic), defined below, regimen second-line, Onivyde is not widely prescribed as indicated.

University laboratory studies have demonstrated that SBP-101 induces programmed cell death, or “apoptosis,” in the acinar and ductal cells of the pancreas by activation of caspase 3 and poly(adenosine diphosphate-ribose) polymerase (“PARP”) cleavage. In animal models at two independent laboratories, SBP-101, alone or in combination, has demonstrated nearly complete suppression of transplanted human pancreatic cancer, including metastases. SBP-101 has demonstrated both superior and additive efficacy to gemcitabine and nab-paclitaxel in laboratory models of pancreatic cancer. We intend to develop SBP-101 as a unique and novel targeted approach to treating patients with pancreatic cancer. We intend to develop SBP-101 in combination with existing standard chemotherapy agents. With adequate funding, we also expect to continue evaluation of the potential value of SBP-101 in the treatment of patients with recurrent acute or chronic pancreatitis.

Pancreatic Cancer

Adenocarcinoma of the pancreas afflicts approximately 83,000 people in the European Union (Eurostat 2014), over 53,000 people in the United States annually (https://seer.cancer.gov/statfacts/html/pancreas.html), and 337,000 people worldwide (World Health Organization 2014, NIH/NCI). It is the seventh leading cause of death from cancer in Europe (GLOBOCAN 2012) and the third leading cause of death from cancer in the United States (SEER Cancer Statistics Factsheets 2016). PDA represents approximately 95% of all pancreatic cancers. Considering that the median overall survival for previously untreated patients with good performance status is between 8.5 months (Von Hoff 2013) and 11.1 months (Conroy 2011) with the best available treatment regimens, effective treatment for PDA remains a major unmet medical need.

Pancreatic cancer is generally not diagnosed early because the initial clinical signs and symptoms are vague and non-specific. The most common presenting symptoms include weight loss, epigastric (upper central region of the abdomen) and/or back pain, and jaundice. The back pain is typically dull, constant, and of visceral origin radiating to the back, in contrast to the epigastric pain which is vague and intermittent. Less common symptoms include nausea, vomiting, diarrhea, anorexia, and new onset diabetes or glucose intolerance (Hidalgo 2010).

Surgery remains the only treatment option with curative intent, although only 15-20% of patients are candidates for surgical resection at the time of the diagnosis. Patients who undergo radical surgery still have a limited survival rate, averaging 23 months (Macarulla T, et al Clin Transl Oncol 2017).

For the minority of patients who present with resectable disease, surgery is the treatment of choice. Depending on the location of the tumor the operative procedures may involve cephalic pancreatoduodenectomy, referred to as a “Whipple procedure”, distal pancreatectomy or total pancreatectomy. Pancreatic enzyme deficiency and diabetes are frequent complications of these procedures. Up to 70% of patients with pancreatic cancer present with biliary obstruction that can be relieved by percutaneous or endoscopic stent placement. However, even if the tumor is fully resected, the outcome in patients with pancreatic cancer is disappointing (Hidalgo 2010, Seufferlein 2012). Post-operative administration of chemotherapy improved progression-free and overall survival in three large, randomized clinical trials (Hidalgo 2010), but median post-surgical survival in patients treated in all three trials was similar: only 20-22 months.

For the majority of patients who present with unresectable locally advanced or metastatic disease, management options range from chemotherapy alone to combined forms of treatment with radiation therapy and chemotherapy. However, due to the increased toxicity of combined treatment, randomized trials of such combined regimens have had low enrollment, precluding a firm conclusion as to any advantage of adding radiation to chemotherapy (Hidalgo 2010).

Gemcitabine was the first chemotherapeutic agent approved for the treatment of patients with PDA, providing a median survival duration of 5.65 months (Burris 1997). Gemcitabine monotherapy was the standard of care for patients with metastatic pancreatic cancer until combination therapy with gemcitabine plus erlotinib (Tarceva®) was shown to increase median survival by 2 weeks. This modest benefit was tempered by a significant side effect profile and high cost, limiting its adoption as a standard treatment regimen. More recently, the multidrug chemotherapy combination of leucovorin, fluorouracil, irinotecan, and oxaliplatin, or FOLFIRINOX, was shown to provide a median survival benefit of 4.3 months (OS = 11.1 months) over gemcitabine alone (6.8 months), but its significant side effect profile limits the regimen to select patients with a good performance status and often requires supplementation with WBC growth factor therapy. Nab-paclitaxel (Abraxane®) received marketing authorization for use in combination with gemcitabine after showing an increase in overall survival of 7 weeks compared to gemcitabine alone (Von Hoff 2013). Thus, combination therapies have demonstrated a modest survival benefit compared to gemcitabine alone as summarized in the table below (Thota 2014).

Current Treatment Approaches: Survival & Toxicity Profiles Across Three Major Positive Clinical Trials

	Gemcitabine vs. Gemcitabine/Erlotinib Phase 3 trial		ACCORD 11 Trial		Metastatic Pancreatic Adenocarcinoma Clinical Trial (MPACT)
	Gemcitabine	Gemcitabine/ Erlotinib	Gemcitabine	FOLFIRINOX[1]	Gemcitabine	Gemcitabine/ Nab-Paclitaxel
One-Year Survival	17%	23%	20.6%	48.4%	22%	35%
Median Overall Survival	5.91 mo	6.24 mo	6.8 mo	11.1 mo	6.7 mo	8.5 mo
Median Progression-Free Survival	3.55 mo	3.75 mo	3.3 mo	6.4 mo	3.7 mo	5.5 mo
Overall Response Rate	8%	8.6%	9.4%	31.6%	7%	23%
Toxicity
Neutropenia	–	–	21%	45.7%	27%	38%
Febrile neutropenia	–	–	1.2%	5.4%	1%	3%
Thrombocytopenia	–	–	3.6%	9.1%	9%	13%
Diarrhea	2%	6%	1.8%	12.7%	1%	6%
Sensory neuropathy	–	–	0%	9%	1%	17%
Fatigue	15%	15%	17.8%	23.6%	7%	17%
Rash	6%	1%	–	–	–	–
Stomatitis	<1%	0%	–	–	–	–
Infection	17%	16%	–	–	–	–

Source: Thota R et al., Oncology 2014; Jan 28(1):70–74

Other drugs are currently under investigation, but none have received marketing authorization as a first-line treatment of PDA since the approval of Abraxane. Most notably, Jameson et al presented preliminary results of a Phase 1b/2 pilot study of a combination of gemcitabine, nab-paclitaxel and cisplatin in patients with stage 4 pancreatic cancer. Although adverse events were frequent and severe, the response rate was encouraging (Jameson ASCO GI 2017).

Pancreatitis

Additional potential indications for SBP-101 are the treatment of patients with the serious and potentially life-threatening conditions of acute/recurrent acute and chronic pancreatitis, which has a mortality rate of between two and five percent. In the United States, acute pancreatitis occurs in approximately 300,000 patients per year, with approximately 50% of those cases considered to be recurrent acute pancreatitis. Approximately 30,000 patients progress to chronic pancreatitis each year. The direct costs associated with pancreatitis are estimated to be approximately $3 billion annually.

Patients with chronic pancreatitis endure repeated episodes of abdominal pain, often with progression to narcotic dependency and to pancreatic enzyme deficiency, as well as insulin dependent diabetes mellitus as a consequence of the ultimate destruction of pancreatic function. Once a patient has suffered from repeated painful bouts of chronic pancreatitis they may be offered a total pancreatectomy. A total pancreatectomy is a surgical procedure resulting in the resection, or removal, of the pancreas (guaranteeing both pancreatic enzyme deficiency as well as insulin-dependent diabetes mellitus), and often includes the spleen, gall bladder and appendix. The operation is both extensive, requiring 8+ hours in the operating room, and expensive. While the goal of a total pancreatectomy in patients with chronic pancreatitis is pain relief, as many as 60% remain narcotic dependent, and even with the isolation and reintroduction of any of the patient’s remaining functional insulin producing islet cells, or islet auto-transplant, over 70% of patients remain insulin dependent. The combination of a total pancreatectomy and islet auto transplant (“TP & IAT”) represents a small subset of the current surgical approaches to patients with chronic pancreatitis. Thus, a patient with chronic pancreatitis may face months of abdominal pain, narcotic dependence, the onset of diabetes mellitus, the requirement for both insulin and pancreatic enzyme replacement, and finally, an extensive and expensive surgical procedure which may not materially improve any of their symptoms.

1 FOLFIRINOX represents leucovirin, fluorouracil, irinotecan, and oxaliplatin.

Patients with acute pancreatitis experience abdominal pain, which can be severe and even life threatening. Acute pancreatitis occurs most often in adults aged 30-40 years, and is associated in some cases with increased consumption of alcohol and tobacco, and in other cases, with the presence of stones in the bile or pancreatic duct system. In a small minority of cases the disease may be hereditary, but many affected patients have no clear precipitating cause. There are no specific agents approved for treatment of acute or chronic pancreatitis, as such, current treatment is limited to supportive care with intravenous fluids, narcotics and the avoidance of oral intake.

SBP-101, which has demonstrated the specificity to target the acinar and ductal cells of the pancreas, and if successfully developed, may represent an opportunity for up to 30,000 US patients presenting annually with chronic pancreatitis to receive an early, non-surgical intervention into the natural history of their disease, with the potential to avoid narcotic dependency, insulin dependency, surgery and months or years of chronic pain. Patients would still require pancreatic enzyme replacement. We believe that our consultations with pancreatitis experts at Harvard University, the Ohio State University, the University of Minnesota, Cedars Sinai Medical Center, the University of Miami, the University of Florida and the National Institute of Health (“NIH”) have resulted in enthusiastic endorsement of the study of SBP-101 in the treatment of patients with pancreatitis.

Clinical development of SBP-101 for the treatment of patients with pancreatitis is expected to proceed following the pancreatic cancer indication, with FDA consultation in a pre-IND meeting, completion of a series of IND-enabling nonclinical toxicology and pharmacology studies, and submission of an IND package to the FDA. Clinical development of SBP-101 for pancreatitis is also contingent upon raising additional funds beyond the raise contemplated by this offering.

Proprietary Technology

Function and Characteristics of Polyamines

Polyamines are metabolically distinct entities within human cells that bind to and facilitate DNA replication, RNA transcription and processing, and protein (such as pancreatic enzymes) synthesis. Human cells contain three essential and naturally occurring polyamines - putrescine, spermidine, and spermine - that, in contrast to cell building blocks such as amino acids and sugars, remain as metabolically distinct entities inside the cell. Polyamines perform many functions necessary for cellular proliferation and protein synthesis. The critical balance of polyamines within cells is maintained by several enzymes such as ornithine decarboxylase (“ODC”) and spermidine/spermine N1 acetyl transferase (“SSAT”). All of these homeostatic enzymes are short-lived, rapidly inducible intracellular proteins that serve to tightly and continuously regulate native polyamine pools. These enzymes constantly maintain polyamines within a very narrow range of concentration inside the cell.

Polyamine Analogues

Polyamine analogues such as SBP-101 are structurally similar to naturally occurring polyamines and are recognized by the cell’s polyamine uptake system, allowing these compounds to gain rapid entrance to the cell. We believe that pancreatic acinar cells, because of their extraordinary protein synthesis capacity, exhibit enhanced uptake of polyamines and polyamine analogues such as SBP-101. Because of preferential uptake by pancreatic acinar cells, polyamine analogies such as SBP-101 disrupt the cell’s polyamine balance and biosynthetic network, and induce programmed cell death, or apoptosis, via caspase 3 activation and PARP cleavage. Proof of concept has been demonstrated in multiple human pancreatic cancer models, both in vivo and in vitro, that pancreatic ductal adenocarcinoma exhibits sensitivity to SBP-101. Many tumors, including pancreatic cancer, display an increased uptake rate of polyamines and polyamine analogues.

SBP-101

SBP-101 is a proprietary polyamine analogue, which we believe accumulates in the acinar cells due to unique chemical structure alterations. SBP-101 was discovered and extensively studied by Professor Raymond J. Bergeron at the University of Florida College of Pharmacy. In a key, independent, pre-clinical study we observed the accumulation of SBP-101 in the acinar cells of the beagle pancreas causing a complete pharmaceutical resection of the exocrine tissues of the pancreas and notably, without producing an inflammatory response. We believe that SBP-101,when administered in a sufficiently high pharmacologic dosage, disrupts the normal metabolic process of acinar cells and pancreatic adenocarcinoma cells, which exhibit similar responses, including programmed cell death, or apoptosis. Importantly, pancreatic islet cells, which secrete insulin, are structurally and functionally dissimilar to acinar cells and are not impacted by SBP-101.

The primary mechanism of action for SBP-101 has been demonstrated to include the enhanced uptake of the compound in the exocrine pancreas. This effect leads to corresponding depressed levels of native polyamines, with caspase 3 activation, PARP cleavage and apoptotic destruction (programmed cell death) of the exocrine pancreatic acinar and ductal cells without an inflammatory response. In animal models at two independent laboratories, SBP-101 has demonstrated significant suppression of transplanted human pancreatic cancer cells, including metastatic pancreatic cancer growth. See “Proof of Principle” below.

We believe that SBP-101 will have a distinct advantage over current pancreatic cancer therapies in that it specifically targets the exocrine pancreas and may cause ablation, or pharmaceutical resection, of the acinar and ductal cells, as well as the primary and metastatic pancreatic cancer, while leaving the insulin-producing islet cells and most non-pancreatic tissue unharmed. Most current cancer therapies, including chemotherapy, radiation and surgery, are associated with significant side effects that further reduce the patient’s quality of life. However, we believe that the adverse effects of SBP-101 will not overlap with or exacerbate those seen with typical chemotherapy options. It is expected that SBP-101 may produce exocrine pancreatic insufficiency and, potentially, other GI adverse events, many of which are generally expected to occur as common complications of advanced pancreatic cancer and part of the natural history/progression of the disease. The dose-limiting toxicities observed in cohort five of our Phase 1a study, as noted above, were not observed at lower doses. Exocrine pancreatic insufficiency is a common complication of pancreatic cancer and is treatable with currently marketed digestive enzyme replacement capsules, such as Creon® (AbbVie). As the endocrine pancreas is expected to be unaffected by SBP-101, no new requirement for insulin is expected.

Proof of Principle

SBP-101 has been tested and found effective in reducing pancreatic tumor growth in multiple separate in vivo models of human pancreatic cancer. SBP-101 was used to treat mice subcutaneously implanted with human pancreatic cancer cell line PANC-1 tumor fragments. A dose-response for efficacy was demonstrated with a 26 mg/kg daily injection resulting in near complete suppression of the transplanted tumor, as shown in Figure 1.

Figure 1.	Impact of SBP-101 on PANC-1 Tumor Burden in a Murine Xenograft Model

Source: Study BERG20100R1a(MIR1581)

A separate orthotopic xenograft study, in which human pancreatic cancer tumor cells are implanted directly into the pancreas of the mouse, employed a particularly aggressive human pancreatic cancer cell line, L3.6pl, that is known to metastasize from the pancreas to the liver and the peritoneum in mice. These mice were treated with SBP-101 and the results were compared with saline-treated control mice, with mice treated with gemcitabine alone (Gemzar®, the “gold standard” treatment at that time), and the combination of both drugs. Both gemcitabine and SBP-101 significantly reduced tumor volume compared to the control group, but the combination of SBP-101 and gemcitabine was significantly better than gemcitabine alone as shown in Figure 2.

Figure 2.	L3.6pl Orthotopic Xenograft Dose-response Study - Mean (+SD) Tumor Volume after Treatment with SBP-101, Gemcitabine (Gemzar) or Both

Source: Study101-Biol-101-001

The potential for SBP-101 as an effective therapy for pancreatic cancer has therefore been demonstrated in vivo by separate investigators, in different human pancreatic cancer cell lines and in two different animal models, using SBP-101 synthesized by two different routes, confirming nearly equal, and remarkably effective, doses of 25 and 26 mg/kg, respectively.

Additionally, when compared in vitro to existing therapies, SBP-101 produced superior results in suppressing growth of pancreatic cancer cells.

Development Plan for SBP-101

Development of SBP-101 for the pancreatic cancer indication includes a pre-clinical and a clinical phase. The pre-clinical phase, which was substantially completed during 2015, consists of four primary components: chemistry, manufacturing and controls (“CMC”), preclinical (laboratory and animal) pharmacology studies, preclinical toxicology studies, and regulatory submissions in Australia and the United States. In Australia, a Human Research Ethics Committee (“HREC”) application was submitted with subsequent Clinical Trial Notification (“CTN”) to the Therapeutic Goods Administration (“TGA”). Complementing the Australian initiative, a similar, but considerably more extensive, preclinical package has been submitted to the FDA in support of an IND application. Our initial clinical trial in previously treated patients with locally advanced or metastatic pancreatic cancer was a Phase 1, first-in-human, dose-escalation, safety study conducted at clinical sites in both Australia and the United States. We engaged expert clinicians who treat pancreatic cancer at major cancer treatment centers in Melbourne and Adelaide, Australia as well as the Mayo Clinic Scottsdale and HonorHealth in Scottsdale, Arizona. These Key Opinion Leaders (“KOLs”), with proven performance in pancreatic cancer studies, enthusiastically agreed to participate as investigators for our Phase 1 First-in-Human study.

Enrollment in our initial Phase 1 safety trial of SBP-101 in previously treated pancreatic cancer patients commenced in January 2016 and was completed in September 2017. This study was a dose-escalation study with 8-week treatment/observation cycles at each dose level. Preliminary results from this trial are discussed in Clinical Development – Pancreatic Cancer below.

We anticipate initiation of patient enrollment in our next clinical trial in the first quarter of 2018. Our second clinical trial will be a Phase 1a/1b study of the safety and efficacy of SBP-101 administered in combination with two standard-of-care chemotherapy agents, gemcitabine and nab-paclitaxel, and we plan to conduct the trial at four study sites (three in Australia and one in the United States). In the Phase 1a portion of this trial, we expect to enroll three cohorts of 3-6 patients with increased dosage levels of SBP-101 administered in the second and third cohorts. Demonstration of adequate safety in the Phase 1a portion of the trial is expected to lead to the Phase 1b exploration of efficacy, in which we plan to enroll ten patients using the recommended dosage level determined in the Phase 1a portion of the trial. We believe that meeting the primary endpoint in Phase 1b would predict a successful randomized Phase 3 trial. Early results from the Phase 1a portion are expected to be available in late 2018. Early results from the Phase 1b expansion could become available as soon as the second half of 2019.

With additional funding SBP-101 may also be explored for use as a treatment for recurrent acute and chronic pancreatitis and maintenance therapy in patients responding to first line treatment and/or for adjuvant treatment after surgery in appropriate patients. There is also preclinical data to suggest that SBP-101 may have potential therapeutic uses outside of the pancreas, but due to the current focus on pancreatic cancer and pancreatitis, none have been formally explored.

Preclinical Development

To enable IND and HREC/CTN submission and as part of our pharmacology work, we conducted plasma and urine assay development and validation in animals, in vitro metabolism studies in liver microsomes and hepatocytes, in vitro interaction studies with hepatic and renal transporters, a protein binding study, animal pharmacokinetic and metabolism/mass balance studies, and human plasma and urine assay development and validation. As a part of the pharmacology evaluation, we conducted an in vitro pharmacology screen profiling assay, a study in six human pancreatic cell lines, and studies in tumor xenograft models in mice using human pancreatic cancer PANC-1 tumor fragments, human pancreatic cancer BxPC-3 tumor fragments and human pancreatic cancer cells (L3.6pl) injected orthotopically in the tail of the pancreas of nude mice.

To meet regulatory requirements and to establish the safety profile of SBP-101, we conducted, in rodents and non-rodents, toxicology dose-ranging studies, IND-enabling general toxicology studies, and genetic toxicology studies, including an Ames test. Exploratory studies in mice and rats and a Good Laboratory Practice (“GLP”)-compliant dog toxicology study have also been completed. The relationship between dose and exposure (pharmacokinetics) has been described for three animal species. We have also completed a preclinical hERG assay to detect any electrocardiographic QTc interval effects (IKr potassium ion channel testing).

In anticipation of the potential for using SBP-101 in combination therapy with gemcitabine and/or nab-paclitaxel (Abraxane®), we also conducted appropriate nonclinical studies which confirmed the potential value of such combinations, including assessing the comparative efficacy of SBP-101, gemcitabine and nab-paclitaxel in various combinations as shown in Figure 3.

Figure 3.	Evaluation of SBP-101 alone and in combination with gemcitabine and nab-paclitaxel in 6 human pancreatic cancer cell lines

Note that maximum percent growth inhibition (mean ± SE) at 96 hours was observed with 10 µM SBP-101 alone and in combination with gemcitabine and/or nab-paclitaxel in 6 human pancreatic cancer cell lines.

We have met FDA-mandated Chemistry, Manufacturing and Control (“CMC”) requirements with a combination of in-house expertise and contractual arrangements. To date, preparation of anticipated metabolites and an internal standard, as a prerequisite for analytical studies, have been completed through a Sponsored Research Agreement with the University of Florida and a contract manufacturer. We have Service Agreements with Syngene International Ltd. (“Syngene”) for the manufacture and supply of specific quantities of Good Manufacturing Practice (“GMP”)-compliant SBP-101 active pharmaceutical ingredient (“API”) and for the development of synthetic process improvements. Investigational product (IP or clinical trial supply) has been made and tested at Albany Molecular Research Inc. (“AMRI”) in Burlington, MA. Initial lots of GMP-compliant API were prepared by Syngene and released for conversion into supply dosage form. Two clinical trial supply lots have been successfully prepared and released by AMRI. In addition, efforts continue to refine both the synthetic process at Syngene and to prepare improved formulations of the clinical supply.

Pancreatic Cancer Investigational New Drug (“IND”) – Form 1571 Submission.

The preclinical work to support the IND submission has been completed. Our IND application package contained the following:

●	Investigator’s Brochure;

●	Statement of general investigative plans;

●	Proposed Phase 1 pancreatic cancer study protocol;

●	Data management and statistical plan;

●	CMC data; and

●	Pharmacology, absorption, distribution, metabolism and excretion (“ADME”), and toxicology data.

Preparation of the SBP-101 IND for pancreatic cancer required collaboration by our manufacturing, preclinical toxicology, pharmacokinetic and metabolism experts, our regulatory affairs project management, and our in-house clinical expertise. In August 2015, the FDA accepted our application and in January 2016 we commenced patient enrollment in our Phase 1 clinical trial, which was a safety and tolerability study in patients with previously treated metastatic pancreatic ductal adenocarcinoma. This is further discussed in “Clinical Development” below.

Clinical Development – Pancreatic Cancer

Phase 1 Clinical Trial

Our initial Phase 1 study in patients with pancreatic cancer commenced the enrollment of patients in January 2016 and we expect to complete on study follow-up of all patients in September 2017. This study was a dose-escalation study with 8-week cycles of treatment/observation at each dose level.

The absence of adverse events, which could potentially overlap with adverse events typically observed in the use of conventional chemotherapeutic agents, supports the case for combination of SBP-101 with conventional chemotherapeutic agents, such as gemcitabine, nab-paclitaxel, or even FOLFIRINOX.

A favorable characteristic of the pancreatic action of SBP-101 is the lack of an effect on the normal insulin-producing islet cells. Preservation of islet cell function implies the likely absence of diabetes as a complication of SBP-101 therapy. It is important to note that diabetes is a common co-morbidity in patients with pancreatic cancer, but it is not expected to be an adverse effect of treatment with SBP-101. The potential adverse effect of exocrine pancreatic insufficiency is mitigated by the observation that many patients with pancreatic ductal adenocarcinoma require pancreatic enzyme replacement as a feature of their underlying disease, a complication so common that pancreatic enzyme replacement with one of several commercially available products is typically covered by United States and Australian health care plans. Patients with cystic fibrosis, chronic pancreatitis and pancreatic cancer are the populations most often treated with pancreatic enzyme replacement.

Patients in our Phase 1 trial underwent regular pancreatic and hepatic enzyme evaluation, and obtained periodic chest and abdominal CT follow-up. Patients were also carefully monitored for clinical signs of GI adverse events.

In August 2015, the FDA accepted our IND application for our SBP-101 product candidate. We have completed enrollment in a clinical trial of SBP-101 in patients with previously treated locally advanced or metastatic pancreatic cancer. This is a Phase 1, first-in-human, dose-escalation, safety study. From January 2016 through September 2017, we enrolled twenty-nine patients into six cohorts, or groups, in the dose-escalation phase of our current Phase 1 trial. Twenty-four of the patients received at least two prior chemotherapy regimens. No drug-related serious adverse events occurred during the first four cohorts. In cohort five, serious adverse events (klebsiella sepsis with metabolic acidosis in one patient, and renal and hepatic toxicity in one patient) were observed in two of the ten patients, both of whom exhibited progressive disease at the end of their first cycle of treatment, and were determined by the DSMB to be DLTs. Consistent with the study protocol, the DSMB recommended continuation of the study by expansion of cohort 4. Four patients were enrolled in this expansion cohort.

In addition to being evaluated for safety, twenty-four of the twenty-nine patients were evaluable for preliminary signals of efficacy prior to or at the eight-week conclusion of their first cycle of treatment using RECIST, the current standard for evaluating changes in the size of tumors. Eight of the twenty-four patients (33%) had SD and sixteen of twenty-four (67%) had PD. It should be noted that of the sixteen patients with PD, six came from cohorts one and two and are considered to have received less than potentially therapeutic doses of SBP-101. We also noted that twenty-eight of the twenty-nine patients had follow-up blood tests measuring the Tumor Marker CA 19-9 associated with pancreatic ductal adenocarcinoma. Eleven of these patients (39%) had reductions in the CA 19-9 levels, as measured at least once after the baseline assessment. Seven of the remaining seventeen patients showed no reduction in CA 19-9 came from cohorts one and two.

The best response outcomes and survival were observed in the group of thirteen patients who received total cumulative doses between 2.5 mg/kg and 8.0 mg/kg. Twelve of the thirteen patients in this group were evaluable for preliminary signs of efficacy at eight weeks by RECIST. Five patients (42%) showed SD at week eight. Five of the thirteen patients (38%) had reductions in the CA19-9 levels, as measured at least once after the baseline assessment. Median survival in this group was 3.8 months as of October 2017. To date, nine patients (69%) have exceeded 3 months of overall survival OS, four have exceeded four months of OS and two patients have exceeded 10 months of OS, with some patients continuing to be followed for survival.

Given the life-threatening nature of pancreatic ductal adenocarcinoma, the limited efficacy of current treatment options, and the long history of failures in pancreatic ductal adenocarcinoma developmental therapeutics, we will attempt to evaluate SBP-101 expeditiously as noted below.

We anticipate initiation of patient enrollment in our next clinical trial in the first quarter of 2018. Our second clinical trial will be a Phase 1a/1b study of the safety and efficacy of SBP-101 administered in combination with two standard-of-care chemotherapy agents, gemcitabine and nab-paclitaxel, and we plan to conduct the trial at four study sites (three in Australia and one in the United States). In the Phase 1a portion of this trial, we expect to enroll three cohorts of 3-6 patients with increased dosage levels of SBP-101 administered in the second and third cohorts. Demonstration of adequate safety in the Phase 1a portion of the trial is expected to lead to the Phase 1b exploration of efficacy, in which we plan to enroll ten patients using the recommended dosage level determined in the Phase 1a portion of the trial. We believe that meeting the primary endpoint in Phase 1b would predict a successful randomized Phase 3 trial. Early results from the Phase 1a portion are expected to be available in late 2018. Early results from the Phase 1b expansion could become available as soon as the second half of 2019.

Phase 2 Clinical Trial

A Phase 2 study of SBP-101 in combination with two standard chemotherapy agents, gemcitabine and nab-paclitaxel, is expected to directly extend from the Phase 1 safety study with an exploration of efficacy and may result in an expedited development pathway, leading toward a randomized pivotal trial.

If the results of our planned Phase 2 combination clinical trial demonstrate safety and sufficiently successful efficacy results, we intend to meet with the FDA to obtain advice on potential breakthrough therapy designation, fast track designation (to both provide guidance to facilitate development and expedite review) and an accelerated approval strategy.

If we are able to successfully complete FDA recommended clinical studies, we intend to seek marketing authorization from the FDA, the EMA (European Union), Ministry of Health and Welfare (Japan) and TGA (Australia). The submission fees may be waived when SBP-101 has been designated an orphan drug in each geographic region, as described under “Orphan Drug Status.”

Total Development Costs

The development of SBP-101 involves a preclinical and a clinical development phase. We believe that we have completed our preclinical development work for pancreatic cancer and are concluding our initial clinical trial in pancreatic cancer. We have accomplished this using the approximately $17.0 million of capital raised through the date of this prospectus and we believe that our current capital will fund our operations through the end of 2017. Additional clinical trials will be required. We estimate the total time and cost to obtain FDA and EU approval and bring SBP-101 to market is 6 to 7 years and up to two hundred million dollars ($200 million), although this process could be accelerated and less funds may be needed if SBP-101 qualifies for Breakthrough Status. A breakthrough therapy designation conveys fast track program features, more intensive FDA guidance on an efficient drug development program, an organizational commitment involving senior managers at the FDA and eligibility for rolling review and priority review of an NDA submission.

Orphan Drug Status

The Orphan Drug Act (“ODA”) provides special status to drugs which are intended for the safe and effective treatment, diagnosis or prevention of rare diseases that affect fewer than 200,000 people in the United States, or that affect more than 200,000 persons but for which a manufacturer is not expected to recover the costs of developing and marketing such a drug. Orphan drug designation has the advantage of reducing drug development costs by: (i) streamlining the FDA’s approval process, (ii) providing tax breaks for expenses related to the drug development, (iii) allowing the orphan drug manufacturer to receive assistance from the FDA in funding the clinical testing necessary for approval of an orphan drug, and (iv) facilitating drug development efforts. More significantly, the orphan drug manufacturer’s ability to recover its investment in developing the drug is also greatly enhanced by the FDA granting the manufacturer seven years of exclusive US marketing rights upon approval. Designation of a drug candidate as an orphan drug therefore provides its sponsor with the opportunity to adopt a faster and less expensive pathway to commercializing its product. We obtained US Orphan Drug Status in 2014 and we intend to submit an application for Orphan Drug Status in Europe, Japan and Australia when we have further clinical data. Depending on certain factors, including the timing and progression of our second clinical trial, we expect to obtain Orphan Drug status in Europe during the fourth quarter of 2018.

In 2014, the FDA granted SBP-101 Orphan Drug Status for pancreatic cancer which may provide seven years of market exclusivity if SBP-101 is approved for this indication.

Intellectual Property Status

Intellectual property licensed by us from the University of Florida includes U.S. Patent No. 6,160,022 covering the methods of using SBP-101 for the chemical reaction of the exocrine portion of the pancreas, which expires in 2019.

In addition, we have filed International Application No. PCT/US2016/055888 in September 2016, which takes priority from US Provisional Patent Application No. 62/238,916, which was filed in October 2015. This application covers the use of SBP-101 to treat patients suffering from pancreatitis.

Development Project Managers

Project managers have been hired or contracted to coordinate all the functions identified in our Development Plan for SBP-101. The personnel responsible for overseeing critical functions of the Development Plan are as follows:

Our CMC program is under the direction of Dr. Thomas Neenan, Ph.D., a highly experienced pharmaceutical industry synthetic chemist, who is a founding member of Sun BioPharma, Inc. and our Chief Scientific Officer. Dr. Neenan has commissioned Contract Manufacturing Organizations (“CMOs”), which have improved the process for synthesis of SBP-101, and have produced high-quality compound, chemically identical to that synthesized by Dr. Bergeron at the University of Florida. Dr. Neenan’s completed work includes development, confirmation and documentation of the synthetic chemistry process, analytical purity, reproducibility, stability (shelf-life), degradation products and pharmaceutical formulation and packaging. This work has culminated in a supply of drug to support preclinical work and human clinical trials. Dr. Neenan also leads our preclinical group.

Dr. Ajit Shah, Ph.D., is our Vice President of Clinical Pharmacology. Dr. Shah has extensive prior experience with numerous compounds at both large and mid-size sponsoring companies, including Pfizer and MGI Pharma. His completed work includes development of analytical methods to quantify levels of drug and characterization of metabolites in plasma, urine and tissues, plus distribution of the compound in living tissues, metabolic pathways and products, anticipated drug blood levels, half-life in the organism, and excretion pathways. Dr. Shah’s work has enabled informed dose and schedule planning for human clinical trials. Dr. Shah currently manages pharmacokinetic analyses in support of the Phase 1 study.

Dr. Anthony Kiorpes, Ph.D., D.V.M., is a long-term consultant with the Company. Dr. Kiorpes has responsibility for our toxicology program, a role he has assumed previously for many preclinical projects at other companies. His studies have determined single- and multiple-dose safety profiles in rodent and non-rodent species, enabling improved safety monitoring in the design of clinical trials for SBP-101. Dr. Kiorpes’ results have helped management to predict and prevent potential side effects in humans.

Dr. Michael Cullen, M.D., M.B.A, is our founder and Executive Chairman. Dr. Cullen is an experienced drug development specialist with 10 prior NDA approvals and has led our overall Clinical, Regulatory Affairs and Project Management effort, including timeline and budget management, critical path timeline synchronization, IND/HREC/CTN package submissions, management of industry partner collaborative efforts, initial EU Regulatory Affairs planning, and collaboration on oversight of outsourced CMC efforts. Dr. Cullen has recruited additional experienced and talented staff in the positions of statistical analyses, manufacturing operations, clinical operations, clinical research and non-clinical studies.

Dr. Suzanne Gagnon, M.D., is our Chief Medical Officer and a member of our Board of Directors. Dr. Gagnon is an experienced CMO, having served in that capacity for several private and public companies, including BioPharm/IBAH/Omnicare, ICON, Idis, NuPathe, Luitpold (Daiichi-Sankyo), and Rhone-Poulenc and Rorer (Sanofi) where she helped develop docetaxel, still an important chemotherapy agent. Dr. Gagnon assumed the lead in the design and implementation of our clinical trials, recruiting investigators, monitoring the safety of the patients and reporting the findings to the FDA, EMA and TGA, and in medical literature.

We have engaged Courante Oncology, an experienced clinical Contract Research Organization (“CRO”), to manage clinical operations in the United States, and have engaged Novotech Pty Ltd, another experienced CRO for our Australian operations. These two CROs will provide regulatory documentation for HREC/CTN and Investigational Review Board (“IRB”) submissions, FDA 1571 regulation compliance, and informed consents, as well as clinical study site qualification, contracting and payment, study conduct monitoring, data collection, analysis and reporting.

Our other collaborators include Dr. James Abbruzeese, M.D. and Dr. David Goldstein, M.D., who currently serve as co-chairs of our DSMB, Dr. Steve Pandol, M.D., Ashok Saluja, Ph.D., and Dr. Dan Von Hoff, M.D.

Competition

The development and commercialization of new products to treat cancer is intensely competitive and subject to rapid and significant technological change. While we believe that our knowledge, experience and scientific resources provide us with competitive advantages, we face substantial competition from major pharmaceutical companies, specialty pharmaceutical companies, and biotechnology companies worldwide. Many of our competitors have significantly greater financial, technical, and human resources. Smaller and early-stage companies may also prove to be significant competitors, particularly through collaborative arrangements with large and established companies. As a result, our competitors may discover, develop, license or commercialize products before or more successfully than we do.

We face competition with respect to our current product candidates, and will face competition with respect to future product candidates, from segments of the pharmaceutical, biotechnology and other related markets that pursue approaches to targeting molecular alterations and signaling pathways associated with cancer. Our competitors may obtain regulatory approval of their products more rapidly than we do or may obtain patent protection or other intellectual property rights that limit our ability to develop or commercialize our product candidates. Our competitors may also develop drugs that are more effective, more convenient, less costly, or possessing better safety profiles than our products, and these competitors may be more successful than us in manufacturing and marketing their products.

In addition, we may need to develop our product candidates in collaboration with diagnostic companies, and we will face competition from other companies in establishing these collaborations. Our competitors will also compete with us in recruiting and retaining qualified scientific, management and commercial personnel, establishing clinical trial sites and patient registration for clinical trials, as well as in acquiring technologies complementary to, or necessary for, our programs.

Furthermore, we also face competition more broadly across the market for cost-effective and reimbursable cancer treatments. The most common methods of treating patients with cancer are surgery, radiation and drug therapy, including chemotherapy, hormone therapy and targeted drug therapy or a combination of such methods. There are a variety of available drug therapies marketed for cancer. In many cases, these drugs are administered in combination to enhance efficacy. While our product candidates, if any are approved, may compete with these existing drug and other therapies, to the extent they are ultimately used in combination with or as an adjunct to these therapies, our product candidates may be approved as companion treatments and not be competitive with current therapies. Some of these drugs are branded and subject to patent protection, and others are available on a generic basis. Insurers and other third-party payors may also encourage the use of generic products or specific branded products. We expect that if our product candidates are approved, they will be priced at a premium over competitive generic, including branded generic, products. As a result, obtaining market acceptance of, and gaining significant share of the market for, any of our product candidates that we successfully introduce to the market will pose challenges. In addition, many companies are developing new therapeutics and we cannot predict what the standard of care will be as our product candidate progresses through clinical development.

SBP-101

Commercialization

We have not established a sales, marketing or product distribution infrastructure nor have we devoted significant management resources to planning such an infrastructure because our lead product candidate is still in early clinical development. We currently anticipate that we will partner with a larger pharmaceutical organization having the expertise and capacity to perform these functions.

Manufacturing and Suppliers

We do not own or operate, and currently have no plans to establish, any manufacturing facilities. We currently rely, and expect to continue to rely, on third parties for the manufacture of our product candidates for preclinical and clinical testing as well as for commercial manufacture of any products that we may commercialize. If needed, we intend to engage, by entering into a supply agreement or through another arrangement, third party manufacturers to provide us with additional SBP-101 clinical supply. We identified and qualified manufacturers to provide the active pharmaceutical ingredient and fill-and-finish services for our initial product candidate prior to our submission of an NDA to the FDA and expect to continue utilizing this approach for any future product candidates.

Employees

As of December 1, 2017, we had nine employees, six of whom were full-time employees and three of whom were part-time employees. We may hire additional employees to support the growth of our businesses. We believe that operational responsibilities can be handled by our current employees and independent consultants. We have historically used, and expect to continue to use, the services of independent consultants and contractors to perform various professional services. We believe that this use of third-party service providers enhances our ability to minimize general and administrative expenses. None of our employees is represented by a labor union, and we consider our relationship with our employees to be good.

Properties

Our primary business functions, including research and development, are conducted by our employees and independent contractors on a remote basis. Accordingly, we do not currently own or lease any real property. Our corporate mailing address is 712 Vista Blvd. #305, Waconia, Minnesota 55387.

Material Agreements

The Standard Exclusive License Agreement dated December 22, 2011, between us and UFRF grants us an exclusive license to the proprietary technology covered by issued United States Patents Nos. US 5,962,533, which expired in February 2016, and US 6,160,022 which expires in July 2019, with reservations by UFRF for academic or government uses. Under this agreement, we agree to pay various royalties, expenses and milestone payments to UFRF. Additionally, pursuant to this agreement, we initially issued to UFRF 80,000 shares of common stock. Anti-dilution protection for UFRF pursuant to this agreement required us to issue additional shares in order for UFRF to maintain its ownership stake at ten percent (10%) of the total number of issued and outstanding shares of our common stock, calculated on a fully diluted basis, until such time as we had received a total of two million dollars ($2,000,000) in exchange for our issuance of equity securities. This requirement was met in 2012, and UFRF is therefore afforded no further anti-dilution protection. Pursuant to this anti-dilution provision, we issued an additional 34,423 shares of common stock to UFRF increasing the total shares of common stock issued to UFRF to 114,423 shares.

Under the License Agreement, We have a number of performance related milestones we must meet in order to retain our rights to the technology. Included in such milestones is the commitment to have our first commercial sale of a product incorporating the technology by the end of 2020. Also, in the event that we are not actively pursuing commercialization of the technology in any country or territory other than the United States and certain other countries by the end of 2014, UFRF may terminate the license as to that country or territory under certain circumstances. UFRF may also terminate this license for standard and similar causes such as material breach of the agreement, bankruptcy, failure to pay royalties and other customary conditions.

The foregoing description of the material terms of the License Agreement is qualified by the full text of the License Agreement, a copy of which was filed as Exhibit 10.5 to our current report on Form 8-K filed on September 11, 2015 and is incorporated herein by reference.

Government Regulation

FDA Approval Process

In the United States, pharmaceutical products are subject to extensive regulation by FDA. The Federal Food, Drug and Cosmetic Act and other federal and state statutes and regulations govern, among other things, the research, development, testing, manufacture, storage, recordkeeping, approval, labeling, promotion and marketing, distribution, post-approval monitoring and reporting, sampling and import and export of pharmaceutical products. Failure to comply with applicable US requirements may subject a company to a variety of administrative or judicial sanctions, such as FDA refusal to approve pending NDAs, warning or untitled letters, product recalls, product seizures, total or partial suspension of production or distribution, injunctions, fines, civil penalties and criminal prosecution.

Pharmaceutical product development for a new product or certain changes to an approved product in the United States typically involves preclinical laboratory and animal tests, the submission to FDA of an IND which must become effective before clinical testing may commence, and adequate and well-controlled clinical trials to establish the safety and effectiveness of the drug for each indication for which FDA approval is sought. Satisfaction of FDA pre-market approval requirements typically takes many years and the actual time required may vary substantially based upon the type, complexity and novelty of the product or disease.

Preclinical tests include laboratory evaluation of product chemistry, formulation and toxicity, as well as animal trials to assess the characteristics and potential safety and efficacy of the product. The conduct of the preclinical tests must comply with federal regulations and requirements, including good laboratory practices. The results of preclinical testing are submitted to FDA as part of an IND along with other information, including information about product chemistry, manufacturing and controls, and a proposed clinical trial protocol. Long-term preclinical tests, such as animal tests of reproductive toxicity and carcinogenicity, may continue after the IND is submitted.

A 30-day waiting period after the submission of each IND is required prior to the commencement of clinical testing in humans. If FDA has neither commented on nor questioned the IND within this 30-day period, the clinical trial proposed in the IND may begin.

Clinical trials involve the administration of the investigational new drug to healthy volunteers or patients under the supervision of a qualified investigator. Clinical trials must be conducted: (i) in compliance with federal regulations; (ii) in compliance with good clinical practice (“GCP”), an international standard meant to protect the rights and health of patients and to define the roles of clinical trial sponsors, administrators and monitors; as well as (iii) under protocols detailing the objectives of the trial, the parameters to be used in monitoring safety and the effectiveness criteria to be evaluated. Each protocol involving testing on US patients and subsequent protocol amendments must be submitted to FDA as part of the IND.

FDA may order the temporary, or permanent, discontinuation of a clinical trial at any time, or impose other sanctions, if it believes that the clinical trial either is not being conducted in accordance with FDA requirements or presents an unacceptable risk to the clinical trial patients. The study protocol and informed consent information for patients in clinical trials must also be submitted to an institutional review board (“IRB”) for approval. An IRB may also require the clinical trial at the site to be halted, either temporarily or permanently, for failure to comply with the IRB’s requirements, or may impose other conditions.

Clinical trials to support NDAs for marketing approval are typically conducted in three sequential phases, but the phases may overlap. In Phase 1, the initial introduction of the drug into healthy human subjects/patients, the drug is tested to assess metabolism, pharmacokinetics, pharmacological actions, side effects associated with increasing doses, and, if possible, early evidence of effectiveness. Phase 2 usually involves trials in a limited patient population to determine the effectiveness of the drug for a particular indication, dosage tolerance and optimum dosage, and to identify common adverse effects and safety risks. If a compound demonstrates evidence of effectiveness and an acceptable safety profile in Phase 2 evaluations, Phase 3 trials are undertaken to obtain the additional information about clinical efficacy and safety in a larger number of patients, typically at geographically dispersed clinical trial sites, to permit FDA to evaluate the overall benefit-risk relationship of the drug and to provide adequate information for the labeling of the drug. In many cases FDA requires two adequate and well-controlled Phase 3 clinical trials to demonstrate the efficacy of the drug. A single Phase 3 trial with other confirmatory evidence may be sufficient in instances where the study is a large multicenter trial demonstrating internal consistency and a statistically very persuasive finding of a clinically meaningful effect on mortality, irreversible morbidity or prevention of a disease with a potentially serious outcome and confirmation of the result in a second trial would be practically or ethically impossible.

After completion of the required clinical testing, an NDA is prepared and submitted to FDA. FDA approval of the NDA is required before marketing of the product may begin in the United States. The NDA must include the results of all preclinical, clinical and other testing and a compilation of data relating to the product’s pharmacology, chemistry, manufacture and controls. The cost of preparing and submitting an NDA is substantial, and the fees are typically increased annually.

FDA has 60 days from its receipt of an NDA to determine whether the application will be accepted for filing based on the agency’s threshold determination that it is sufficiently complete to permit substantive review. Once the submission is accepted for filing, FDA begins an in-depth review. FDA has agreed to certain performance goals in the review of new drug applications to encourage timeliness. Most applications for standard review drug products are reviewed within twelve months from submission; most applications for priority review drugs are reviewed within eight months from submission. Priority review can be applied to drugs that FDA determines offer major advances in treatment, or provide a treatment where no adequate therapy exists. The review process for both standard and priority review may be extended by FDA for three additional months to consider certain late-submitted information, or information intended to clarify information already provided in the submission.

FDA may also refer applications for novel drug products, or drug products that present difficult questions of safety or efficacy, to an outside advisory committee—typically a panel that includes clinicians and other experts—for review, evaluation and a recommendation as to whether the application should be approved. FDA is not bound by the recommendation of an advisory committee, but it generally follows such recommendations.

Before approving an NDA, FDA will typically inspect one or more clinical sites to assure compliance with GCP. Additionally, FDA will inspect the facility or the facilities at which the drug is manufactured. FDA will not approve the product unless compliance with current good manufacturing practice (“cGMP”), a quality system regulating manufacturing, is satisfactory and the NDA contains data that provide substantial evidence that the drug is safe and effective in the indication studied.

After FDA evaluates the NDA and the manufacturing facilities, it issues either an approval letter or a complete response letter. A complete response letter generally outlines the deficiencies in the submission and may require substantial additional testing, or information, in order for FDA to reconsider the application. If, or when, those deficiencies have been addressed to FDA’s satisfaction in a resubmission of the NDA, FDA will issue an approval letter. FDA has committed to reviewing such resubmissions in two or six months depending on the type of information included.

An approval letter authorizes commercial marketing of the drug with specific prescribing information for specific indications. As a condition of NDA approval, FDA may require a risk evaluation and mitigation strategy (“REMS”) to help ensure that the benefits of the drug outweigh the potential risks. REMS can include medication guides, communication plans for healthcare professionals, and elements to assure safe use (“ETASU”). ETASU can include, but are not limited to, special training or certification for prescribing or dispensing, dispensing only under certain circumstances, special monitoring and the use of patient registries. The requirement for a REMS can materially affect the potential market and profitability of the drug. Moreover, product approval may require substantial post-approval testing and surveillance to monitor the drug’s safety or efficacy. Once granted, product approvals may be withdrawn if compliance with regulatory standards is not maintained or problems are identified following initial marketing.

Changes to some of the conditions established in an approved application, including changes in indications, labeling, or manufacturing processes or facilities, require submission and FDA approval of a new NDA or NDA supplement before the change can be implemented. An NDA supplement for a new indication typically requires clinical data similar to that in the original application, and FDA uses the same procedures and actions in reviewing NDA supplements as it does in reviewing NDAs.

Fast Track Designation and Accelerated Approval

FDA is required to facilitate the development, and expedite the review, of drugs that are intended for the treatment of a serious or life-threatening disease or condition for which there is no effective treatment and which demonstrate the potential to address unmet medical needs for the condition. Under the Fast Track program, the sponsor of a new product candidate may request that FDA designate the product candidate for a specific indication as a Fast Track drug concurrent with, or after, the filing of the IND for the product candidate. FDA must determine if the product candidate qualifies for Fast Track Designation within 60 days of receipt of the sponsor’s request.

Under the Fast Track program and FDA’s accelerated approval regulations, FDA may approve a drug for a serious or life-threatening illness that provides meaningful therapeutic benefit to patients over existing treatments based upon a surrogate endpoint that is reasonably likely to predict clinical benefit, or on a clinical endpoint that can be measured earlier than irreversible morbidity or mortality, that is reasonably likely to predict an effect on irreversible morbidity or mortality or other clinical benefit, taking into account the severity, rarity, or prevalence of the condition and the availability or lack of alternative treatments.

In clinical trials, a surrogate endpoint is a measurement of laboratory or clinical signs of a disease or condition that substitutes for a direct measurement of how a patient feels, functions, or survives. Surrogate endpoints can often be measured more easily or more rapidly than clinical endpoints. A product candidate approved on this basis is subject to rigorous post-marketing compliance requirements, including the completion of Phase 4 or post-approval clinical trials to confirm the effect on the clinical endpoint. Failure to conduct required post-approval studies, or confirm a clinical benefit during post-marketing studies, will allow FDA to withdraw the drug from the market on an expedited basis. All promotional materials for product candidates approved under accelerated regulations are subject to priority review by FDA.

If a submission is granted Fast Track Designation, the sponsor may engage in more frequent interactions with FDA, and FDA may review sections of the NDA before the application is complete. This rolling review is available if the applicant provides, and FDA approves, a schedule for the submission of the remaining information and the applicant pays applicable user fees. However, FDA’s time period goal for reviewing an application does not begin until the last section of the NDA is submitted. Additionally, Fast Track Designation may be withdrawn by FDA if FDA believes that the designation is no longer supported by data emerging in the clinical trial process.

Breakthrough Therapy Designation

FDA is also required to expedite the development and review of the application for approval of drugs that are intended to treat a serious or life-threatening disease or condition where preliminary clinical evidence indicates that the drug may demonstrate substantial improvement over existing therapies on one or more clinically significant endpoints. Under the Breakthrough Therapy program, the sponsor of a new product candidate may request that FDA designate the product candidate for a specific indication as a breakthrough therapy concurrent with, or after, the filing of the IND for the product candidate. FDA must determine if the product candidate qualifies for Breakthrough Therapy designation within 60 days of receipt of the sponsor’s request.

Orphan Drug Designation and Exclusivity

The Orphan Drug Act provides incentives for the development of products intended to treat rare diseases or conditions. Under the Orphan Drug Act, the FDA may grant orphan designation to a drug intended to treat a rare disease or condition, which is generally a disease or condition that affects fewer than 200,000 individuals in the United States, or more than 200,000 individuals in the United States and for which there is no reasonable expectation that the cost of developing and making a drug available in the United States for this type of disease or condition will be recovered from sales of the product. If a sponsor demonstrates that a drug is intended to treat a rare disease or condition, the FDA will grant orphan designation for that product for the orphan disease indication, assuming that the same drug has not already been approved for the indication for which the sponsor is seeking orphan designation. If the same drug has already been approved for the indication for which the sponsor is seeking orphan designation, the sponsor must present a plausible hypothesis of clinical superiority in order to obtain orphan designation. Orphan designation must be requested before submitting an NDA. After the FDA grants orphan designation, the FDA discloses the identity of the therapeutic agent and its potential orphan use.

Orphan designation may provide manufacturers with benefits such as research grants, tax credits, PDUFA application fee waivers, and eligibility for orphan drug exclusivity. If a product that has orphan designation subsequently receives the first FDA approval of the active moiety for that disease or condition for which it has such designation, the product is entitled to orphan drug exclusivity, which for seven years prohibits the FDA from approving another product with the same active ingredient for the same indication, except in limited circumstances. Orphan drug exclusivity will not bar approval of another product under certain circumstances, including if a subsequent product with the same active ingredient for the same indication is shown to be clinically superior to the approved product on the basis of greater efficacy or safety, or providing a major contribution to patient care, or if the company with orphan drug exclusivity is not able to meet market demand. Further, the FDA may approve more than one product for the same orphan indication or disease as long as the products contain different active ingredients. Moreover, competitors may receive approval of different products for the indication for which the orphan drug has exclusivity or obtain approval for the same product but for a different indication for which the orphan drug has exclusivity.

In the European Union, orphan drug designation also entitles a party to financial incentives such as reduction of fees or fee waivers and 10 years of market exclusivity is granted following drug or biological product approval. This period may be reduced to 6 years if the orphan drug designation criteria are no longer met, including where it is shown that the product is sufficiently profitable not to justify maintenance of market exclusivity.

Orphan drug designation must be requested before submitting an application for marketing approval. Orphan drug designation does not convey any advantage in, or shorten the duration of, the regulatory review and approval process.

Post-Approval Requirements

Once an NDA is approved, a product will be subject to certain post-approval requirements. For instance, the FDA closely regulates the post-approval marketing and promotion of drugs, including standards and regulations for direct-to-consumer advertising, off-label promotion, industry-sponsored scientific and educational activities and promotional activities involving the internet. Drugs may be marketed only for the approved indications and in accordance with the provisions of the approved labeling.

Adverse event reporting and submission of periodic reports are required following FDA approval of an NDA. FDA also may require post-marketing testing, known as Phase 4 testing, REMS, and surveillance to monitor the effects of an approved product, or FDA may place conditions on an approval that could restrict the distribution or use of the product. In addition, quality control, drug manufacture, packaging and labeling procedures must continue to conform to cGMPs after approval. Drug manufacturers and certain of their subcontractors are required to register their establishments with FDA and certain state agencies. Registration with FDA subjects entities to periodic unannounced inspections by FDA, during which the Agency inspects manufacturing facilities to assess compliance with cGMPs. Accordingly, manufacturers must continue to expend time, money and effort in the areas of production and quality-control to maintain compliance with cGMPs. Regulatory authorities may withdraw product approvals or request product recalls if a company fails to comply with regulatory standards, if it encounters problems following initial marketing, or if previously unrecognized problems are subsequently discovered.

Additional Regulations and Environmental Matters

In addition to FDA restrictions on marketing of pharmaceutical products, we are subject to additional healthcare regulation and enforcement by the federal government and by authorities in the states and foreign jurisdictions in which we conduct our business. These laws, which generally will not be applicable to us or our product candidates unless and until we obtain FDA marketing approval for any of our product candidates, include transparency laws, anti-kickback statutes, false claims statutes and regulation regarding providing drug samples, among others.

The federal Anti-Kickback Statute prohibits, among other things, individuals and entities from knowingly and willfully offering, paying, soliciting or receiving remuneration to induce or in return for purchasing, leasing, ordering or arranging for the purchase, lease or order of any healthcare item or service reimbursable under Medicare, Medicaid or other federally financed healthcare programs. Violations of the federal Anti-Kickback Statute are punishable by imprisonment, criminal fines, civil monetary penalties and exclusion from participation in federal healthcare programs.

Federal false claims laws and civil monetary penalties, including the False Claims Act, prohibit, among other things, any person or entity from knowingly presenting, or causing to be presented, a false claim for payment to the federal government, or knowingly making, or causing to be made, a false statement to have a false claim paid. Recently, several pharmaceutical companies have been prosecuted under these laws for allegedly inflating drug prices they report to pricing services, which in turn were used by the government to set Medicare and Medicaid reimbursement rates, and for allegedly providing free product to customers with the expectation that the customers would bill federal programs for the product. In addition, certain marketing practices, including off-label promotion, may also violate false claims laws.

HIPAA imposes criminal and civil liability for, among other things, executing a scheme to defraud any healthcare benefit program or making false statements relating to healthcare matters.

HIPAA, as amended by the HITECH Act and its implementing regulations, also imposes obligations, including mandatory contractual terms, with respect to safeguarding the privacy, security and transmission of individually identifiable health information. Many states and foreign jurisdictions also have laws and regulations that govern the privacy and security of individually identifiable health information, and such laws often vary from one another and from HIPAA.

The federal Physician Payment Sunshine Act requires certain manufacturers of drugs, devices, biologics and medical supplies for which payment is available under Medicare, Medicaid or the Children’s Health Insurance Program, with specific exceptions, to report annually to CMS, information related to payments or other transfers of value made to physicians and teaching hospitals, and ownership and investment interests held by the physicians and their immediate family members.

The majority of states also have statutes or regulations similar to the federal Anti-Kickback Law and false claims laws, which apply to items and services reimbursed under Medicaid and other state programs, or, in several states, apply regardless of the payor. Our activities may also be certain state laws regarding the privacy and security of health information that may not be preempted by HIPAA, as well as additional tracking and reporting obligations regarding payments to healthcare providers and marketing expenditures.

In addition to regulatory schemes that apply, or may in the future apply, to our business, we are or may become subject to various environmental, health and safety laws and regulations governing, among other things, laboratory procedures and any use and disposal by us of hazardous or potentially hazardous substances in connection with our research and development activities. We do not presently expect such environmental, health and safety laws or regulations to materially impact our present or planned future activities.

Coverage and Reimbursement

Sales of any of our product candidates that may be approved will depend, in part, on the extent to which the cost of the product will be covered by third party payors. Third party payors may limit coverage to an approved list of products, or formulary, which might not include all drug products approved by the FDA for an indication. A payor’s decision to provide coverage for a drug product does not imply that an adequate reimbursement rate will be approved. Further, one payor’s determination to provide coverage for a drug product does not assure that other payors will also provide coverage for the drug product. Adequate third-party reimbursement may not be available to enable us to maintain price levels sufficient to realize an appropriate return on our investment in product development.

Any product candidates for which we obtain marketing approval may not be considered medically necessary or cost-effective by third party payors, and we may need to conduct expensive pharmacoeconomic studies in the future to demonstrate the medical necessity and/or cost effectiveness of any such product. Nonetheless, our product candidates may not be considered medically necessary or cost effective. The US government, state legislatures and foreign governments have shown increased interest in implementing cost containment programs to limit government-paid health care costs, including price controls, restrictions on reimbursement and requirements for substitution of generic products. Continued interest in and adoption of such controls and measures, and tightening of restrictive policies in jurisdictions with existing controls and measures, could limit payments for pharmaceuticals such as the product candidates we are developing.

Health Reform

The United States and some foreign jurisdictions are considering or have enacted a number of legislative and regulatory proposals to change the healthcare system in ways that could affect our ability to sell our products profitably. Among policy makers and payors in the United States and elsewhere, there is significant interest in promoting changes in healthcare systems with the stated goals of containing healthcare costs, improving quality and expanding access. In the United States, the pharmaceutical industry has been a particular focus of these efforts and has been significantly affected by major legislative initiatives. By way of example, in March 2010, the ACA was signed into law, which intended to broaden access to health insurance, reduce or constrain the growth of healthcare spending, enhance remedies against fraud and abuse, add transparency requirements for the healthcare and health insurance industries, impose taxes and fees on the health industry and impose additional health policy reforms. With regard to pharmaceutical products, among other things, the ACA expanded and increased industry rebates for drugs covered under Medicaid programs and made changes to the coverage requirements under the Medicare prescription drug benefit. We continue to evaluate the effect that the ACA has on our business.

In addition, other legislative changes have been proposed and adopted since the ACA was enacted. These changes included aggregate reductions to Medicare payments to providers of up to 2% per fiscal year effective April 1, 2013 and, due to subsequent legislative amendments to the statute, will stay in effect through 2024 unless additional Congressional action is taken. In January 2013, President Obama signed into law the American Taxpayer Relief Act of 2012, which, among other things, reduced Medicare payments to several providers, and increased the statute of limitations period for the government to recover overpayments to providers from three to five years. These new laws may result in additional reductions in Medicare and other healthcare funding, which could have a material adverse effect on customers for our drugs, if approved, and, accordingly, our financial operations.

In the coming years, additional legislative and regulatory changes could be made to governmental health programs that could significantly impact pharmaceutical companies and the success of our product candidates.

Legal Proceedings

We are not currently party to any material legal proceedings. From time to time, we may be named as a defendant in legal actions arising from our normal business activities. We believe that we have obtained adequate insurance coverage or rights to indemnification in connection with potential legal proceedings that may arise.

Accounting Matters

Cherry Bekaert LLP has been engaged by the audit committee of our Board of Directors to serve as our independent registered public accounting firm for fiscal 2017, and our stockholders ratified such engagement at the annual meeting held on June 6, 2017. Notwithstanding the ratification by our stockholders, the audit committee, in its discretion, may appoint another independent registered public accounting firm at any time during the year if the committee believes that such a change would be in the best interests of our company and its stockholders.

As a result of the Merger, our Company was deemed to have changed its independent registered public accounting firm. Accordingly, on September 4, 2015, the Company’s Board of Directors effectively discharged Mantyla McReynolds LLP (“MMR”) as its independent registered public accounting firm. With the exception of a “going concern” modification, the report of MMR on the financial statements of the Company for its two most recent fiscal years prior to the Merger contained no adverse opinion or disclaimer of opinion, and was not qualified or modified as to uncertainty, audit scope or accounting principle. In connection with MMR’s audit for the fiscal years ended December 31, 2013 and 2014, and through the date of dismissal, there were no disagreements with MMR on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure, which disagreements if not resolved to the satisfaction of MMR would have caused them to make reference thereto in its report on the financial statements for such years.

During the two most recent completed fiscal years prior to the Merger and through the date of dismissal, none of the events specified in Item 304(a)(1)(iv) of Regulation S-K had occurred, with the exception of material weaknesses identified in the Company’s internal control over financial reporting prior to the Merger.

On September 4, 2015, the Company retained Cherry Bekaert LLP to serve as its principal independent registered public accounting firm. During the two most recent fiscal years and to the date of this prospectus, the Company has not consulted with Cherry Bekaert LLP regarding either: (i) the application of accounting principles to a specified transaction, either completed or proposed; or the type of audit opinion that might be rendered on the Company’s financial statements, and either a written report was provided to the Company or oral advice was provided that Cherry Bekaert LLP concluded was an important factor considered by the Company in reaching a decision as to the accounting, auditing or financial reporting issue; or (ii) any matter that was the subject of a disagreement and required to be reported under Item 304(a)(1)(iv) of Regulation S-K and the related instructions thereto.

We previously provided MMR with a copy of the foregoing disclosure and requested that it furnish us with a letter addressed to the SEC stating whether it agrees with the above statements. A copy of the letter from MMR was filed with the SEC as Exhibit 16.1 to a current report on Form 8-K filed September 11, 2015 (File No. 000-55242).

Management

The name, age and position of each of our directors and executive officers as of the date of this prospectus are as follows:

Name	Age	Position
Michael T. Cullen	71	Executive Chairman of the Board and Director
Suzanne Gagnon	61	Chief Medical Officer and Director
Dalvir S. Gill	59	Director
David B. Kaysen	68	President, Chief Executive Officer and Director
Scott B. Kellen	52	Chief Financial Officer and Vice President of Finance
Jeffrey S. Mathiesen	57	Director
J. Robert Paulson, Jr.	61	Director
Paul W. Schaffer	74	Director
D. Robert Schemel	62	Director

Executive Officers

Michael T. Cullen, M.D., M.B.A., co-founded Sun BioPharma, Inc. in November 2011 and has continuously served as Chairman of its board of directors since that date. He previously served as its Chief Executive Officer and President from November 2011 to June 2015. Dr. Cullen brings 25 years of pharmaceutical experience to our Company, including expertise in working with development-stage companies in planning, designing and advancing drug candidates from preclinical through clinical development. Dr. Cullen provided due diligence consulting to the pharmaceutical industry from 2009 to 2011, after one year in transition consulting to Eisai Co., Ltd. He developed several oncology drugs as Chief Medical Officer for MGI Pharma Inc. from 2000 to 2008, and previously at G.D. Searle, SunPharm Corporation, and as Vice President for Clinical Consulting at IBAH Inc., the world’s fifth largest contract research organization, where he provided consulting services on business strategy, creating development plans, regulatory matters and designing clinical trials for several development stage companies in the pharmaceutical industry. Dr. Cullen was also a co-founder and Chief Executive Officer of IDD Medical, a pharmaceutical start-up company. Dr. Cullen joined 3M Pharmaceuticals in 1988 and contributed to the development of cardiovascular, pulmonary and immune-response modification drugs. Over the course of his career Dr. Cullen has been instrumental in obtaining the approval of ten drugs, including three (3) since 2004: Aloxi®, Dacogen® and Lusedra®. Board-certified in Internal Medicine, Dr. Cullen practiced from 1977 to 1988 at Owatonna Clinic, Owatonna, MN, where he served as president. Dr. Cullen earned his M.D. and B.S. degrees from the University of Minnesota and his M.B.A. from the University of St. Thomas and completed his residency and Board certification in Internal Medicine through the University of North Carolina in Chapel Hill and Wilmington, NC. We believe Dr. Cullen’s role in the development of our business since inception, including his past and current positions with our Company, and extensive experience with pharmaceuticals generally make him a valuable member of our Board of Directors.

David B. Kaysen has served as our President since August 2015 and as Chief Executive Officer and as a director of our Company since July 2015. Prior to joining the Company, Mr. Kaysen was a self-employed medical technology consultant since April 2013. Mr. Kaysen previously was the President, Chief Executive Officer and a board member of Uroplasty, Inc. (now Cogentix Medical, Inc.), a publicly traded medical device company, from May 2006 through April 2013. Prior to that, Mr. Kaysen served as President and CEO and as a director of Diametrics Medical, a publicly traded diagnostics company, and Rehabilicare Inc. (now Compex Technologies), a publicly traded neuromodulation medical device company. Mr. Kaysen holds a B.S. in Business Administration from the University of Minnesota. Mr. Kaysen’s experience with publicly traded companies and within the Life Sciences industry generally, in addition to his perspective as our current President and Chief Executive Officer, uniquely qualify him for service on our Board of Directors.

Scott Kellen has served as our Vice President and Chief Financial Officer since October 1, 2015. Prior to joining Sun BioPharma, Inc., Mr. Kellen was the Chief Financial Officer of Kips Bay Medical, Inc. from 2010 through 2015 originally joining to help lead them through their initial public offering and multiple follow-on offerings. In March 2012, Mr. Kellen also became their Chief Operating Officer. From 2007 to 2009, Mr. Kellen served as Director of Finance for Transoma Medical, Inc., during which time Transoma prepared for its proposed initial public offering, which was withdrawn in February 2008 due to deteriorated market conditions. From 2005 to 2007, Mr. Kellen served as the Corporate Controller for ev3 Inc. during that company’s initial public offering and during additional follow-on offerings. From 2003 to 2005, he served as Senior Audit Manager of Deloitte & Touche, LLP (now Deloitte LLP), providing auditing and consulting services to mid-size public companies adjusting to the requirements of the Sarbanes-Oxley Act. Altogether, Mr. Kellen has spent more than 20 years in the medical device industry, serving early stage and growth companies that produced Class II and III devices. Mr. Kellen holds a B.S. in Business Administration from the University of South Dakota and is a Certified Public Accountant (inactive).

Other Directors

Suzanne Gagnon, M.D. has served as our Chief Medical Officer since January 2015 and as a director of our Company since June 2015. Previously, Dr. Gagnon served as the Lead Clinical Consultant to the Company. Prior to working for the Company, Dr. Gagnon was the President of Gagnon Consulting LLC from July 2014 through December 2014 consulting on medical, safety and regulatory matters. From December 2001 through July 2014, Dr. Gagnon had acted as the Chief Medical Officer for three companies, ICON Clinical Research, Nupathe, Inc. and Idis, Inc. Dr. Gagnon received her medical degree from Boston University School of Medicine, became Board Certified in Internal Medicine at Boston City Hospital and spent several years on faculty at the University of Miami School of Medicine where she published independently conducted clinical research in the New England Journal of Medicine prior to joining the industry. She is an international editorial advisor to Elsevier Publishing, the author or co-author of numerous publications, abstracts and book chapters and a frequent international speaker. She currently holds a position as adjunct Professor in Pharmaceutical Product Development at West Chester University of Pennsylvania. Dr. Gagnon brings deep experience in pharmaceutical development and a key perspective in the ongoing development of SBP-101 to our Board of Directors.

Dalvir S. Gill, Ph.D. has served as a director of our Company since March 2016. Mr. Gill has served as the Chief Executive Officer and a director of TransCelerate BioPharma, Inc., a nonprofit organization focused on improving the health of people around the world by simplifying and enhancing the research and development of innovative new therapies since January 2013. Previously, he was the President of Phase II-IV Drug Development at PharmaNet-i3, an international contract research organization, from July to December 2012. Dr. Gill earned his B.Sc. in Applied Biology from the University of Hertfordshire and his Ph.D. in Pathobiology from the Royal Free Hospital School of Medicine, University of London. He also holds a diploma in the health economics of pharmaceuticals from the executive program of the Stockholm School of Economics. Dr. Gill has more than 25 years of drug development experience. We believe that Dr. Gill brings strategic insight and leadership and a wealth of experience in the pharmaceutical industry to our Board of Directors, as well as knowledge of the regulatory and clinical requirements associated with the development of new drug compounds.

Jeffrey S. Mathiesen has served as a director of our Company since September 2015. He has served as Chief Financial Officer of Gemphire Therapeutics Inc., a publicly held biopharmaceutical company since January 2015. Previously, he served as Chief Financial Officer of Sunshine Heart, Inc., a publicly traded medical device company, from March 2011 to January 2015. From December 2005 to April 2010, Mr. Mathiesen served as Vice President and Chief Financial Officer of Zareba Systems, Inc., a manufacturer and marketer of medical products, perimeter fencing and security systems that was purchased by Woodstream Corporation in April 2010. Mr. Mathiesen has held executive positions with publicly traded companies dating back to 1993, including vice president and chief financial officer positions. Mr. Mathiesen holds a B.S. in Accounting from the University of South Dakota and is also a Certified Public Accountant. We believe that Mr. Mathiesen brings financial insight and leadership and a wealth of experience in capital markets to our Board of Directors, as well as knowledge of public company accounting and financial reporting requirements.

J. Robert Paulson, Jr., M.B.A. has served as a director of our Company since September 2015. Mr. Paulson has served as President, CEO, and a director of NxThera, Inc., a venture-funded medical device company developing a novel convective water vapor energy system to treat a variety of endourological conditions, including benign prostatic hyperplasia and prostate cancer since 2009. Previously, he was President, CEO and a director of Restore Medical Inc. from 2005 until its acquisition by Medtronic in July 2008. He was CFO and VP of Global Marketing for Endocardial Solutions, which was acquired by St. Jude Medical in 2005. Before that, he was the Sr. VP/General Manager of Advanced Bionics, and held several executive positions with Medtronic, including VP/General Manager of the Surgical Navigation Technologies business, VP Corporate Strategy, and Director of Corporate Development. Mr. Paulson has held senior positions in marketing, corporate development, legal and finance at General Mills, and practiced corporate, M&A and securities law with the Minneapolis law firm of Lindquist & Vennum. He has served as a director of Veran Medical since 2008, and is a former director of Ablation Frontiers, Vascular Solutions and Medical CV. Mr. Paulson received a J.D. from the Vanderbilt University School of Law, an M.B.A. from the University of St. Thomas, and a B.A. in accounting, economics & political science from Luther College. We believe that Mr. Paulson brings strategic insight and leadership and a wealth of experience in healthcare to our Board of Directors, as well as knowledge of capital markets and early stage companies.

Paul W. Schaffer has served as a director since January 2014. Mr. Schaffer graduated from Minnesota Pharmacy School in 1966. He owned and operated a compounding pharmacy, Bloomington Drug, for 42 years. Mr. Schaffer is an experienced biotech investor. We believe that Mr. Schaffer brings a wealth of experience in pharmaceutical development and manufacturing to our Board of Directors, as well as knowledge of regulations and issues facing pharmaceutical companies.

D. Robert Schemel has served as a director since March 2012. Mr. Schemel has over 39 years’ experience in the agriculture industry. From 1973-2005, Mr. Schemel owned and operated a farming operation in Kandiyohi County, Minnesota, building a 5,000-acre operation producing corn, soybeans and sugar beets. Mr. Schemel has extensive experience in serving on boards of directors. From 1992-1996 he served as a board member for ValAdCo and then from 1996-2003 he served as the Chairman of the Board for Phenix Biocomposites. He is currently a member of the Southern Minnesota Beet Sugar Co-op which oversees the operation of the largest US sugar processing facility and a molasses desugarization facility in Renville, Minnesota, which has a total economic benefit currently exceeding $180 million annually. We believe that Mr. Schemel brings business insight and leadership as well as significant experience in the development and growth of early stage companies.

Director Independence

Our Board of Directors consists of eight directors. Five of our directors are independent directors, as defined under the applicable rules of The Nasdaq Stock Market, which we have voluntarily adopted as our standard for director independence. These independent directors are Messrs. Gill, Mathiesen, Paulson, Schaffer and Schemel. There is no familial relationship among any of our directors or executive officers.

Committees of the Board of Directors

Our Board of Directors has established three standing committees: Audit, Compensation, and Nominating and Governance. The membership of each committee is as follows:

Committees
Director	Audit	Compensation	Nominating and Governance	Independent Directors
Michael T. Cullen	–	–	–
Suzanne Gagnon	–	–	–
Dalvir S. Gill	–	–	Member	✓
David B. Kaysen	–	–	–
Jeffrey S. Mathiesen	Chair	–	Member	✓
J. Robert Paulson, Jr.	–	Member	Chair	✓
Paul W. Schaffer	Member	Member	–	✓
D. Robert Schemel	Member	Chair	–	✓

Audit Committee

The Audit Committee’s primary functions, among others, are to: (a) assist our Board of Directors in discharging its statutory and fiduciary responsibilities with regard to audits of the books and records of our Company and the monitoring of its accounting and financial reporting practices; (b) carry on appropriate oversight to determine that our Company and its subsidiaries have adequate administrative and internal accounting controls and that they are operating in accordance with prescribed procedures and codes of conduct; and (c) independently review our Company’s financial information that is distributed to shareholders and the general public. The Audit Committee operates pursuant to a written, which is available on our website at www.sunbiopharma.com.

All of the members of the Audit Committee meet the requirements for financial literacy under the applicable rules and regulations of the SEC. Our Board of Directors has determined that Jeffrey S. Mathiesen is qualified to serve as an audit committee financial expert, as that term is defined under the applicable rules of the SEC. Each member of the Audit Committee is an “independent director,” as that term is defined in the rules of the Nasdaq Stock Market, and satisfies the independence requirements of Rule 10A-3(b)(1) of the Exchange Act.

Compensation Committee

The Compensation Committee reviews and recommends to our Board of Directors on an annual basis the goals and objectives relevant to the annual compensation of our executive officers in light of their respective performance evaluations. Our Compensation Committee is responsible for reviewing and approving the compensation of our executive officers and administering our equity incentive plans, including approval of individual grants of stock options and other awards to persons other than non-employee directors. In fulfilling its duties, the Compensation Committee has the authority to retain and has, from time to time, retained an outside compensation consultant to provide advice and reference materials on compensation matters. The Compensation Committee operates pursuant to a written charter, which is available on our website at www.sunbiopharma.com.

Each member of the Compensation Committee is an “independent director,” as that term is defined in the rules of the Nasdaq Stock Market, a “non-employee director” pursuant to Rule 16b-3 of the Exchange Act.

Nominating and Governance Committee

The Nominating and Governance Committee is primarily responsible for identifying individuals qualified to serve as members of our Board of Directors, recommending individuals to our Board of Directors for nomination as directors and committee membership, reviewing the compensation paid to our non-employee directors and recommending adjustments in director compensation, as necessary, in addition to overseeing the annual evaluation of our Board of Directors. The Nominating and Governance Committee operates pursuant to a written charter, which is available on our website at www.sunbiopharma.com.

Each member of the Nominating and Governance Committee is an “independent director,” as that term is defined in the rules of the Nasdaq Stock Market.

Compensation Committee Interlocks and Insider Participation

None of the members of the compensation committee nor any director nominee proposed to become a member of the compensation committee is or has at any time during the last completed fiscal year been an officer or employee of our Company. None of our executive officers has served as a member of our Board of Directors or as a member of the compensation or similar committee, of any entity that has one or more executive officers who served on our Board of Directors during the last completed fiscal year.

None of the members of the compensation committee is or has at any time during the last completed fiscal year been an officer or employee of our Company. None of our executive officers has served as a member of the Board of Directors, or as a member of the compensation or similar committee, of any entity that has one or more executive officers who served on our Board of Directors or compensation committee during the last completed fiscal year.

Director Compensation

Directors who are also our employees receive no additional compensation for serving on our Board of Directors. During 2016, our Company reimbursed non-employee directors for out-of-pocket expenses incurred in connection with attending meetings of our Board of Directors and its committees.

Non-Employee Director Compensation for 2016

The following table sets forth information concerning annual compensation for our non-employee directors during the year ended December 31, 2016:

Name	Option Awards(1) ($)	Total ($)
Dalvir S. Gill	198,000(2)	198,000
Jeffrey S. Mathiesen	198,000(3)	198,000
J. Robert Paulson, Jr.	198,000(4)	198,000
Paul W. Schaffer	198,000(5)	198,000
D. Robert Schemel	198,000(6)	198,000

(1)

Amounts shown in the “Option Awards” column represent the aggregate grant date fair value of these awards computed in accordance with FASB ASC Topic 718. For additional information regarding the calculation of grant date fair value of options granted during 2016, see Note 9 to the consolidated financial statements appearing in our annual report on Form 10-K for the fiscal year ended December 31, 2016.

(2)	Represents, a non-qualified stock option to purchase 208,000 shares of common stock granted in December 2016.
(3)	Represents, a non-qualified stock option to purchase 208,000 shares of common stock granted in December 2016.
(4)	Represents, a non-qualified stock option to purchase 208,000 shares of common stock granted in December 2016.
(5)	Represents, a non-qualified stock option to purchase 208,000 shares of common stock granted in December 2016.
(6)	Represents, a non-qualified stock option to purchase 208,000 shares of common stock granted in December 2016.

Executive Compensation

Base salaries for each of our named executive officers were initially established based on arm’s-length negotiations with the applicable executive. Our Compensation Committee reviews our executive officers’ salaries annually. When negotiating or reviewing base salaries, the Compensation Committee expects to consider market competitiveness based on their market experience, the executive’s expected future contribution to our success and the relative salaries and responsibilities of our other executives. All three of our Company’s continuing executive officers were employed by the Company during the most recent completed fiscal year.

Summary Compensation Table

The following table provides information regarding the compensation earned during fiscal year 2016 and fiscal year 2015 by our named executive officers:

Name and principal position	Fiscal Year	Salary ($)	Option awards ($)(1)	Total ($)
Michael T. Cullen	2016	199,364	145,248	344,612
Executive Chairman	2015	90,000	140,000	230,000
David B. Kaysen	2016	248,859	1,016,736	1,265,595
President and Chief Executive Officer	2015	77,955	–	78,000
Scott Kellen	2016	209,046	435,744	644,790
Chief Financial Officer and Vice President of Finance	2015	50,000	–	50,000

(1)

The values of option awards in this table represent the fair value of such awards granted during the fiscal year, as computed in accordance with FASB ASC 718. The assumptions used to determine the valuation of the awards are discussed in Note 9 to our consolidated financial statements, included in our annual report on Form 10-K for the fiscal year ended December 31, 2016.

Outstanding Equity Awards at December 31, 2016

	Option Awards
Name	Number of securities underlying unexercised options (#) exercisable	Number of securities underlying unexercised options (#) unexercisable	Option exercise price ($)	Option expiration Date
Michael T. Cullen	80,000	–	3.175	3/5/25
	1,875	13,125(1)	15.10	12/12/26
David B. Kaysen	17,600	62,400(2)	15.10	12/12/26
	3,125	21,875(1)	15.10	12/12/26
Scott Kellen	6,600	23,400(2)	15.10	12/12/26
	1,875	13,125(1)	15.10	12/12/26

(1)	Scheduled to vest in eight equal installments on the last day of each calendar quarter, starting March 31, 2017.
(2)

Vests proportionately based on cash proceeds received by, or contractually obligated to be remitted to, the Company after June 1, 2016 and before December 31, 2018 from any transaction, excluding operating-related cash flows. Gross proceeds resulting from a closing of the Offering would result in additional vesting under this award.

Employment Agreements

We are party to employment agreements with our Executive Chairman, President and Chief Executive Officer, and Chief Financial Officer (collectively, the “Executives”). In addition to the specific terms summarized below, each of the Executives is eligible to participate in the other compensation and benefit programs generally available to our employees, including our other executive officers. Each employment agreement also includes customary confidentiality, non-competition and non-solicitation covenants.

In accordance with the employment agreements, the base salary of each Executive is reviewed annually by the Compensation Committee of our Board of Directors. The committee may authorize an increase for the applicable year, but may not reduce an Executive’s base salary below its then-current level other than with the Executive’s consent or pursuant to a general wage reduction in respect of substantially all of our executive officers.

In October 2017, we further amended the employment agreements with the Executives. For Dr. Cullen and Mr. Kaysen, the amendments established new annual base salaries representing a 25% reduction from prior levels, each effective as of October 1, 2017. Mr. Kellen’s annual base salary remained unchanged. Each Amendment further discontinued the “accrued compensation” provision that had been introduced in earlier amendments to the Executives’ employment agreements.

As a result of the amendments, each of the Executives continues to be eligible to receive a cash payment in an amount equal to the amount that previously accumulated under the “accrued compensation” provision through September 30, 2017. The cash payment would become due upon a change of control (as defined in each employment agreement) or our issuance of equity securities (including any securities that are convertible into or exercisable for equity securities) resulting in gross cash proceeds of $10,000,000 or more (a “Qualified Offering”). If neither a change of control nor a Qualified Offering occurs on or before June 30, 2018, then the right to cash payment will be forfeited.

If, on or before June 30, 2018, the Company closes an underwritten public offering of its securities that includes shares of common stock (whether or not such offering is a Qualified Offering), including the offering contemplated by this prospectus, then each of the Executives will, in lieu of cash payment, instead receive one or more equity awards under the 2016 Plan. The equity awards would be in the form of an option to purchase shares of common stock and a potential additional award of shares of common stock. Pursuant to the amendments, each Executive has agreed to automatically waive their rights to the cash payment discussed above in exchange for the equity awards. The number of shares underlying the potential stock option will be determined at the time the Company closes an underwritten public offering and is to be based on the amount of each Employee’s potential cash payment amount (identified above) divided by the value of an option to purchase a single share of common stock determined using a Black-Scholes option valuation model. The exercise price for each option award will equal “fair market value” as of the grant date determined in accordance with the 2016 Plan. If the number of shares underlying the option award is limited by the 2016 Plan, then the remainder will be issued in the form of a stock award.

Executive Chairman

Under his employment agreement, Dr. Cullen was entitled to receive an initial annualized base salary equal to $384,000. As discussed above, the latest amendment to Dr. Cullen’s employment agreement reduced his annualized base salary to $288,000, effective as of October 1, 2017. Notwithstanding the foregoing, Dr. Cullen received a portion of his monthly salary in cash and the remainder was accrued between October 1, 2015 and September 30, 2017. In lieu of the accrued amount, Dr. Cullen’s employment agreement entitles him to a potential cash payment of $410,136 as a result of any change of control or Qualified Offering on or before June 30, 2018, as discussed in more detail above.

Starting with the fiscal year ended December 31, 2016, Dr. Cullen has been eligible for an annual performance-based cash bonus with a target amount equal to no less than 45% of his base salary. Payment of the bonus amount will be subject to achievement of metrics to be established by our Board of Directors and Dr. Cullen’s continued employment with the Company through the end of the applicable cash bonus period. Neither our Board of Directors nor its Compensation Committee established such performance criteria for 2016 and therefore no cash bonus was paid.

President and Chief Executive Officer

Under his employment agreement, Mr. Kaysen was entitled to receive an initial annualized base salary equal to $420,000. Through June 15, 2016, Mr. Kaysen continued to serve as a part-time employee, pursuant to which he was entitled to receive a reduced monthly salary of $17,500. Since June 16, 2016, Mr. Kaysen has served as a full-time employee. Notwithstanding the foregoing, Mr. Kaysen received a portion of his monthly salary in cash and the remainder was accrued between March 1, 2016 and September 30, 2017. In lieu of the accrued amount, Mr. Kaysen’s employment agreement entitles him to a potential cash payment of $201,599 as a result of any change of control or Qualified Offering on or before June 30, 2018, as discussed in more detail above.

Starting with the fiscal year ended December 31, 2016, Mr. Kaysen has been eligible for an annual performance-based cash bonus with a target amount equal to no less than 60% of his base salary. Payment of the bonus amount will be subject to achievement of metrics to be established by our Board of Directors and Mr. Kaysen’s continued employment with the Company through the end of the applicable cash bonus period. Neither our Board of Directors nor its Compensation Committee established such performance criteria for 2016 and therefore no cash bonus was paid. Mr. Kaysen is also eligible to receive cash bonuses of (i) $260,000 upon the completion of a Qualified Financing and (ii) $36,000 upon the completion of certain other objectives specified in his employment agreement. Mr. Kaysen had satisfied the objectives of the bonus amount of $36,000 during the first quarter of 2016, payment of which has also been deferred until the completion of a Qualified Financing.

In place of the option award that his employment agreement would have required upon the completion of a Qualified Financing, on December 12, 2016, Mr. Kaysen received an option to purchase an aggregate of 80,000 shares of our common stock at an exercise price of $1.51 per share. Such option, vests proportionately based on cash proceeds received by, or contractually obligated to be remitted to, the Company after June 1, 2016 and before December 31, 2018 from any transaction, excluding certain internal operating-related cash flows. The performance criteria was 22% satisfied on the date of grant, resulting in vesting of the option as to 17,600 shares. On March 17, 2017, the Compensation Committee certified the further satisfaction of the performance criteria as a result of the sale of convertible promissory notes in February and March 2017 resulting in gross proceeds of $3.1 million. Upon completion of the sale of those convertible promissory notes, the option became exercisable for a total of 42,400 shares or 53% of the total underlying shares.

Chief Financial Officer

Under his employment agreement, Mr. Kellen is entitled to receive an initial annualized base salary equal to $240,000. Notwithstanding the foregoing, Mr. Kellen received a portion of his monthly salary in cash and the remainder was accrued between March 1, 2016 and September 30, 2017. In lieu of the accrued amount, Mr. Kaysen’s employment agreement entitles him to a potential cash payment of $97,208 as a result of any change of control or Qualified Offering on or before June 30, 2018, as discussed in more detail above.

Starting with the fiscal year ended December 31, 2016, Mr. Kellen has been eligible for an annual performance-based cash bonus with a target amount equal to no less than 40% of his base salary. Payment of the bonus amount will be subject to achievement of metrics to be established by our Board of Directors and Mr. Kellen’s continued employment with the Company through the end of the applicable cash bonus period. Neither our Board of Directors nor its Compensation Committee established such performance criteria for 2016 and therefore no cash bonus was paid.

In place of the option award that his employment agreement would have required upon the completion of a Qualified Financing, on December 12, 2016, Mr. Kellen received an option to purchase an aggregate of 30,000 shares of our common stock at an exercise price of $1.51 per share. Such option, vests proportionately based on cash proceeds received by, or contractually obligated to be remitted to, the Company after June 1, 2016 and before December 31, 2018 from any transaction, excluding certain internal operating-related cash flows. The performance criteria was 22% satisfied on the date of grant, resulting in vesting of the option as to 6,600 shares. On March 17, 2017, the Compensation Committee certified the further satisfaction of the performance criteria as a result of the sale of convertible promissory notes in February and March 2017 resulting in gross proceeds of $3.1 million. Upon completion of the sale of those convertible promissory notes, the option became exercisable for a total of 15,900 shares or 53% of the total underlying shares.

Potential Payments upon Termination or Change-in-Control

Under their respective employment agreements, if an Executives’ employment is terminated by us for any reason other than for “cause” (as defined in the applicable employment agreement) or by the Executive for “good reason” (as defined in the applicable employment agreement), then the Executive will be eligible to receive an amount equal to his respective annualized salary plus an amount equal to a prorated portion of his cash bonus target for the year in which the termination occurred, in addition to other amounts accrued on or before the date of termination. If any such termination occurs within six months prior or two years after a “change of control” (as defined in the applicable employment agreement), then Dr. Cullen and Mr. Kellen would instead receive an amount equal to his respective annualized salary, plus an amount equal to his full cash bonus target for the year in which the termination occurred. Upon a similar termination, Mr. Kaysen would receive an amount equal to 1.5 times his annualized salary, plus an amount equal to his full cash bonus target. As discussed above, the employment agreements with Dr. Cullen, Mr. Kellen and Mr. Kaysen would entitled each of them to receive a cash payments for previously accrued salaries in the amount of $410,136; $201,599; and $97,208, respectively, upon a change of control.

Certain Relationships and Related Party Transactions

The following is a summary of transactions since January 1, 2015 to which our company has been a party and in which the amount involved exceeded $13,000, which is approximately 1% of the average of our total assets as of December 31, 2016, and in which any of our directors, executive officers, or beneficial holders of more than 5% of our capital stock had or will have a direct or indirect material interest, other than compensation arrangements that are described under the heading “Executive Compensation: Employment Agreements” and “Director Compensation” above.

Our Chief Medical Officer, Suzanne Gagnon, is also a member of our Board of Directors. We are party to an employment agreement with Ms. Gagnon in substantially the same form as the employment agreements with the Executives described above under the heading “Employment Agreements.” Ms. Gagnon is eligible to participate in the other compensation and benefit programs generally available to our employees. Her employment agreement also includes customary confidentiality, non-competition and non-solicitation covenants. During 2015 and 2016, Ms. Gagnon received compensation from the Company amounting to $110,000 and $177,000, respectively. Under her employment agreement, Ms. Gagnon was entitled to receive an initial annualized base salary equal to $360,000. Pursuant to the latest amendment to her employment agreement, her annualized base salary was reduced to $270,000, effective as of October 1, 2017. Ms. Gagnon’s employment agreement would entitle her to a potential cash payment of $385,036 as a result of any change of control or Qualified Offering, which amount was based on the amount of compensation that she had accrued prior to September 30, 2017.

During 2015, Ryan R. Gilbertson received $34,417 in cash compensation for his service as SBI Delaware’s Executive Vice President of Business Development. As additional compensation for his service, on March 6, 2015, Mr. Gilbertson received options to purchase the equivalent of 40,000 shares of our common stock at $3.175 per share. Mr. Gilbertson is a beneficial holder of more than 5% of our capital stock.

During 2015, Christopher R. Johnson received $35,400 in cash compensation for his service to SBI Delaware and on March 6, 2015, he received options to purchase the equivalent of 40,000 shares of our common stock at $3.175 per share. At the time, Mr. Johnson was a beneficial holder of more than 5% of our capital stock.

In March 2017, Northern Capital Partners I, LP, of which Mr. Gilbertson is the chief manager, purchased $200,000 original principal amount of 2017 Notes. As a result of this investment, Northern Capital Partners I, LP is a party to both a Note Purchase Agreement and a Participation Agreement with the Company.

In March 2017, Douglas M. Polinsky purchased $150,000 original principal amount of 2017 Notes. As a result of this investment, Mr. Polinsky is a party to both a Note Purchase Agreement and a Participation Agreement with the Company.

In March 2017, Christopher R. Johnson purchased an aggregate of $75,000 original principal amount of 2017 Notes through various affiliated entities. As a result of these investments, the affiliated entities are party to both Note purchase Agreements and Participation Agreements with the Company.

In March 2017, Paul W. Schaffer, a director of the Company, purchased $50,000 original principal amount of 2017 Notes. As a result of this investment, he is party to both a Note Purchase Agreement and a Participation Agreement with the Company.

Recent Equity Issuances to Directors, Executive Officers and 5% Stockholders

The following table shows all issuances of common stock since the beginning of January 1, 2015 to directors, executive officers and holders of more than 5% of our capital stock.

Director Executive Officer or Stockholder	Date	Shares Issued	Consideration
Michael T. Cullen	4/28/2015	60,000	$112,500 in connection with exercise of warrants
Michael T. Cullen	6/24/2016	5,000	$50,000 pursuant to Securities Purchase Agreement
Michael T. Cullen	12/31/2014	2,000	$1,750 in connection with exercise of options
Suzanne Gagnon	5/6/2014	40,000	Services rendered as an employee.
Suzanne Gagnon	6/24/2016	3,000	$30,000 pursuant to Securities Purchase Agreement
Ryan R. Gilbertson	12/31/2014	36,360	$99,990 in connection with option exercise
Ryan R. Gilbertson	2/19/2015	36,360	$99,990 in connection with option exercise
David B. Kaysen	6/24/2016	5,000	$50,000 pursuant to Securities Purchase Agreement
Scott Kellen	6/24/2016	3,500	$35,000 pursuant to Securities Purchase Agreement
Douglas M. Polinsky	12/31/2014	40,000	$100,000 in connection with option exercise
Douglas M. Polinsky	2/19/2015	40,000	$100,000 in connection with option exercise
Paul W. Schaffer	12/31/2014	8,000	$18,200 in connection with option exercise
Paul W. Schaffer	4/18/2015	20,000	$37,500 in connection with warrant exercise
Paul W. Schaffer	5/22/2015	8,000	$25,400 in connection with option exercise
Paul W. Schaffer	6/24/2016	10,000	$100,000 pursuant to Securities Purchase Agreement
Paul W. Schaffer Trust	4/17/2015	8,909	$100,000 principal amount of converted indebtedness
D. Robert Schemel	5/20/2015	100,000	$187,500 in connection with warrant exercise
D. Robert Schemel	12/31/2014	32,000	$51,200 in connection with option exercise
D. Robert Schemel	5/20/2015	6,000	$19,050 in connection with option exercise
D. Robert Schemel	5/20/2015	40,000	$127,000 in connection with option exercise
Douglas M. Polinsky	3/31/17	83,332	$625,000 in connection with conversion of promissory notes
Ryan R. Gilbertson	3/31/17	98,000	$735,000 in connection with conversion of promissory notes, including $210,000 through Total Depth Foundation

Promoters and Certain Control Persons

Michael T. Cullen, a founder of Sun Biopharma, Inc., received an option to purchase the equivalent of 2,000 shares of our common stock at $0.875 per share on December 29, 2011, as compensation for his service as its Chief Medical Officer. During 2012 and 2013, Dr. Cullen received cash compensation for his service as Chief Medical Officer in the amounts of $22,500 and $90,000, respectively. See the disclosure in the “Summary Compensation Table” above for Dr. Cullen’s compensation during 2015 and under the heading “Employment Agreements” above for additional information regarding the terms of his employment.

Paul M. Herron, a founder of Sun BioPharma, Inc., received an option to purchase the equivalent of 2,000 shares of our common stock at $0.875 per share on December 29, 2011, as compensation for his service as its President and Chief Executive Officer. During 2012, 2013 and 2014, Mr. Herron received cash compensation for his service as Chief Executive Officer in the amounts of $22,500, $90,000 and $105,000, respectively.

Clifford F. McCurdy, III, a founder of Sun BioPharma, Inc., received an option to purchase the equivalent of 2,000 shares of our common stock at $0.875 per share on December 29, 2011, as compensation for his service as its Chief Operating Officer. During 2012 and 2013, Mr. McCurdy received cash compensation for his service as Chief Operating Officer in the amounts of $11,250 and $90,000, respectively. See the disclosure in the “Summary Compensation Table” above for Mr. McCurdy’s compensation during 2015.

Thomas X. Neenan, a founder of Sun BioPharma, Inc., received cash compensation for service as a consultant in the amounts of $15,000; $60,000; and $84,000 during 2012, 2013 and 2014, respectively. As additional compensation for his service as a consultant, Dr. Neenan received an option to purchase the equivalent of 4,000 shares of our common stock at $1.10 per share on June 13, 2013, an option to purchase the equivalent of 4,000 shares of our common stock at $2.50 per share on January 22, 2014 and an option to purchase the equivalent of 6,000 shares of our common stock at $2.275 per share on July 31, 2014. During 2015, Dr. Neenan received cash compensation in the amount of $93,000 and an option to purchase the equivalent of 30,000 shares of our common stock at $3.175 per share granted on March 5, 2015 as compensation for his service as Chief Scientific Officer.

Security Ownership of Certain Beneficial Owners AND Management

The following table sets forth certain information with respect to the beneficial ownership of our outstanding common stock as of December 1, 2017 by (i) each of our named executive officers, (ii) each of our directors, (iii) all of our executive officer and directors as a group, and (iv) each person known to us to beneficially own more than five percent of our outstanding shares of common stock. The rightmost columns present numbers and percentages of shares of common stock that would be beneficially owned after the sale of shares of common stock and warrants in this offering and the conversion of convertible promissory notes into an estimated          shares of common stock. The information presented in the table is based on 3,670,432 shares of our common stock outstanding on December 1, 2017 and excludes any shares that may be purchased through the offering by the persons listed below.

Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to securities. Unless otherwise indicated below, to our knowledge, the persons and entities named in the table have sole voting and investment power with respect to all shares beneficially owned, subject to community property laws where applicable. For purposes of the table below, shares of common stock issuable pursuant to options and warrants that can be acquired within 60 days of December 1, 2017, are deemed to be outstanding and to be beneficially owned by such person holding the securities but are not treated as outstanding for the purpose of computing the percentage ownership of any other person. Except as otherwise noted below, the address for each person listed in the table is c/o Sun BioPharma, Inc., 712 Vista Blvd #305, Waconia, Minnesota 55387.

	Shares Beneficially Owned		Shares Beneficially Owned After Offering and Conversion of Convertible Promissory Notes
Name	Number	Percentage	Number	Percentage
Executive Officers and Directors:
Michael T. Cullen(1)	441,576	11.7%			%
David B. Kaysen(2)	62,400	1.7			%
Scott Kellen(3)	28,650	*			%
Suzanne Gagnon(4)	93,000	2.5%			%
Dalvir S. Gill(5)	20,800	*			%
Jeffrey S. Mathiesen(5)	20,800	*			%
J. Robert Paulson, Jr. (5)	20,800	*			%
Paul W. Schaffer(6)(7)	147,255	4.0%			%
D. Robert Schemel(8)	392,882	10.6%			%
All directors and current executive officers as a group (9 persons)(9)	1,228,163	30.6%			%

5% Stockholders:
Ryan R. Gilbertson(7)(10) 1675 Neal Ave Delano, MN 55328	615,554	16.3%			%
Paul M. Herron(11) 105 Cypress Lagoon Court Ponte Vedra Beach, FL 32082	245,486	6.7%			%
Douglas M. Polinsky(7)(12) 328 Barry Ave S. #210 Wayzata, MN 55391	200,396	5.4%			%
Clifford F. McCurdy III(13) 15625 West Hwy 318 Williston, Florida 32696	184,000	5.0%			%

*	Less than one percent.
(1)	Includes 189,576 shares held by the Cullen Living Trust, 87,500 shares subject to stock options and 2,500 shares subject to warrants.
(2)	Includes 2,500 shares subject to warrants and 54,900 shares subject to stock options.
(3)	Includes 1,750 shares subject to warrants and 23,400 shares subject to stock options.
(4)	Includes 1,000 shares held by the Gagnon Family Trust, 1,500 shares subject to warrants and 47,500 shares subject to stock options.
(5)	Includes 20,800 shares subject to stock options.
(6)

Includes 18,909 shares and 5,000 shares subject to warrants held by the Paul Shaffer Trust, 28,800 shares subject to stock options and an estimated 5,126 shares issuable upon the holder’s election pursuant to a convertible promissory note.

(7)

Upon a “qualified financing,” the convertible promissory note(s) beneficially owned would instead automatically convert into common stock at price of $10.10 per share or (if less) a price representing a 33% discount from either (a) the price per share of common stock (if any) offered in such financing or (b) the closing price of our common stock on the date the material terms of such financing are first publicly announced, subject to the holder’s right to elect an alternate conversion into the securities then offered at a 10% discount to the price paid in such financing. Upon a corporate transaction, the convertible promissory note would automatically convert into common stock at a price equal to $30 million divided by the number of shares then outstanding (calculated on a fully-diluted basis).

(8)	Includes 282,654 shares held by spouse and 20,800 shares subject to stock options.
(9)	Includes 325,000 shares subject to stock options, 13,200 shares subject to warrants and an estimated 5,126 shares issuable upon the holder’s election pursuant to a convertible promissory note.
(10)

Based on Amendment No. 1 on Schedule 13D/A filed with the SEC on April 14, 2017, reflecting beneficial ownership as of March 31, 2017. Includes 80,000 shares subject to warrants, and an estimated 20,504 shares issuable upon the holder’s election pursuant to convertible promissory notes. $200,000 principal amount of the convertible promissory notes are held by Northern Capital Partners I, LP. As chief manager of Northern Capital Partners I, LP, Mr. Gilbertson reported sharing voting and dispositive power with respect to the shares of common stock beneficially owned by Northern Capital Partners I, LP. Also includes 28,000 shares held by Total Depth Foundation.

(11)

Based on Schedule 13G filed with the SEC on September 14, 2015, reflecting the stockholder’s beneficial ownership as of September 4, 2015. Includes 41,486 shares held jointly with spouse and 20,000 shares subject to warrants.

(12)	Includes 10,170 shares held jointly with spouse and an estimated 15,393 shares issuable upon the holder’s election pursuant to a convertible promissory note.
(13)	Based on Schedule 13G filed with the SEC on September 14, 2015, reflecting the stockholder’s beneficial ownership as of September 4, 2015.

DESCRIPTION OF Securities

The following is a summary description of our securities. It does not purport to be complete and is subject to, and is qualified in its entirety by, the provisions of our certificate of incorporation and bylaws, copies of which are attached hereto and incorporated herein by reference.

Authorized Capital Stock

Our authorized capital stock consists of: (1) 100,000,000 shares of common stock, $0.001 par value per share, and (2) 10,000,000 shares of preferred stock, $0.001 par value per share. As of December 1, 2017, there were approximately 182 holders of record of our common stock and no holders of preferred stock. As of the same date, we had 3,670,432 shares of common stock outstanding and no shares of preferred stock outstanding.

Common Stock

Voting Rights

Each share of common stock entitles the holder to one vote for all purposes and cumulative voting is not permitted in the election of directors. Significant corporate transactions, such as amendments to the certificate of incorporation, mergers, sales of assets and dissolution or liquidation, require approval by the affirmative vote of the majority of the outstanding shares of common stock. Other matters to be voted upon by the holders of common stock normally require the affirmative vote of a majority of the shares present at the particular stockholders meeting.

Dividend Rights

Holders of common stock are entitled to receive such dividends as may be declared by our Board of Directors out of assets legally available therefore, and to share ratably in the assets of our Company available upon liquidation. However, we do not anticipate payment of any dividends in the foreseeable future. See “Dividend Policy.”

Liquidation and Preemptive Rights

In the event of liquidation, dissolution or winding-up, holders of our common stock are entitled to share ratably in the assets of our Company available upon liquidation. There are no preemptive, subscription, conversion or redemption rights pertaining to our common stock. The absence of preemptive rights could result in a dilution of the interest of investors should additional shares of common stock be issued.

National Exchange Listing

We intend to apply for a listing of our common stock and the warrants to be issued in this offering on the Nasdaq Capital Market under the symbols “SNBP” and “SNBPW,” respectively. No assurance can be given that such listing will be approved or that a trading market will develop.

Preferred Stock

Our Board of Directors has the authority, without first obtaining the approval of our stockholders, to establish one or more series of preferred stock and to fix:

●	the number of shares of such series;

●	the designations, preferences and relative rights, including voting rights, dividend rights, conversion rights, redemption privileges and liquidation preferences; and

●	any qualifications, limitations or restrictions.

We believe that the ability of our Board of Directors to issue one or more series of preferred stock provides flexibility in structuring possible future financings and acquisitions, and in meeting other corporate needs that may arise. The authorized shares of preferred stock, as well as authorized and unissued shares of common stock, are available for issuance without action by the holders of common stock, unless such action is required by applicable law or the rules of any stock exchange or automated quotation system on which our securities may be listed or traded.

Our Board of Directors may authorize, without stockholder approval, the issuance of preferred stock with voting and conversion rights that could adversely affect the voting power and other rights of holders of common stock. Although our Board of Directors has no current intention of doing so, it could issue a series of preferred stock that could, depending on the terms of such series, impede the completion of a merger, tender offer or other takeover attempt of our Company. Our Board of Directors could also issue preferred stock having terms that could discourage an acquisition attempt through which an acquirer may be able to change the composition of our Board of Directors, including a tender offer or other transaction that some, or a majority, of the stockholders might believe to be in their best interests or in which stockholders might receive a premium for their stock over the then-current market price. Any issuance of preferred stock therefore could have the effect of decreasing the market price of our common stock.

Our Board of Directors will make any determination to issue such shares based on its judgment as to the best interests of our Company and stockholders. We have no current plans to issue any preferred stock.

Options

The 2016 Plan initially authorized the issuance of up to 1,500,000 shares of our common stock pursuant to awards granted thereunder. As of December 1, 2017, options to purchase 389,600 shares of our common stock were outstanding under the 2016 Plan with a weighted average price of $15.05 per share. A total of 1,110,400 shares of common stock remained available for future grants under the 2016 Plan as of the same date.

As of December 1, 2017, options to purchase 294,360 shares of our common stock remained outstanding under the 2011 Plan with a weighted average price of $2.79 per share. We ceased making awards under the 2011 Plan upon stockholder approval of the 2016 Plan.

Warrants Outstanding

As of December 1, 2017, we had issued and outstanding warrants to purchase 351,500 shares of common stock and no warrants to purchase shares of preferred stock outstanding. Of the outstanding warrants, warrants to purchase 242,500 shares of common stock are exercisable at a price of $1.875 per share for up to ten (10) years after the date of issuance (or earlier upon a change of control or an initial public offering, each as defined in the warrants). Warrants to purchase 108,550 shares of common stock were issued pursuant to the Purchase Agreements and are exercisable for a period of five years from the date of issuance at an exercise price of $15.00 per share. The remaining warrants to purchase 450 shares of common stock were issued to a private individual and are exercisable for a period of five years from the date of issuance at an exercise price of $2.50.

Warrants to be Issued in this Offering

The following is a brief summary of certain terms and conditions of the warrants to be issued in connection with this offering and are subject in all respects to the provisions contained in the warrants.

Form

The warrants will be issued in electronic book-entry form to the investors. You should review a copy of the form of warrant, which is filed as an exhibit to the registration statement of which this prospectus forms a part, for a complete description of the terms and conditions applicable to the warrants.

Exercisability

The warrants are exercisable at any time after their original issuance, expected to be          , 2017, and at any time up to the date that is five years after their original issuance. The warrants will be exercisable, at the option of each holder, in whole or in part by delivering to us a duly executed exercise notice and, at any time a registration statement registering the issuance of the shares of common stock underlying the warrants under the Securities Act is effective and available for the issuance of such shares, or an exemption from registration under the Securities Act is available for the issuance of such shares, by payment in full in immediately available funds for the number of shares of common stock purchased upon such exercise. If a registration statement registering the issuance of the shares of common stock underlying the warrants under the Securities Act is not effective or available and an exemption from registration under the Securities Act is not available for the issuance of such shares, the holder may, in its sole discretion, elect to exercise the warrant through a cashless exercise, in which case the holder would receive upon such exercise the net number of shares of common stock determined according to the formula set forth in the warrant. No fractional shares of common stock will be issued in connection with the exercise of a warrant. In lieu of fractional shares, we will pay to the holder an amount in cash equal to the fractional amount multiplied by the exercise price or round up to the next whole share.

Exercise Limitation

A holder will not have the right to exercise any portion of the warrant if the holder (together with its affiliates) would beneficially own in excess of 4.99% of the number of shares of our common stock outstanding immediately after giving effect to the exercise, as such percentage ownership is determined in accordance with the terms of the warrants. However, any holder may increase or decrease such percentage to any other percentage not in excess of 9.99% upon at least 61 days’ prior notice from the holder to us.

Exercise Price

The exercise price per whole share of common stock purchasable upon exercise of the warrants is expected to be $         per share, which is equal to 125% of the public offering price of one share of common stock and warrant. The exercise price is subject to appropriate adjustment in the event of certain stock dividends and distributions, stock splits, stock combinations, reclassifications or similar events affecting our common stock and also upon any distributions of assets, including cash, stock or other property to our stockholders.

Transferability

Subject to applicable laws, the warrants may be offered for sale, sold, transferred or assigned without our consent.

Fundamental Transactions

In the event of a fundamental transaction, as described in the warrants and generally including any reorganization, recapitalization or reclassification of our common stock, the sale, transfer or other disposition of all or substantially all of our properties or assets, our consolidation or merger with or into another person, the acquisition of more than 50% of our outstanding common stock, or any person or group becoming the beneficial owner of 50% of the voting power represented by our outstanding common stock, the holders of the warrants will be entitled to receive upon exercise of the warrants the kind and amount of securities, cash or other property that the holders would have received had they exercised the warrants immediately prior to such fundamental transaction.

Exchange Listing

There is no established public trading market for the warrants. We intend to apply to list the warrants on The Nasdaq Capital Market under the symbol “SNBPW.” If we are unable to obtain listing on a national securities exchange, then we intend to seek qualification of the warrants to be issued in this offering for quotation on the over-the-counter markets.

Warrant Agent

The warrants will be issued in registered form under a warrant agency agreement between VStock Transfer, as warrant agent, and us.

Rights as a Stockholder

Except as otherwise provided in the warrants or by virtue of such holder’s ownership of shares of our common stock, the holder of a warrant does not have the rights or privileges of a holder of our common stock, including any voting rights, until the holder exercises the warrant.

Representative’s Warrants to be Issued in this Offering

We have agreed to issue to Aegis Capital Corp., the representative of underwriters in this offering, warrants to purchase up to 5.0% of the shares of our common stock issued in the offering (exclusive of any shares to be issued pursuant to the exercise of the over-allotment option or the exercise of any warrants sold in this offering). Please see “Underwriting – Representative’s Warrants” for a description of the warrants we have agreed to issue to the representative of the underwriters , subject to the completion of the offering. We expect to enter into a warrant agreement in respect of the Representative’s Warrants prior to the closing of this offering.

2017 Convertible Notes

As of September 30, 2017 we had outstanding $3,076,000 aggregate principal amount of convertible promissory notes (the “2017 Notes”). The 2017 Notes are scheduled to mature on December 1, 2018 and bear interest at a rate of 5.0% per year. Principal and interest on the 2017 Notes are payable at maturity. We may prepay the 2017 Notes in whole or in part at any time without penalty or premium. The 2017 Notes are convertible into shares of our common stock or other securities upon the occurrence of a Qualified Financing, including the sale of equity securities or a strategic partnership, raising gross proceeds of at least $2.0 million on or before the maturity of the 2017 Notes or upon the request of a holder of any 2017 Note at a fixed conversion rate of $10.10 per share. Upon issuance, the 2017 Notes were convertible into our common stock at a conversion rate of $10.10 per share. The fair market value of our stock on the dates of issuance ranged from $15.00 to $39.00 per share. Therefore the 2017 Notes contained a beneficial conversion feature with an aggregate intrinsic value of approximately $3.0 million, which was recorded as a debt discount and is presented as a direct deduction from the carrying value of the 2017 Notes and will be amortized through interest expense over the life of the 2017 Notes. Upon the occurrence of certain events of default, the 2017 Notes require the Company to repay the unpaid principal amount of the Notes and any unpaid accrued interest. If all of the outstanding Notes, including accrued but unpaid interest, had converted into shares of common stock as of September 30, 2017, the holders would have received an estimated total of 313,134 shares of common stock.

Term Debt

As of September 30, 2017 we had an outstanding term note of $300,000 at a fixed interest rate of 4.125% held by the Institute. No principal or interest payments are due until the maturity date, October 26, 2017, unless a mandatory repayment event occurs. A mandatory repayment event includes, (i) a liquidity event defined as a sale of all or substantially all of our assets; a merger, consolidation, share exchange or similar transaction as a result of which the persons holding our equity constituting a majority of the outstanding equity by voting power or economic participation immediately prior to the transaction hold less than a majority of such voting power or economic participation immediately after such transaction; or a sale or transfer of outstanding equity in a transaction as a result of which the persons holding our equity constituting a majority of the outstanding equity by voting power or economic participation immediately prior to the transaction hold less than a majority of such voting power or economic participation immediately after such transaction, (ii) an event of default, (iii) a failure to maintain a Florida base of operations for more than 6 months, (iv) a sale or transfer of licensed technology, (v) any false representation to the Institute, (vi) a violation of law by us or one of our principal officers, or (vii) an achievement of aggregate revenues during any fiscal year of more than $4,000,000 from sales of products and/or services.

2013 Convertible Note

As of September 30, 2017, we had outstanding a convertible promissory note in the principal amount of $25,000 (the “2013 Note”). This note bears 5.0% simple interest per annum on its unpaid principal balance. All unpaid principal and unpaid and accrued interest is due and payable on the earlier to occur of (i) written demand of the holder after December 27, 2018 (the “Maturity Date”), (ii) the initial public offering of our Common Stock, (iii) a Change of Control (as defined in the 2013 Note), or (iv) the continuance of an Event of Default that is not cured within the cure period (as defined in the 2013 Note). Prior to the Maturity Date, any or all of the outstanding principal amount and accrued and unpaid interest of the 2013 Note may, upon written election of the holder, be converted into fully paid and nonassessable shares of our commons stock at a rate of $11.25 per share. If the 2013 Note had converted into shares of common stock as of September 30, 2017, the holder would have received an estimated total of 2,222 shares of common stock, excluding accrued interest, which we have historically paid in cash on a quarterly basis.

Participation Rights

On March 27, 2017, we entered into a Participation Agreement (collectively, the “Participation Agreements”) with each holder of the 2017 Notes (the “Participants”), pursuant to which the Participants have a right to purchase his, her, or its pro rata portion of any future equity issuances in the Company (based on the Company equity securities shares held by the Participant immediately prior to the subject issuance), subject to certain exceptions described therein. Prior to any proposed issuance or sale of new equity securities, we will give the Participants written notice thereof pursuant to the terms and conditions of the Participation Agreement.

Under the Participation Agreements, we are obligated to give each participant notice of the proposed issuances pursuant to this offering as promptly as is reasonably practical and prudent in light of the timing and nature of the offering and to use commercially reasonable efforts to cause the underwriters to allow (but not obligate) each participant to participate in the offering in an amount up to their respective pro rata portion on the same terms, conditions and price to be provided to the public. Our obligations remain subject to each participant’s compliance with any timing, indication, eligibility and documentation requirements imposed by the underwriters.

Registration Rights

The shares underlying the 2017 Notes are subject to certain demand registration rights. After the closing of a Qualified Financing (defined below) and prior to the date on which the underlying securities may be sold without registration and without restriction or in accordance with Rule 144 promulgated under the Securities Act in a single transaction, holders of at least 75% of the shares underlying the outstanding 2017 Notes (the “Note Shares”) may demand that the Company register their Note Shares. For purposes of the demand registration rights, a “Qualified Financing” means the first transaction or series of related transactions in which the Company (i) sells any of its Equity Securities, (ii) receives a cash infusion related to the negotiation of, or entering into, a strategic partnership, (iii) on or before the maturity of the 2017 Notes and (iv) with gross proceeds to the Company of at least $2 million (excluding the amount attributable to the conversion of the 2017 Notes).

Although this offering is likely to constitute a Qualified Financing, we may postpone for up to 90 days the filing or effectiveness of a registration statement pursuant to the foregoing demand registration rights if our Board of Directors determines that such registration would among other things, materially interfere with any securities offering, including this offering.

Anti-Takeover Provisions

Provisions of our certificate of incorporation and amended and restated bylaws may delay or discourage transactions involving an actual or potential change in our control or change in our management, including transactions in which stockholders might otherwise receive a premium for their shares, or transactions that our stockholders might otherwise deem to be in their best interests. Therefore, these provisions could adversely affect the price of our common stock. Among other things, our certificate of incorporation and amended and restated bylaws:

●

provide that all vacancies, including newly created directorships, may, except as otherwise required by law, be filled by the affirmative vote of a majority of directors then in office, even if less than a quorum;

●	authorizes our Board of Directors to issue one or more classes or series of preferred stock without stockholder approval;

●	require that any action to be taken by our stockholders must be effected at a duly called annual or special meeting of stockholders and not be taken by written consent;

●

provide for a classified Board of Directors, which means that our directors are divided into three classes that are elected to three-year terms on a staggered basis and the entire Board of Directors cannot be replaced in any one year;

●

provide that stockholders seeking to present proposals before a meeting of stockholders or to nominate candidates for election as directors at a meeting of stockholders must provide notice in writing in a timely manner, and also specify requirements as to the form and content of a stockholder’s notice;

●

do not provide for cumulative voting rights (therefore allowing the holders of a majority of the shares of common stock entitled to vote in any election of directors to elect all of the directors standing for election, if they should so choose);

●

provide that special meetings of our stockholders may be called only by the Chairman of the Board, our Chief Executive Officer or by our Board of Directors pursuant to a resolution adopted by a majority of the total number of authorized directors; and

●

provide that stockholders will be permitted to amend our amended and restated bylaws only upon receiving at least 66.67% of the votes entitled to be cast by holders of all outstanding shares then entitled to vote generally in the election of directors, voting together as a single class.

Limitation on Liability of Directors and Indemnification

Our certificate of incorporation limits the liability of the directors to the fullest extent permitted by Delaware law. Delaware law provides that directors of a corporation will not be personally liable for monetary damages for breach of their fiduciary duties as directors, except for liability for any:

●	breach of their duty of loyalty to us or our stockholders;

●	act or omission not in good faith or that involves intentional misconduct or a knowing violation of law;

●	unlawful payment of dividends or redemption of shares as provided in Section 174 of the Delaware General Corporation Law; or

●	transaction from which the directors derived an improper personal benefit.

These limitations of liability do not apply to liabilities arising under federal securities laws and do not affect the availability of equitable remedies such as injunctive relief or rescission.

Our bylaws provide that we will indemnify our directors and executive officers, and may indemnify other officers, employees and other agents, to the fullest extent permitted by law. Our amended and restated bylaws also permit us to secure insurance on behalf of any officer, director, employee or other agent for any liability arising out of his or her actions in connection with their services to us, regardless of whether our amended and restated bylaws permit indemnification. We have obtained a directors’ and officers’ liability insurance policy.

We have entered, and intend to continue to enter, into separate indemnification agreements with our executive officers, in addition to the indemnification provided for in our certificate of incorporation and bylaws. These agreements, among other things, require us to indemnify our executive officers for certain expenses, including attorneys’ fees, judgments, fines and settlement amounts incurred by an executive officer in any action or proceeding arising out of their services as one of our executive officers, or any of our subsidiaries or any other company or enterprise to which the person provides services at our request.

Except as described above under “Certain Relationships and Related Party Transactions,” at present there is no pending litigation or proceeding involving any of the current or former directors or officers as to which indemnification is required or permitted, and we are not aware of any threatened litigation or proceeding that may result in a claim for indemnification.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC this indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is VStock Transfer, which can be contacted at 18 Lafayette Place, Woodmere, New York, 11598, info@vstocktransfer.com, or +1 (212) 828-8436. VStock Transfer will also act as the warrant agent for the warrants.

Electronic Distribution

This prospectus in electronic format may be made available on websites or through other online services maintained by the underwriter, or by its affiliates. Other than this prospectus in electronic format, the information on the underwriter’s website and any information contained in any other website maintained by the underwriter is not part of this prospectus or the registration statement of which this prospectus forms a part, has not been approved and/or endorsed by us or the underwriter in its capacity as underwriter, and should not be relied upon by investors.

SHARES ELIGIBLE FOR FUTURE SALE

Future sales of substantial amounts of our common stock in the public market, including shares issued upon exercise of outstanding options and warrants, or the anticipation of these sales, could adversely affect prevailing market prices from time to time and could impair our ability to raise equity capital in the future.

Upon the closing of this offering, we will have a total of          shares of our common stock outstanding (or          shares if the underwriters exercise their option to purchase additional shares of common stock in full), and a total of           shares of our common stock outstanding if the warrants sold in this offering are exercised in full (or           shares if the underwriters exercise their option to purchase additional shares of common stock and additional warrants in full and the warrants are exercised) based on the           shares of our common stock outstanding as of          , 2017. Of these outstanding shares, all of the shares sold in the offering will be freely tradable, except that any shares purchased in this offering by our affiliates, as that term is defined in Rule 144 under the Securities Act, would only be able to be sold in compliance with the limitations described below. In addition, we expect that the warrants and the shares issued upon exercise of the warrants issued in this offering will be freely tradeable except for any such warrants or shares issued to our affiliates, which would also only be able to be sold in compliance Rule 144.

Rule 144

In general, under Rule 144 as currently in effect, once we have been subject to public company reporting requirements for at least 90 days, a person who is not deemed to have been one of our affiliates for purposes of the Securities Act at any time during the 90 days preceding a sale and who has beneficially owned the shares proposed to be sold for at least six months, including the holding period of any prior owner other than our affiliates, is entitled to sell those shares without complying with the manner of sale, volume limitation or notice provisions of Rule 144, subject to compliance with the public information requirements of Rule 144. If such a person has beneficially owned the shares proposed to be sold for at least one year, including the holding period of any prior owner other than our affiliates, then that person would be entitled to sell those shares upon expiration of the lock-up agreements described below, without complying with any of the requirements of Rule 144.

In general, under Rule 144, as currently in effect, our affiliates or persons selling shares on behalf of our affiliates are entitled to sell upon expiration of the lock-up agreements described below, within any three-month period, a number of shares that does not exceed the greater of:

●	1% of the number of shares of our common stock then outstanding, which will equal approximately shares immediately after this offering; or

●

if and when our common stock is listed on the Nasdaq Capital Market, the average weekly trading volume of our common stock on such market during the four calendar weeks preceding the filing of a notice on Form 144 with respect to the sale.

Sales under Rule 144 by our affiliates or persons selling shares on behalf of our affiliates are also subject to certain manner of sale provisions and notice requirements and to the availability of current public information about us.

Rule 701

Rule 701 generally allows a stockholder who purchased shares of our common stock pursuant to a written compensatory plan or contract and who is not deemed to have been an affiliate of our company during the immediately preceding 90 days to sell these shares in reliance upon Rule 144, but without being required to comply with the public information or holding period provisions of Rule 144. Rule 701 also permits affiliates of our company to sell their Rule 701 shares under Rule 144 without complying with the holding period requirements of Rule 144. All holders of Rule 701 shares, however, are required by that rule to wait until 90 days after the date of this prospectus before selling those shares pursuant to Rule 701, subject to the market standoff agreements and lock-up agreements described below.

Stock Options and Warrants

As of December 1, 2017, options to purchase a total of 683,960 shares of common stock were outstanding, of which 490,410 were vested. Of the total number of shares of our common stock issuable under these options, approximately 70% were subject to contractual lock-up agreements with the underwriter described below, and will become eligible for sale, subject to any applicable limitations of Rule 144, at the expiration of those agreements.

As of December 1, 2017, warrants to purchase a total of 351,500 shares of common stock were outstanding. In addition           warrants are being offered hereby or will be issued to the underwriter upon the closing of the offering. Upon the exercise of outstanding warrants, and the warrants offered hereby and otherwise issuable as a result of the offering,          shares underlying the warrants were registered for resale will become eligible for sale, subject to any applicable limitations of Rule 144.

Convertible Promissory Notes

As of December 1, 2017, promissory notes representing the right to receive an estimated 317,942 shares of common stock (representing the conversion of principal and accrued interest through that date) were outstanding. If and when issued, all of the shares underlying the promissory notes will become eligible for sale, subject to any applicable limitations of Rule 144.

Lock-Up Agreements

We, our officers and directors and each of our stockholders who hold 5% or more of our outstanding common stock expect to enter into lock up agreements with the underwriter prior to the commencement of this offering. See “Underwriting – Lock-up Agreements” for additional information regarding the terms of these agreements. Following the expiration of the lock-up agreements, covered shares will become eligible for sale, subject to any applicable limitations of Rule 144.

UNDERWRITING

Aegis Capital Corp. is acting as the representative of the underwriters of the offering. We have entered into an underwriting agreement dated              , 2017 with the representative. Subject to the terms and conditions of the underwriting agreement, we have agreed to sell to each underwriter named below and each underwriter named below has agreed, severally but not jointly, to purchase from us, at the public offering price less the underwriting discount set forth on the cover page of this prospectus, the number of shares of common stock and warrants listed next to its name in the following table:

Underwriters	Number of Shares	Number of Warrants
Aegis Capital Corp.
TOTAL

The underwriters are committed to purchase all the shares of common stock and warrants offered by us other than those covered by the option to purchase additional shares of common stock and/or warrants described below, if they purchase any shares of common stock and warrants. The obligations of the underwriters may be terminated upon the occurrence of certain events specified in the underwriting agreement. Furthermore, pursuant to the underwriting agreement, the underwriters’ obligations are subject to customary conditions, representations and warranties contained in the underwriting agreement, such as receipt by the underwriters of officers’ certificates and legal opinions.

We have agreed to indemnify the underwriters against specified liabilities, including liabilities under the Securities Act, and to contribute to payments the underwriters may be required to make in respect thereof.

The underwriters are offering the shares of common stock and warrants, subject to prior sale, when, as and if issued to and accepted by them, subject to approval of legal matters by their counsel and other conditions specified in the underwriting agreement. The underwriters reserve the right to withdraw, cancel or modify offers to the public and to reject orders in whole or in part.

Over-allotment Option

We have granted the underwriters an over-allotment option. This option, which is exercisable for up to 45 days after the date of this prospectus, permits the underwriters to purchase a maximum of           additional shares of common stock (15% of the shares sold in this offering) and/or warrants to purchase up to           shares of common stock (15% of the warrants sold in this offering) from us to cover over-allotments, if any. If the underwriters exercise all or part of this option, they will purchase shares of common stock and/or warrants covered by the option at the public offering price per share and/or warrant that appears on the cover page of this prospectus, less the underwriting discount. If this option is exercised in full, the total price to the public will be $          and the total net proceeds, before expenses, to us will be approximately $      million.

Discount

The following table shows the public offering price, underwriting discount, non-accountable expense allowance and proceeds, before expenses, to us. The information assumes either no exercise or full exercise by the underwriters of the over-allotment option.

Total(1)
	Per Share	Per Warrant(1)	Without Over- Allotment Option	With Over- Allotment Option
Public offering price	$	$	$	$
Underwriting discount (7%)	$	$	$	$
Non-accountable expense allowance (1%)	$	$	$	$
Proceeds, before expenses, to us	$	$	$	$

(1)	Does not include warrants to purchase shares of common stock equal to 5% of the number of the common stock sold in the offering to be issued to the underwriter at the closing.

The underwriters propose to offer the shares of common stock and warrants directly to the public at the public offering price set forth on the cover page of this prospectus. In addition, the underwriters may offer some of the common stock and warrants to other securities dealers at such price less a concession of $      per share of common stock. After this offering, this offering price and concessions and discounts to brokers and dealers and other selling terms may from time to time be changed by the underwriters.

We have agreed to pay the representative of the underwriters a non-accountable expense allowance of 1% of the public offering price at the closing.

We have paid an expense deposit of $20,000 to the representative of the underwriters for out-of-pocket accountable expenses, which will be applied against the accountable expenses (in compliance with the Financial Industry Regulatory Authority (“FINRA”) Rule 5110(f)(2)(C)) that will be paid by us to the underwriters in connection with this offering.

We have also agreed to pay the underwriters’ expenses relating to the offering, including: (a) all filing fees and communication expenses relating to the registration of the shares of common stock to be sold in this offering (including any shares sold upon exercise of the over-allotment option) with the SEC; (b) all filing fees associated with the review of the offering by FINRA; (c) all fees and expenses relating to the listing of such shares of common stock and warrants sold in this offering on the Nasdaq Capital Market, the Nasdaq Global Market, Nasdaq Global Select Market, or the NYSE American and on such other stock exchanges as we and the representative together determine; (d) all fees, expenses and disbursements relating to background checks of the Company’s officers and directors in an amount not to exceed $4,000 per individual and $15,000 in the aggregate; (e) all fees, expenses and disbursements relating to the registration or qualification of such shares of common stock and warrants sold in this offering under the “blue sky” securities laws of such states and other jurisdictions (including without limitation, all filing and registration fees, and the reasonable fees and disbursements of “blue sky” counsel); (f) all fees, expenses and disbursements relating to the registration, qualification or exemption of such shares of common stock and warrants to be sold in this offering under the securities laws of such foreign jurisdiction as the representative and we mutually designate; (g) the costs of all mailing and printing of the underwriting documents (including, without limitation, the underwriting agreement, any blue sky surveys and, if appropriate, any agreement among underwriters, selected dealers’ agreement, underwriters’ questionnaire and power of attorney), registration statements, prospectuses and all amendments, supplements and exhibits thereto and as many preliminary and final prospectuses as the representative may reasonably deem necessary; (h) the costs of preparing printing and delivering certificates representing the shares of common stock and warrants to be sold in this offering; (i) fees and expenses of the transfer agent for the common stock and warrants; (j) stock transfer and/or stamp taxes, if any, payable upon the transfer of securities from the Company to the representative; (k) the fees and expenses of the Company’s accountants; (l) the fees and expenses of the Company’s legal counsel and other agents and representatives; (m) the fees and expenses of the underwriter’s legal counsel not to exceed $75,000; (n) the $25,000 cost associated with the use of Ipreo’s book building, prospectus tracking and compliance software for the offering; (o) the costs associated with post-closing advertising the offering in the national editions of the Wall Street Journal and New York Times; (p) the costs associated with bound volumes of the public offering materials as well as commemorative mementos and lucite tombstones not to exceed $2,500; and (q) up to $20,000 of the representative’s actual accountable “road show” expenses for the offering.

We estimate that the total expenses of this offering, excluding the underwriting discount and the non-accountable expense allowance, will be approximately $         .

Lock-Up Agreements

We, our officers and directors and each of our stockholders who hold 5% or more of our outstanding common stock expect to enter into lock up agreements with the representative prior to the commencement of this offering pursuant to which each of these persons or entities, for a period of 90 days from the effective date of the registration statement of which this prospectus forms a part, without the prior consent of the representative, agree not to (1) offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend, or otherwise transfer or dispose of, directly or indirectly, any shares of our capital stock or any securities convertible into or exercisable or exchangeable for shares of our capital stock; (b) file or cause to be filed any registration statement with the SEC relating to the offering of any shares of our capital stock or any securities convertible into or exercisable or exchangeable for shares of our capital stock; or (c) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of our capital stock, whether any such transaction described in (a), (b) or (c) above is to be settled by delivery of shares of our capital stock or such other securities, in cash or otherwise.

Representative’s Warrants

We have agreed to issue to the representative warrants to purchase up to a total of          shares of common stock (5% of the shares of common stock sold in this offering, exclusive of any shares to be issued pursuant to the exercise of the over-allotment option or the exercise of any warrants sold in this offering. The warrants will be exercisable at any time, and from time to time, in whole or in part, during the four-year period commencing one year from the effective date of this offering and ending five years from the effective date of the offering in compliance with FINRA Rule 5110(f)(2)(G)(i). The warrants are exercisable at a per share price equal to $      per share, or 115% of the public offering price of one share of common stock and warrant in the offering (assuming a public offering price of $      per share and warrant). The warrants have been deemed compensation by FINRA and are therefore subject to a 180 day lock-up pursuant to FINRA Rule 5110(g)(1). The representative (or permitted assignees under FINRA Rule 5110(g)(1)) will not sell, transfer, assign, pledge, or hypothecate these warrants or the securities underlying these warrants, nor will they engage in any hedging, short sale, derivative, put, or call transaction that would result in the effective economic disposition of the warrants or the underlying securities for a period of 180 days from the effective date of the offering. In addition, the warrants provide for registration rights upon request, in certain cases. The demand registration right provided will not be greater than five years from the effective date of the offering in compliance with FINRA Rule 5110(f)(2)(G)(iv). The piggyback registration right provided will not be greater than seven years from the effective date of the offering in compliance with FINRA Rule 5110(f)(2)(G)(v). We will bear all fees and expenses attendant to registering the securities issuable on exercise of the warrants other than underwriting commissions incurred and payable by the holders. The exercise price and number of shares issuable upon exercise of the warrants may be adjusted in certain circumstances including in the event of a stock dividend, extraordinary cash dividend or our recapitalization, reorganization, merger or consolidation. However, the warrant exercise price or underlying shares will not be adjusted for issuances of shares of common stock at a price below the warrant exercise price.

Right of First Refusal

For a period of 24 months from the closing of this offering, the representative will have an irrevocable right of first refusal to act as sole investment banker, sole book-runner, and/or sole placement agent, at the representative’s sole and exclusive discretion, for each and every future public and private equity and debt offering, including all equity linked financings of the Company (or any successor or subsidiary of the Company), on terms customary to the representative.

Electronic Offer, Sale and Distribution of Securities

A prospectus in electronic format may be made available on the websites maintained by one or more of the underwriters or selling group members, if any, participating in this offering and one or more of the underwriters participating in this offering may distribute prospectuses electronically. The representative may agree to allocate a number of shares and warrants to underwriters and selling group members for sale to their online brokerage account holders. Internet distributions will be allocated by the underwriters and selling group members that will make internet distributions on the same basis as other allocations. Other than the prospectus in electronic format, the information on these websites is not part of, nor incorporated by reference into, this prospectus or the registration statement of which this prospectus forms a part, has not been approved or endorsed by us or any underwriter in its capacity as underwriter, and should not be relied upon by investors.

Stabilization

In connection with this offering, the underwriters may engage in over-allotment transactions, syndicate-covering transactions, stabilizing transactions, penalty bids and purchases to cover positions created by short sales.

Stabilizing transactions permit bids to purchase securities, so long as the stabilizing bids do not exceed a specified maximum and are engaged in for the purpose of preventing or retarding a decline in the market price of the securities while the offering is in progress.

Over-allotment transactions involve sales by the underwriters of securities in excess of the number of securities the underwriters are obligated to purchase. This creates a syndicate short position, which may be either a covered short position or a naked short position. In a covered short position, the number of securities over-allotted by the underwriters is not greater than the number of securities that they may purchase in the over-allotment option. In a naked short position, the number of securities involved is greater than the number of securities in the over-allotment option. The underwriters may close out any covered short position by either exercising their over-allotment option or purchasing shares of securities in the open market.

Syndicate covering transactions involve the purchase of securities in the open market after the distribution has been completed in order to cover syndicate short positions. In determining the source of securities to close out the short position, the underwriters will consider, among other things, the price of securities available for purchase in the open market as compared to the price at which they may purchase securities through the exercise of the over-allotment option. If the underwriters sell more shares of securities than could be covered by the exercise of the over-allotment option, creating a naked short position, the position can be closed out only by buying securities in the open market. A naked short position is more likely to be created if the underwriters are concerned that after pricing there could be downward pressure on the price of the securities in the open market that could adversely affect investors who purchase in this offering.

Penalty bids permit the representative to reclaim a selling concession from a syndicate member when the securities originally sold by the syndicate member are purchased in stabilizing or syndicate covering transactions to cover syndicate short positions.

These stabilizing transactions, syndicate covering transactions and penalty bids may have the effect of raising or maintaining the market price of our securities or preventing or retarding a decline in the market price of our securities. As a result, the price of our securities in the open market may be higher than it would be otherwise in the absence of these transactions.

Neither we nor the underwriters make any representation or prediction as to the effect that the transactions described above may have on the prices of our securities. These transactions may occur on the Nasdaq Capital Market or on any other trading market. If any of these transactions are commenced, they may be discontinued without notice at any time.

Passive Market Making

In connection with this offering, the underwriters and selling group members, if any, may engage in passive market making transactions in our common stock in accordance with Rule 103 of Regulation M under the Exchange Act, during a period before the commencement of offers or sales of the shares and warrants and extending through the completion of the distribution. A passive market maker must display its bid at a price not in excess of the highest independent bid of that security. However, if all independent bids are lowered below the passive market maker’s bid, then that bid must then be lowered when specified purchase limits are exceeded.

Other Relationships

The underwriters and their affiliates have provided, or may in the future provide, various investment banking, commercial banking, financial advisory, brokerage and other services to us and our affiliates for which services they have received, and may in the future receive, customary fees and reimbursement of expenses. In the ordinary course of their various business activities, the underwriters and their affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own accounts and for the accounts of their customers and such investment and securities activities may involve securities and/or instruments of our Company. The underwriters and their affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or instruments and may at any time hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

Offer Restrictions Outside the United States

Other than in the United States, no action has been taken by us or the underwriters that would permit a public offering of the securities offered by this prospectus in any jurisdiction where action for that purpose is required. The securities offered by this prospectus may not be offered or sold, directly or indirectly, nor may this prospectus or any other offering material or advertisements in connection with the offer and sale of any such securities be distributed or published in any jurisdiction, except under circumstances that will result in compliance with the applicable rules and regulations of that jurisdiction. Persons into whose possession this prospectus comes are advised to inform themselves about and to observe any restrictions relating to the offering and the distribution of this prospectus. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities offered by this prospectus in any jurisdiction in which such an offer or a solicitation is unlawful.

Australia

This prospectus is not a disclosure document under Chapter 6D of the Australian Corporations Act, has not been lodged with the Australian Securities and Investments Commission and does not purport to include the information required of a disclosure document under Chapter 6D of the Australian Corporations Act. Accordingly, (1) the offer of the securities under this prospectus is only made to persons to whom it is lawful to offer the securities without disclosure under Chapter 6D of the Australian Corporations Act under one or more exemptions set out in section 708 of the Australian Corporations Act, (2) this prospectus is made available in Australia only to those persons as set forth in clause (1) above, and (3) the offeree must be sent a notice stating in substance that by accepting this offer, the offeree represents that the offeree is such a person as set forth in clause (1) above, and, unless permitted under the Australian Corporations Act, agrees not to sell or offer for sale within Australia any of the securities sold to the offeree within 12 months after its transfer for the offeree under this prospectus.

Canada

The securities may be sold in Canada only to purchasers purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations. Any resale of the securities must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable securities laws.

Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus (including any amendment thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory for particulars of these rights or consult with a legal advisor.

Pursuant to section 3A.3 of National Instrument 33-105 Underwriting Conflicts (NI 33-105), the underwriters are not required to comply with the disclosure requirements of NI 33-105 regarding underwriter conflicts of interest in connection with this offering.

China

The information in this document does not constitute a public offer of the securities, whether by way of sale or subscription, in the People’s Republic of China (excluding, for purposes of this paragraph, Hong Kong Special Administrative Region, Macau Special Administrative Region and Taiwan). The securities may not be offered or sold directly or indirectly in the PRC to legal or natural persons other than directly to “qualified domestic institutional investors.”

European Economic Area - Belgium, Germany, Luxembourg and the Netherlands

The information in this document has been prepared on the basis that all offers of securities will be made pursuant to an exemption under the Directive 2003/71/EC (“Prospectus Directive”), as implemented in Member States of the European Economic Area (each, a “Relevant Member State”), from the requirement to produce a prospectus for offers of securities.

An offer to the public of securities has not been made, and may not be made, in a Relevant Member State except pursuant to one of the following exemptions under the Prospectus Directive as implemented in that Relevant Member State:

●	to legal entities that are authorized or regulated to operate in the financial markets or, if not so authorized or regulated, whose corporate purpose is solely to invest in securities;

●

to any legal entity that has two or more of (i) an average of at least 250 employees during its last fiscal year; (ii) a total balance sheet of more than €43,000,000 (as shown on its last annual unconsolidated or consolidated financial statements) and (iii) an annual net turnover of more than €50,000,000 (as shown on its last annual unconsolidated or consolidated financial statement);

●

to fewer than 100 natural or legal persons (other than qualified investors within the meaning of Article 2(1)I of the Prospectus Directive) subject to obtaining the prior consent of the company or any underwriter for any such offer; or

●

in any other circumstances falling within Article 3(2) of the Prospectus Directive, provided that no such offer of securities shall result in a requirement for the publication by the company of a prospectus pursuant to Article 3 of the Prospectus Directive.

France

This document is not being distributed in the context of a public offering of financial securities (offre au public de titres financiers) in France within the meaning of Article L.411-1 of the French Monetary and Financial Code (Code monétaire et financier) and Articles 211-1 et seq. of the General Regulation of the French Autorité des marchés financiers (“AMF”). The securities have not been offered or sold and will not be offered or sold, directly or indirectly, to the public in France.

This document and any other offering material relating to the securities has not been, and will not be, submitted to the AMF for approval in France and, accordingly, may not be distributed or caused to distributed, directly or indirectly, to the public in France.

Such offers, sales and distributions have been and shall only be made in France to (i) qualified investors (investisseurs qualifiés) acting for their own account, as defined in and in accordance with Articles L.411-2-II-2° and D.411-1 to D.411-3, D. 744-1, D.754-1 and D.764-1 of the French Monetary and Financial Code and any implementing regulation and/or (ii) a restricted number of non-qualified investors (cercle restreint d’investisseurs non-qualifiés) acting for their own account, as defined in and in accordance with Articles L.411-2-II-2° and D.411-4, D.744-1, D.754-1 and D.764-1 of the French Monetary and Financial Code and any implementing regulation.

Pursuant to Article 211-3 of the General Regulation of the AMF, investors in France are informed that the securities cannot be distributed (directly or indirectly) to the public by the investors otherwise than in accordance with Articles L.411-1, L.411-2, L.412-1 and L.621-8 to L.621-8-3 of the French Monetary and Financial Code.

Ireland

The information in this document does not constitute a prospectus under any Irish laws or regulations and this document has not been filed with or approved by any Irish regulatory authority as the information has not been prepared in the context of a public offering of securities in Ireland within the meaning of the Irish Prospectus (Directive 2003/71/EC) Regulations 2005 (the “Prospectus Regulations”). The securities have not been offered or sold, and will not be offered, sold or delivered directly or indirectly in Ireland by way of a public offering, except to (i) qualified investors as defined in Regulation 2(l) of the Prospectus Regulations and (ii) fewer than 100 natural or legal persons who are not qualified investors.

Israel

The securities offered by this prospectus have not been approved or disapproved by the Israeli Securities Authority (the ISA), or ISA, nor have such securities been registered for sale in Israel. The shares and warrants may not be offered or sold, directly or indirectly, to the public in Israel, absent the publication of a prospectus. The ISA has not issued permits, approvals or licenses in connection with the offering or publishing the prospectus; nor has it authenticated the details included herein, confirmed their reliability or completeness, or rendered an opinion as to the quality of the securities being offered. Any resale in Israel, directly or indirectly, to the public of the securities offered by this prospectus is subject to restrictions on transferability and must be effected only in compliance with the Israeli securities laws and regulations.

Italy

The offering of the securities in the Republic of Italy has not been authorized by the Italian Securities and Exchange Commission (Commissione Nazionale per le Società e la Borsa, “CONSOB”) pursuant to the Italian securities legislation and, accordingly, no offering material relating to the securities may be distributed in Italy and such securities may not be offered or sold in Italy in a public offer within the meaning of Article 1.1(t) of Legislative Decree No. 58 of 24 February 1998 (“Decree No. 58”), other than:

●

to Italian qualified investors, as defined in Article 100 of Decree no. 58 by reference to Article 34-ter of CONSOB Regulation no. 11971 of 14 May 1999 (“Regulation no. 1197l”) as amended (“Qualified Investors”); and

●	in other circumstances that are exempt from the rules on public offer pursuant to Article 100 of Decree No. 58 and Article 34-ter of Regulation No. 11971 as amended.

Any offer, sale or delivery of the securities or distribution of any offer document relating to the securities in Italy (excluding placements where a Qualified Investor solicits an offer from the issuer) under the paragraphs above must be:

●

made by investment firms, banks or financial intermediaries permitted to conduct such activities in Italy in accordance with Legislative Decree No. 385 of 1 September 1993 (as amended), Decree No. 58, CONSOB Regulation No. 16190 of 29 October 2007 and any other applicable laws; and

●	in compliance with all relevant Italian securities, tax and exchange controls and any other applicable laws.

Any subsequent distribution of the securities in Italy must be made in compliance with the public offer and prospectus requirement rules provided under Decree No. 58 and the Regulation No. 11971 as amended, unless an exception from those rules applies. Failure to comply with such rules may result in the sale of such securities being declared null and void and in the liability of the entity transferring the securities for any damages suffered by the investors.

Japan

The securities have not been and will not be registered under Article 4, paragraph 1 of the Financial Instruments and Exchange Law of Japan (Law No. 25 of 1948), as amended (the “FIEL”) pursuant to an exemption from the registration requirements applicable to a private placement of securities to Qualified Institutional Investors (as defined in and in accordance with Article 2, paragraph 3 of the FIEL and the regulations promulgated thereunder). Accordingly, the securities may not be offered or sold, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan other than Qualified Institutional Investors. Any Qualified Institutional Investor who acquires securities may not resell them to any person in Japan that is not a Qualified Institutional Investor, and acquisition by any such person of securities is conditional upon the execution of an agreement to that effect.

Portugal

This document is not being distributed in the context of a public offer of financial securities (oferta pública de valores mobiliários) in Portugal, within the meaning of Article 109 of the Portuguese Securities Code (Código dos Valores Mobiliários). The securities have not been offered or sold and will not be offered or sold, directly or indirectly, to the public in Portugal. This document and any other offering material relating to the securities have not been, and will not be, submitted to the Portuguese Securities Market Commission (Comissão do Mercado de Valores Mobiliários) for approval in Portugal and, accordingly, may not be distributed or caused to distributed, directly or indirectly, to the public in Portugal, other than under circumstances that are deemed not to qualify as a public offer under the Portuguese Securities Code. Such offers, sales and distributions of securities in Portugal are limited to persons who are “qualified investors” (as defined in the Portuguese Securities Code). Only such investors may receive this document and they may not distribute it or the information contained in it to any other person.

Sweden

This document has not been, and will not be, registered with or approved by Finansinspektionen (the Swedish Financial Supervisory Authority). Accordingly, this document may not be made available, nor may the securities be offered for sale in Sweden, other than under circumstances that are deemed not to require a prospectus under the Swedish Financial Instruments Trading Act (1991:980) (Sw. lag (1991:980) om handel med finansiella instrument). Any offering of securities in Sweden is limited to persons who are “qualified investors” (as defined in the Financial Instruments Trading Act). Only such investors may receive this document and they may not distribute it or the information contained in it to any other person.

Switzerland

The securities may not be publicly offered in Switzerland and will not be listed on the SIX Swiss Exchange (“SIX”) or on any other stock exchange or regulated trading facility in Switzerland. This document has been prepared without regard to the disclosure standards for issuance prospectuses under art. 652a or art. 1156 of the Swiss Code of Obligations or the disclosure standards for listing prospectuses under art. 27 ff. of the SIX Listing Rules or the listing rules of any other stock exchange or regulated trading facility in Switzerland. Neither this document nor any other offering material relating to the securities may be publicly distributed or otherwise made publicly available in Switzerland.

Neither this document nor any other offering material relating to the securities have been or will be filed with or approved by any Swiss regulatory authority. In particular, this document will not be filed with, and the offer of securities will not be supervised by, the Swiss Financial Market Supervisory Authority (“FINMA”).

This document is personal to the recipient only and not for general circulation in Switzerland.

United Arab Emirates

Neither this document nor the securities have been approved, disapproved or passed on in any way by the Central Bank of the United Arab Emirates or any other governmental authority in the United Arab Emirates, nor have we received authorization or licensing from the Central Bank of the United Arab Emirates or any other governmental authority in the United Arab Emirates to market or sell the securities within the United Arab Emirates. This document does not constitute and may not be used for the purpose of an offer or invitation. No services relating to the securities, including the receipt of applications and/or the allotment or redemption of such shares, may be rendered within the United Arab Emirates by us.

No offer or invitation to subscribe for securities is valid or permitted in the Dubai International Financial Centre.

United Kingdom

Neither the information in this document nor any other document relating to the offer has been delivered for approval to the Financial Services Authority in the United Kingdom and no prospectus (within the meaning of section 85 of the Financial Services and Markets Act 2000, as amended (“FSMA”)) has been published or is intended to be published in respect of the securities. This document is issued on a confidential basis to “qualified investors” (within the meaning of section 86(7) of FSMA) in the United Kingdom, and the securities may not be offered or sold in the United Kingdom by means of this document, any accompanying letter or any other document, except in circumstances that do not require the publication of a prospectus pursuant to section 86(1) FSMA. This document should not be distributed, published or reproduced, in whole or in part, nor may its contents be disclosed by recipients to any other person in the United Kingdom.

Any invitation or inducement to engage in investment activity (within the meaning of section 21 of FSMA) received in connection with the issue or sale of the securities have only been communicated or caused to be communicated and will only be communicated or caused to be communicated in the United Kingdom in circumstances in which section 21(1) of FSMA does not apply to us.

In the United Kingdom, this document is being distributed only to, and is directed at, persons (i) who have professional experience in matters relating to investments falling within Article 19(5) (investment professionals) of the Financial Services and Markets Act 2000 (Financial Promotions) Order 2005 (“FPO”), (ii) who fall within the categories of persons referred to in Article 49(2)(a) to (d) (high net worth companies, unincorporated associations, etc.) of the FPO or (iii) to whom it may otherwise be lawfully communicated (together “relevant persons”). The investments to which this document relates are available only to, and any invitation, offer or agreement to purchase will be engaged in only with, relevant persons. Any person who is not a relevant person should not act or rely on this document or any of its contents.

Legal Matters

The validity of the shares of common stock being offered by this prospectus has been passed upon for us by Faegre Baker Daniels LLP, Minneapolis, Minnesota. Certain legal matters in connection with this offering will be passed upon for the underwriters by Zysman, Aharoni, Gayer and Sullivan & Worcester LLP, New York, New York.

Experts

The financial statements as of December 31, 2016 and 2015 and for the two years in the period ended December 31, 2016 included in this prospectus have been so included in reliance on the report of Cherry Bekaert LLP, an independent registered public accounting firm, appearing elsewhere herein, given on the authority of said firm as experts in auditing and accounting.

Where You Can Find More Information

We have filed with the SEC a registration statement on Form S-1 under the Securities Act that registers the distribution of the securities offered under this prospectus. The registration statement, including the attached exhibits and schedules, contains additional relevant information about us and the securities. The rules and regulations of the SEC allow us to omit from this prospectus certain information included in the registration statement.

We are subject to the informational requirements of the Securities Exchange Act and are required to file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy this information and the registration statement at the SEC public reference room located at 100 F Street, N.E., Room 1580, Washington D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. Any information we file with the SEC, including the documents incorporated by reference into this prospectus, is also available on the SEC’s website at http://www.sec.gov. We also make these documents publicly available, free of charge, on our website at www.sunbiopharma.com as soon as reasonably practicable after filing such documents with the SEC. The information contained in, or that can be accessed through, our website is not part of this prospectus.

Sun BioPharma, Inc.
Condensed Consolidated Balance Sheets

(In thousands, except share amounts)

	September 30, 2017	December 31, 2016
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$943	$438
Prepaid expenses and other current assets	250	118
Income tax receivable	340	321
Total current assets	1,533	877

Total assets	$1,533	$877

LIABILITIES AND STOCKHOLDERS’ DEFICIT
Current liabilities:
Accounts payable	$874	$1,245
Accrued expenses	1,218	842
Convertible notes payable - current portion, net	—	2,733
Term debt	—	294
Demand notes payable	—	250
Accrued interest	57	155
Total current liabilities	2,149	5,519

Long-term liabilities:
Convertible notes payable, net	1,096	—
Term debt	300	—
Accrued interest	87	—
Total long-term liabilities	1,483	—

Commitments and contingencies (Note 7)

Stockholders’ deficit:
Preferred stock, $0.001 par value; 10,000,000 authorized; no shares issued or outstanding as of September 30, 2017 and December 31, 2016	—	—
Common stock, $0.001 par value; 100,000,000 authorized; 3,670,432 and 3,220,100 shares issued and outstanding, as of September 30, 2017 and December 31, 2016, respectively	4	3
Additional paid-in capital	25,059	14,058
Accumulated deficit	(26,992)	(18,779)
Accumulated comprehensive gain (loss), net	(170)	76
Total stockholders’ deficit	(2,099)	(4,642)
Total liabilities and stockholders’ deficit	$1,533	$877

See accompanying notes to condensed consolidated financial statements.

Sun BioPharma, Inc.

Condensed Consolidated Statements of Operations and Comprehensive Loss
(In thousands, except share and per share amounts)

 (Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2017	2016	2017	2016
Operating expenses:
General and administrative	$515	$499	$2,252	$1,399
Research and development	530	636	1,955	1,657
Operating loss	(1,045)	(1,135)	(4,207)	(3,056)

Other income (expense):
Interest income	1	—	1	2
Grant income	27	—	110	—
Interest expense	(474)	(45)	(1,145)	(135)
Loss on induced debt conversions	—	—	(3,696)	—
Other income	75	56	264	63
Total other income (expense)	(371)	11	(4,466)	(70)

Loss before income tax benefit	$(1,416)	$(1,124)	$(8,673)	$(3,126)

Income tax benefit	197	45	460	252

Net loss	(1,219)	(1,079)	(8,213)	(2,874)
Foreign currency translation adjustment loss	(62)	(61)	(246)	(94)
Comprehensive loss	$(1,281)	$(1,140)	$(8,459)	$(2,968)

Basic and diluted net loss per share	$(0.33)	$(0.34)	$(2.33)	$(0.94)
Weighted average shares outstanding – basic and diluted	3,670,432	3,201,689	3,518,828	3,069,184

See accompanying notes to condensed consolidated financial statements.

Sun BioPharma, Inc.

Condensed Consolidated Statements of Stockholders’ Deficit

(In thousands except share and per share amounts)

(Unaudited)

					Accumulated
			Additional		Other	Total
	Common Stock		Paid-In	Accumulated	Comprehensive	Stockholders’
	Shares	Amount	Capital	Deficit	Gain (Loss)	Deficit
Balances at December 31, 2016	3,220,100	$3	$14,058	$(18,779)	$76	$(4,642)
Conversion of convertible promissory notes	385,000	1	5,840	—	—	5,841
Conversion of demand notes	33,332	—	993	—	—	993
Charge for fair market value of beneficial conversion feature	—	—	2,954	—	—	2,954
Share-based compensation	—	—	1,167	—	—	1,167
Exercise of common stock options	22,000	—	28	—	—	28
Exercise of stock purchase warrants	10,000	—	19	—	—	19
Net loss	—	—	—	(8,213)	—	(8,213)
Foreign currency translation adjustment, net of taxes of $0	—	—	—	—	(246)	(246)
Balances at September 30, 2017	3,670,432	$4	$25,059	$(26,992)	$(170)	$(2,099)

See accompanying notes to consolidated financial statements.

Sun BioPharma, Inc.

Condensed Consolidated Statements of Cash Flows
(In thousands)

(Unaudited)

	Nine Months Ended September 30,
	2017	2016
Cash flows from operating activities:
Net loss	$(8,213)	$(2,874)
Adjustments to reconcile net loss to net cash used in operating activities:
Loss on induced debt conversions	3,696	—
Share-based compensation	1,167	—
Amortization of debt discount	961	—
Amortization of debt issuance costs	53	21
Non-cash interest expense	87	9
Changes in operating assets and liabilities:
Income and other tax receivables	9	512
Prepaid expenses and other current assets	(131)	(25)
Accounts payable	(654)	377
Accrued liabilities	406	410
Net cash used in operating activities	(2,619)	(1,570)

Cash flows from financing activities:
Proceeds from the sale of convertible promissory notes, net of offering costs of $16	3,059	—
Proceeds from the exercise of stock options	28	—
Proceeds from the exercise of stock purchase warrants	19	—
Proceeds from issuance of common stock and warrants, net of offering costs of $152	—	1,873
Net cash provided by financing activities	3,106	1,873

Effect of exchange rate changes on cash and cash equivalents	18	1

Net increase in cash and cash equivalents	505	304
Cash and cash equivalents at beginning of period	438	925
Cash and cash equivalents at end of period	$943	$1,229

Supplemental disclosure of cash flow information:
Cash paid during period for interest	$5	$70

Supplemental disclosure of non-cash transactions:
Conversion of promissory notes and accrued interest into common stock	2,888	—
Intrinsic value of beneficial conversion feature in convertible notes	2,954	—
Conversion of demand notes into common stock	250	—
Deferred compensation exchanged for common stock and warrants	—	196
Issuance of common stock for services	$—	75

See accompanying notes to condensed consolidated financial statements.

Sun BioPharma, Inc.
Notes to Condensed Consolidated Financial Statements

1.	Business

Sun BioPharma, Inc. and its wholly-owned subsidiary Sun BioPharma Australia Pty Ltd. (collectively “we,” “us,” “our,” and the “Company”) exist for the primary purpose of advancing the commercial development of a proprietary polyamine analogue for pancreatic cancer and for a second indication in chronic pancreatitis. We have exclusively licensed the worldwide rights to this compound, which has been designated as SBP-101, from the University of Florida Research Foundation, Inc. (“UFRF”).

2.	Risks and Uncertainties

The Company operates in a highly regulated and competitive environment. The development, manufacturing and marketing of pharmaceutical products require approval from, and are subject to ongoing oversight by, the Food and Drug Administration (“FDA”) in the United States, the Therapeutic Goods Administration (“TGA”) in Australia, the European Medicines Agency (“EMA”) in the European Union, and comparable agencies in other countries. Obtaining approval for a new pharmaceutical product is never certain, may take many years, and is normally expected to involve substantial expenditures.

We have incurred losses of $27.0 million since our inception in 2011. For the nine months ended September 30, 2017, we incurred a net loss of $8.2 million, which includes a non-cash charge of $3.7 million related to the induced conversion of $2.9 million of convertible promissory notes and accrued interest, originally issued in 2013 and 2014, and $250,000 of demand notes, originally issued in September 2015, into shares of our common stock. We also incurred negative cash flows from operating activities of $2.6 million for this period. We expect to incur substantial losses for the foreseeable future, which will continue to generate negative net cash flows from operating activities, as we continue to pursue development activities and seek to commercialize our initial product candidate, SBP-101. As of September 30, 2017, we had cash and cash equivalents of $943,000, negative working capital of $616,000 and a stockholders’ deficit of $2.1 million. The Company’s principal sources of cash have historically included the issuance of convertible debt and equity securities.

The accompanying condensed consolidated financial statements have been prepared assuming that we will continue as a going concern which contemplates the realization of assets and liquidation of liabilities in the normal course of business. The condensed consolidated financial statements do not include any adjustments relating to the recoverability or classification of assets or the amounts of liabilities that might result from the outcome of these uncertainties. Our current independent registered public accounting firm, included a paragraph emphasizing this going concern uncertainty in their audit report covering our 2016 financial statements dated March 30, 2017. Our ability to continue as a going concern, realize the carrying value of our assets and discharge our liabilities in the ordinary course of business is dependent upon a number of factors, including our ability to obtain additional financing, the success of our development efforts, our ability to obtain marketing approval for our SBP-101 product candidate in the United States, Australia, the European Union or other markets and ultimately our ability to market and sell our SBP-101 product candidate. These factors, among others, raise substantial doubt about our ability to continue operations as a going concern. See Note 4 titled “Liquidity and Management’s Plans.”

3.	Basis of Presentation

We have prepared the accompanying interim condensed consolidated financial statements in accordance with US accounting principles generally accepted in the United States of America (“GAAP”) for interim financial information and with the instructions to Form 10-Q and Regulation S-X of the Securities and Exchange Commission (“SEC”). Accordingly, they do not include all of the information and footnotes required by GAAP for complete financial statements. These interim condensed consolidated financial statements reflect all adjustments consisting of normal recurring accruals, which, in the opinion of management, are necessary to present fairly our consolidated financial position, consolidated results of operations and consolidated cash flows for the periods and as of the dates presented. Our fiscal year ends on December 31. The condensed consolidated balance sheet as of December 31, 2016 was derived from audited consolidated financial statements, but does not include all disclosures required by GAAP. These interim condensed consolidated financial statements should be read in conjunction with the annual consolidated financial statements and the notes thereto included in our Annual Report on Form 10-K filed with the SEC on March 30, 2017 and our other filings with the SEC. The nature of our business is such that the results of any interim period may not be indicative of the results to be expected for the entire year.

Effective November 7, 2017, we implemented a 1-for-10 reverse split of our common stock. As previously announced, the reverse stock split was approved by our stockholders as of September 12, 2017, and was intended to increase the market price per share of our common stock to a level that qualifies for listing on the Nasdaq Capital Market. Concurrent with the reverse stock split, there was a 50% reduction in the number of shares authorized for issuance by the Company. All references to share and per share amounts included in these condensed consolidated financial statements have been retroactively restated to reflect the reverse split. See Note 10 titled “Subsequent Events” for additional information.

Recently adopted accounting pronouncement

In March 2016, the Financial Accounting Standards Board (“FASB”) issued ASU No. 2016-09, Improvements to Employee Share-Based Payment Accounting. The guidance in ASU 2016-09 is intended to simplify aspects of the accounting for employee share-based payments, including the accounting for income taxes, forfeitures, statutory withholding requirements, and classification on the statement of cash flows. The standard is effective for interim and annual periods beginning after December 15, 2016, with early adoption permitted. The adoption of this standard did not have a material impact on our financial condition and results of operations.

In July 2017, the FASB issued ASU 2017-11, Earnings Per Share (Topic 260), Distinguishing Liabilities from Equity (Topic 480) and Derivatives and Hedging (Topic 815): I. Accounting for Certain Financial Instruments with Down Round Features; and II. Replacement of the Indefinite Deferral for Mandatorily Redeemable Financial Instruments of Certain Nonpublic Entities and Certain Mandatorily Redeemable Non-controlling Interests with a Scope Exception. Part I of this update addresses the complexity of accounting for certain financial instruments with down round features. Down round features are features of certain equity-linked instruments (or embedded features) that result in the strike price being reduced on the basis of the pricing of future equity offerings. Current accounting guidance creates cost and complexity for entities that issue financial instruments (such as warrants and convertible instruments) with down round features that require fair value measurement of the entire instrument or conversion option. Part II of this update addresses the difficulty of navigating Topic 480, Distinguishing Liabilities from Equity, because of the existence of extensive pending content in the FASB Accounting Standards Codification. This pending content is the result of the indefinite deferral of accounting requirements about mandatorily redeemable financial instruments of certain nonpublic entities and certain mandatorily redeemable non-controlling interests. The amendments in Part II of this update do not have an accounting effect. This ASU is effective for fiscal years, and interim periods within those years, beginning after December 15, 2018, with early adoption permitted. The adoption of ASU 2017-11, during the nine months ended September 30, 2017, did not have any impact on the condensed consolidated financial statements and related disclosures.

4.	Liquidity and Management Plans

We will need to obtain additional funds to continue our operations and execute our current business plans. We may seek to raise additional funds through various sources, such as equity and debt financings, or through strategic collaborations and license agreements. We can give no assurances that we will be able to secure additional sources of funds to support our operations, or if such funds are available to us, that such additional financing will be sufficient to meet our needs or on terms acceptable to us. This risk would increase if our clinical data is inconclusive or not positive or economic conditions worsen in the market as a whole or in the pharmaceutical or biotechnology markets individually.

On July 3, 2017, we received a research and development tax incentive payment from the government of Australia related to the research activities of our Australian subsidiary during 2016. The incentive payment received was approximately $460,000.

During February and March 2017, we issued convertible promissory notes raising gross proceeds of approximately $3.1 million which are convertible into our common stock or other securities upon the completion of a qualified financing of at least $2.0 million on or before the maturity of the notes. In addition we negotiated the conversion of approximately $3.1 million of previously outstanding debt and accrued interest into 418,332 shares of our common stock. See Note 7 titled “Indebtedness.”

If we are unable to obtain additional financing when needed, we will need to reduce our operations by taking actions that may include, among other things, reducing use of outside professional service providers, reducing staff or further reducing staff compensation, significantly modifying or delaying the development of our SBP-101 product candidate, licensing rights to third parties, including the right to commercialize our SBP-101 product candidate for pancreatic cancer, acute pancreatitis or other applications that we would otherwise seek to pursue, or discontinuing operations entirely.

Our future success is dependent upon our ability to obtain additional financing, the success of our development efforts, our ability to obtain marketing approval for our SBP-101 product candidate in the United States or other markets and ultimately our ability to market and sell our SBP-101 product candidate. If we are unable to obtain additional financing when needed, if our clinical trials are not successful or if we are unable to obtain marketing approval, we would not be able to continue as a going concern and would be forced to cease operations and liquidate our company.

There can be no assurances that we will be able to obtain additional financing on commercially reasonable terms, or at all. The sale of additional convertible debt or equity securities would likely result in dilution to our current stockholders

5.	Summary of Significant Accounting Policies

Principles of consolidation

The accompanying condensed consolidated financial statements include the assets, liabilities and expenses of Sun BioPharma, Inc. and our wholly-owned subsidiary. All significant intercompany transactions and balances have been eliminated in consolidation.

Use of estimates

The preparation of condensed consolidated financial statements requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the condensed consolidated financial statements and the reported amount of expenses during the reporting period. Actual results could differ from those estimates.

Beneficial conversion feature

For convertible debt where the rate of conversion is below fair market value for our common stock, the Company records a "beneficial conversion feature (“BCF“) and related debt discount which is presented as a direct deduction from the carrying amount of the related debt. The discount is amortized to interest expense over the life of the debt.

Debt issuance costs

Costs associated with the issuance of debt instruments are capitalized and presented as a direct deduction from the carrying amount of the related debt liability. These costs are amortized through interest expense over the life of the related debt.

Research and development costs

Research and development costs include expenses incurred in the conduct of our Phase 1 human clinical trial, for third-party service providers performing various testing and accumulating data related to our preclinical studies; sponsored research agreements; developing and scaling the manufacturing process necessary to produce sufficient amounts of the SBP-101 compound for use in our pre-clinical studies and human clinical trials; consulting resources with specialized expertise related to execution of our development plan for our SBP-101 product candidate; personnel costs, including salaries, benefits and share-based compensation; and costs to license and maintain our licensed intellectual property.

We charge research and development costs, including clinical trial costs, to expense when incurred. Our human clinical trials are, and will be, performed at clinical trial sites and are administered jointly by us with assistance from contract research organizations (“CROs”). Costs of setting up clinical trial sites are accrued upon execution of the study agreement. Expenses related to the performance of clinical trials generally are accrued based on contracted amounts and the achievement of agreed upon milestones, such as patient enrollment, patient follow-up, etc. We monitor levels of performance under each significant contract, including the extent of patient enrollment and other activities through communications with the clinical trial sites and CROs, and adjust the estimates, if required, on a quarterly basis so that clinical expenses reflect the actual effort expended at each clinical trial site and by each CRO. All material CRO contracts are terminable by us upon written notice and we are generally only liable for actual effort expended by the CROs and certain non-cancelable expenses incurred at any point of termination

We expense costs associated with obtaining licenses for patented technologies when it is determined there is no alternative future use of the intellectual property subject to the license.

Share-based compensation

In accounting for share-based incentive awards we measure and recognize the cost of employee and non-employee services received in exchange for awards of equity instruments based on the grant date fair value of those awards. Calculating share-based compensation expense requires the input of highly subjective assumptions, which represent our best estimates and involve inherent uncertainties and the application of management’s judgment. Compensation cost is recognized ratably using the straight-line attribution method over the vesting period, which is considered to be the requisite service period. The performance date for non-employee awards is generally not met until the individual award vests. Accordingly we re-measure the current fair value each quarter until the award vests. Compensation expense for performance-based stock option awards is recognized when “performance” has occurred or is probable of occurring.

The fair value of share-based awards is estimated at the date of grant using the Black-Scholes option pricing model. The determination of the fair value of share-based awards is affected by our stock price, as well as assumptions regarding a number of complex and subjective variables. Risk free interest rates are based upon U.S. Treasury rates appropriate for the expected term of each award. Expected volatility rates are based primarily on the volatility rates of a set of guideline companies, which consist of public and recently public biotechnology companies. The assumed dividend yield is zero, as we do not expect to declare any dividends in the foreseeable future. The expected term of options granted is determined using the “simplified” method. Under this approach, the expected term is presumed to be the mid-point between the average vesting date and the end of the contractual term.

Foreign currency translation adjustments

The functional currency of Sun BioPharma Australia Pty Ltd is the Australian Dollar (“AUD”). Accordingly, assets and liabilities, and equity transactions of Sun BioPharma Australia Pty Ltd are translated into U.S. dollars at period-end exchange rates. Revenues and expenses are translated at the average exchange rate in effect for the period. The resulting translation gains and losses are recorded as a component of accumulated comprehensive loss presented within the stockholders’ deficit. During the three and nine month periods ended September 30, 2017 and 2016, any reclassification adjustments from accumulated other comprehensive loss to operations was inconsequential.

Grant Income

Grant income is derived from a one-time grant awarded to the Company by the National Institute of Diabetes and Digestive and Kidney Diseases of the National Institutes of Health “Grant Agreement”. The total grant awarded under the Grant Agreement was $225,000 and is intended to fund studies of SBP-101 as a potential treatment for pancreatitis. Grant income is recognized as a non-operating income when the related research and development expenses are incurred, terms of the grant have been complied with and the Company is eligible for reimbursement under the Grant Agreement.

Comprehensive loss

Comprehensive loss consists of our net loss and the effects of foreign currency translation.

Net loss per share

Basic net loss per share is computed by dividing net loss by the weighted-average number of common shares outstanding during the period. Diluted net loss per share is based on the weighted-average common shares outstanding during the period plus dilutive potential common shares calculated using the treasury stock method. Such potentially dilutive shares are excluded when the effect would be anti-dilutive, or reduce a net loss per share. The Company’s potential dilutive shares, which include outstanding common stock options and warrants, have not been included in the computation of diluted net loss per share for all periods as the result would be anti-dilutive.

The following table summarizes the calculation of basic and diluted net loss per share for each of the periods presented (in thousands, except share and per share data):

	Three Months Ended September 30,		Nine Months Ended September 30,
	2017	2016	2017	2016
Net loss	$(1,219)	$(1,079)	$(8,213)	$(2,874)
Weighted average shares outstanding—basic and diluted	3,670,432	3,201,689	3,518,828	3,069,184
Basic and diluted net loss per share	$(0.33)	$(0.34)	$(2.33)	$(0.94)

The following table sets forth the potential shares of common stock that were not included in the calculation of diluted net loss per share as their effects would have been anti-dilutive:

	Three Months Ended September 30,		Nine Months Ended September 30,
	2017	2016	2017	2016
Employee and non-employee stock options	683,960	316,360	683,960	316,360
Common shares issuable upon conversion of notes payable and accrued interest	315,356	246,667	315,356	246,667
Common shares issuable under common stock purchase warrants	351,500	366,050	351,500	366,050

6.	Accrued Liabilities

Accrued liabilities consist of the following (in thousands):

	September 30, 2017	December 31, 2016
Accrued compensation and related expenses	$1,094	$637
Clinical trial related expense	65	97
Professional services	55	70
Product and process development expenses	—	29
Other	4	9
Total accrued liabilities	$1,218	$842

Effective October 1, 2017, we amended the previously disclosed employment agreements, as amended, with our Executive Chairman, President and Chief Executive Officer, Chief Financial Officer and Chief Medical Officer (the “Employees”). These amendments discontinued the “accrued compensation” provision that was introduced with the prior amendments to the employment agreements between the Company and each of the Employees dated September 12, 2016. These amendments also include a provision whereby if the Company closes an underwritten public offering of its securities that include shares of common stock, then each of these Employees will, in lieu of cash payment for the previously accrued compensation, instead receive one or more equity awards under the Company’s 2016 Omnibus Equity Incentive plan. See Note 10 titled “Subsequent Events.”

7.	Indebtedness

2017 Convertible notes payable

On each of February 17, March 3, March 10 and March 17, 2017, we entered into Note Purchase Agreements (the “Note Agreements”) with a number of accredited investors in private transactions. Pursuant to these Note Agreements, we sold convertible promissory notes (the “2017 Notes”) raising gross proceeds of approximately $3.1 million. The 2017 Notes are scheduled to mature on December 1, 2018 and bear interest at a rate of 5.0% per year. Principal and interest on the 2017 Notes are payable at maturity. The Company may prepay the 2017 Notes in whole or in part at any time without penalty or premium. The 2017 Notes are convertible into shares of common stock or other securities of the Company upon the occurrence of a Qualified Financing, including the sale of equity securities or a strategic partnership, raising gross proceeds of at least $2.0 million on or before the maturity of the 2017 Notes or upon the request of a holder of any 2017 Note at a fixed conversion rate of $10.10 per share. Upon issuance, the 2017 Notes were convertible into our common stock at a conversion rate of $10.10 per share. The fair market value of our stock on the dates of issuance ranged from $15.00 to $39.00 per share. Therefore the 2017 Notes contained a beneficial conversion feature with an aggregate intrinsic value of approximately $3.0 million, which is recorded as a debt discount and is presented as a direct deduction from the carrying value of the 2017 Notes and will be amortized through interest expense over the life of the 2017 Notes. Upon the occurrence of certain events of default, the 2017 Notes require the Company to repay the unpaid principal amount of the Notes and any unpaid accrued interest. The Company expects to use the net proceeds from the sales of the Notes for working capital and general corporate purposes. One of our stockholders, who beneficially owns more than 10% of our common stock, purchased $200,000 of the 2017 Notes.

2013 Convertible notes payable

In 2013, we initiated an offering of convertible promissory notes (the “2013 Notes”). In total, gross proceeds raised were $3.1 million. The 2013 Notes accrue interest at 5% per year, payable quarterly, are convertible into shares of common stock at $11.25 per share at the option of the holder and mature in December 2018. The Company had not paid the required quarterly interest for the 2013 Notes since the quarter ended March 31, 2016. This constituted an event of default under which the note holders could have demanded immediate payment of the outstanding principal and accrued but unpaid interest.

In March 2017, we offered to all holders of outstanding 2013 Notes, who were accredited investors, an opportunity to convert all outstanding principal and accrued interest through March 31, 2017 into shares of our common stock at a rate of $7.50 per share. The offered conversion rate represented a $3.75, or 33.3%, discount from the rate stated in the terms of the 2013 Notes, which at the time was $11.25 per share. Holders of $2,750,000 aggregate principal amount of the 2013 Notes accepted the offer to convert and on March 31, 2017 we issued 385,000 shares of common stock in exchange for the surrender of the 2013 Notes which included $138,000 of accrued but unpaid interest. The fair market value of the shares issued was $11.5 million, compared to $8.5 million under the original conversion terms, resulting in a loss on the induced debt conversion of approximately $3.0 million. One of our stockholders, who beneficially owns more than 10% of our common stock, converted $700,000 aggregate principal amount of 2013 Notes, along with $35,000 of accrued but unpaid interest, into 98,000 shares of our common stock. The shares were issued in reliance on the exemption from registration set forth in Section 3(a)(9) of the Securities Act as securities exchanged by an issuer with existing security holders where no commission or other remuneration is paid or given directly or indirectly by the issuer for soliciting such exchange.

Demand notes payable

In September 2015, we assumed $250,000 of unsecured demand notes in conjunction with our merger with Cimarron Medical, Inc. that were previously issued by Cimarron (the “Demand Notes”).

We included the holders of Demand Notes in our offer to convert all outstanding principal into shares of our common stock at a rate of $7.50 per share. The Demand Notes had no conversion feature. The holders of all $250,000 aggregate principal amount of the Demand Notes accepted the offer to convert and on March 31, 2017 we issued 33,332 shares of common stock in exchange for the surrender of all Demand Notes. The fair market value of the shares issued was $1.0 million resulting in a loss on induced debt conversion of $700,000. The shares were issued in reliance on the exemption from registration set forth in Section 3(a)(9) of the Securities Act as securities exchanged by an issuer with existing security holders where no commission or other remuneration is paid or given directly or indirectly by the issuer for soliciting such exchange.

The following table sets forth the changes in convertible and demand notes payable during the nine months ended September 30 2017 (in thousands):

	Convertible Notes Payable
	Principal	Accrued Interest	Demand Notes
Principal value at December 31, 2016	$2,775	$105	$250
Accrued interest	—	120	—
Aggregate principal value of 2017 Notes sold	3,076	—	—
Aggregate principal value of 2013 Notes and accrued interest converted into common stock	(2,750)	(138)	—
Aggregate principal value of Demand Notes converted into common stock	—	—	(250)
Principal value at September 30, 2017	$3,101	$87	$—

Term debt

On October 26, 2012, we entered into an unsecured loan agreement (the “Agreement”) with the Institute for Commercialization of Public Research, Inc. (the "Institute"). Under the terms of the agreement, we borrowed $300,000 at a fixed interest rate of 4.125%. No principal or interest payments were due until the maturity date, October 26, 2017, unless a mandatory repayment event occurred.

Effective October 26, 2017, we entered into an amendment to our unsecured loan agreement with the Institute for Commercialization of Public Research, Inc. Under the terms of the amendment the maturity date of the note was extended to May 1, 2019 with monthly payments of $10,000 to begin on May 1, 2018 with the remaining balance due in full on May 1, 2019. The monthly payments will apply first to accrued and unpaid interest. Accordingly, the outstanding principal is presented as a long term liability in the September 30, 2017 balance sheet.

Debt issuance costs and discount

The following table summarizes the deferred financing costs which are presented as a direct deduction from the carrying amount of their related debt liabilities (in thousands):

	September 30, 2017		December 31, 2016
	Convertible Notes Payable	Term Debt	Convertible Notes Payable	Long-Term Debt
Loan principal amount	$3,101	$300	$2,775	$300
Deferred financing costs	16	37	105	37
Accumulated amortization	(4)	(37)	(63)	(31)
Unamortized balance	12	—	42	6
Discount on debt	2,954
Accumulated amortization	(961)
Unamortized balance	1,993
Loan carrying amounts, net	$1,096	$300	$2,733	$294

8.	Stockholders’ Deficit

 Shares reserved

Shares of common stock reserved for future issuance are as follows:

September 30, 2017
Stock options outstanding	683,960
Shares available for grant under equity incentive plan	1,110,400
Estimated common shares issuable upon conversion of notes payable and accrued interest	315,356
Common shares issuable under common stock purchase warrants	351,500
Total	2,461,216

9.	Share-based Compensation

2016 Omnibus Incentive Plan

The Sun BioPharma, Inc. 2016 Omnibus Incentive Plan (the “2016 Plan”) was adopted by our Board of Directors in March 2016 and approved by our stockholders at our annual meeting of stockholders on May 17, 2016. The 2016 Plan permits the granting of incentive and non-statutory stock options, restricted stock, stock appreciation rights, performance units, performance shares and other stock awards to eligible employees, directors and consultants. We grant options to purchase shares of common stock under the 2016 Plan at no less than the fair market value of the underlying common stock as of the date of grant. Options granted under the Plan have a maximum term of ten years. Under the Plan, a total of 1,500,000 shares of common stock are reserved for issuance. As of September 30, 2017, options to purchase 389,600 shares of common stock were outstanding under the 2016 Plan.

2011 Stock Option Plan

The Sun BioPharma, Inc. 2011 Stock Option Plan (the “2011 Plan”) was terminated in conjunction with stockholder approval of the 2016 Plan, although awards outstanding under the 2011 Plan will remain outstanding in accordance with and pursuant to the terms thereof. Options granted under the 2011 Plan have a maximum term of ten years and generally vest over zero to two years for employees. As of September 30, 2017, options to purchase 294,360 shares of common stock remained outstanding under the 2011 Plan.

Share-based compensation expense for each of the periods presented is as follows (in thousands):

	Nine months Ended
	September 30, 2017	September 30, 2016
Research and development	$229	$—
General and administrative	938	—
Total share-based compensation	$1,167	$—

A summary of option activity is as follows:

	Shares Available for Grant	Shares Underlying Options	Weighted Average Exercise Price Per Share	Aggregate Intrinsic Value
Balances at December 31, 2016	1,114,400	701,960	$9.50	$3,896,235
Granted	(4,000)	4,000	10.10
Exercised	—	(22,000)	1.25
Cancelled	—	—	—
Balances at September 30, 2017	1,110,400	683,960	$9.77	$2,121,985

Information about stock options outstanding, vested and expected to vest as of September 30, 2017, is as follows:

			Outstanding, Vested and Expected to Vest			Options Vested and Exercisable
				Weighted Average			Weighted Average
				Remaining	Weighted		Remaining
Per Share				Contractual	Average	Options	Contractual
Exercise Price			Shares	Life (Years)	Exercise Price	Exercisable	Life (Years)
$0.88	–	1.10	38,360	5.08	$1.00	38,360	5.08
2.28	–	2.50	42,000	6.37	2.47	42,000	6.37
	3.18		214,000	7.42	3.18	214,000	7.42
	10.10		4,000	4.28	10.10	—	—
	15.10		385,600	8.76	15.10	196,050	9.11
			683,960	7.96	$9.77	490,410	7.83

As of September 30, 2017 total compensation expense related to unvested employee stock options not yet recognized was $1.1 million, which is expected to be allocated to expenses over a weighted-average period of approximately 1.2 years.

Nonemployee share-based compensation

We account for stock options granted to nonemployees in accordance with FASB ASC 505. In connection with stock options granted to nonemployees, we recorded $397,000 and $0 for nonemployee share-based compensation during the nine months ended September 30, 2017 and 2016, respectively. These amounts were based upon the fair values of the vested portion of the grants. Amounts expensed during the remaining vesting period will be determined based on the fair value at the time of vesting.

The estimated fair values of the stock options issued to employees and non-employees were calculated using the Black-Scholes valuation model, based on the following assumptions for the nine months ended September 30, 2017 and 2016:

	2017			2016
Common stock fair value	$10.00	–	$29.80	n/a
Risk-free interest rate	1.43%	–	1.93%	n/a
Expected dividend yield		0%		n/a
Expected option life (in years)	2.25	–	5.0	n/a
Expected stock price volatility	75.0	–	78.0%	n/a

10.	Subsequent Events

Reverse stock split

Effective November 7, 2017, we implemented a 1-for-10 reverse split of our common stock. No fractional shares were issued in connection with the reverse stock split. Stockholders received a proportionate cash payment for any fractional shares based upon the closing price of our common stock on the effective date of the reverse stock split. The reverse stock split was intended to increase the market price per share of our common stock to a level that qualifies for listing on the Nasdaq Capital Market. The Company is taking additional actions to meet the remaining listing requirements. Until the Company meets the criteria for listing and an application for listing is accepted by Nasdaq, which may not happen within a reasonable time frame, if at all, its common stock will continue to be eligible for quotation on the OTCQB Venture Marketplace tier of the over-the-counter markets administered by the OTC Markets Group, Inc. under the symbol ”SNBP“. The reverse stock split did not affect the par value of our common stock, however, concurrent with the reverse stock split, the number of shares of common and preferred stock authorized for issuance by the Company was reduced by 50% to 100,000,000 and 10,000,000, respectively. Proportional adjustments were also made to the Company’s 2016 Omnibus Incentive Plan, outstanding stock options, warrants and outstanding convertible notes payable. The new CUSIP number for our common stock following the reverse stock split is 8666M 206. All references to share and per share amounts included in these condensed consolidated financial statements have been retroactively restated to reflect the reverse split.

Share and per share amounts included in these consolidated financial statements have not been restated to reflect the 1-for-10 reverse stock split implemented on November 7, 2017

Report of Independent Registered Public Accounting Firm

To the Board of Directors and Stockholders of
Sun BioPharma, Inc.

We have audited the accompanying consolidated balance sheets of Sun BioPharma, Inc. (the “Company”) as of December 31, 2016 and 2015 and the related consolidated statements of operations and comprehensive loss, stockholders’ deficit and cash flows for the years then ended. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with standards of the Public Company Accounting Oversight Board (United States of America). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis of designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Sun BioPharma, Inc. at December 31, 2016 and 2015 and the results of its operations and its cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 2 to the financial statements, the Company has recurring losses and negative cash flows from operations that raise substantial doubt about its ability to continue as a going concern. Management’s plans in regard to these matters are described in Note 3 to the financial statements. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ Cherry Bekaert

Tampa, Florida
March 30, 2017

Sun BioPharma, Inc.
Consolidated Balance Sheets

(In thousands, except share amounts)

	December 31,
	2016	2015
ASSETS
Current assets:
Cash	$438	$925
Prepaid expenses and other current assets	118	74
Income tax receivable	321	733
Total current assets	877	1,732

Total assets	$877	$1,732

LIABILITIES AND STOCKHOLDERS’ DEFICIT
Current liabilities:
Accounts payable	$1,245	$585
Accrued expenses	842	505
Convertible notes payable	2,733	—
Term debt	294	—
Demand notes payable	250	250
Accrued interest	155	35
Total current liabilities	5,519	1,375

Long-term liabilities:
Convertible notes payable	—	2,712
Term debt	—	287
Accrued interest	—	39
Total long-term liabilities	—	3,038

Commitments and contingencies (Note 7)

Stockholders’ deficit:
Preferred stock, $0.001 par value; 20,000,000 and 10,000,000 authorized as of December 31, 2016 and 2015, respectively; no shares issued or outstanding as of December 31, 2016 and 2015	—	—
Common stock, $0.001 par value; 200,000,000 and 100,000,000 authorized as of December 31, 2016 and 2015, respectively; 32,201,306 and 29,892,806 shares issued and outstanding, as of December 31, 2016 and 2015, respectively	32	30
Additional paid-in capital	14,029	10,943
Accumulated deficit	(18,779)	(13,667)
Accumulated other comprehensive gain, net	76	13
Total stockholders’ deficit	(4,642)	(2,681)
Total liabilities and stockholders’ deficit	$877	$1,732

See accompanying notes to consolidated financial statements.

Sun BioPharma, Inc.

Consolidated Statements of Operations and Comprehensive Loss

(In thousands, except share and per share amounts)

	Year Ended December 31,
	2016	2015
Operating expenses:
General and administrative	$2,664	$2,592
Research and development	2,504	2,852
Operating loss	(5,168)	(5,444)

Other income (expense):
Interest income	2	8
Interest expense	(180)	(183)
Other expense	(107)	(64)
Total other expense	(285)	(239)

Loss before income tax benefit	(5,453)	(5,683)

Income tax benefit	341	756

Net loss	(5,112)	(4,927)
Foreign currency translation adjustment gain	63	30
Comprehensive loss	$(5,049)	$(4,897)

Basic and diluted net loss per share	$(0.16)	$(0.35)
Weighted average shares outstanding – basic and diluted	31,068,765	14,073,174

See accompanying notes to consolidated financial statements.

Sun BioPharma, Inc.

Consolidated Statements of Stockholders’ Deficit

(In thousands except share and per share amounts)

					Accumulated
			Additional		Other	Total
	Common Stock		Paid-In	Accumulated	Comprehensive	Stockholders’
	Shares	Amount	Capital	Deficit	Gain (Loss)	Deficit
Balances at December 31, 2014	5,688,927	$6	$7,264	$(8,569)	$(17)	$(1,316)
Exercise of stock options	647,634	1	692	—	—	693
Exercise of stock warrants	500,000	—	375	—	—	375
Conversion of convertible notes payable and accrued interest into common stock	50,194	—	226	—	—	226
Issuance of common stock in a private offering, net of issuance costs of $12	190,625	—	1,513	—	—	1,513
Issuance of common stock for services	33,241	—	42	—	—	42
Stock-based compensation expense	—	—	933	—	—	933
Exercise price modification of common stock warrants	—	—	171	(171)	—	—
Merger transaction – See Note 8	22,782,185	23	(273)	—	—	(250)
Net loss	—	—	—	(4,927)	—	(4,927)
Foreign currency translation adjustment, net of taxes of $0	—	—	—	—	30	30
Balances at December 31, 2015	29,892,806	$30	$10,943	$(13,667)	$13	$(2,681)
Issuance of common stock and warrants, net of offering costs of $152	2,221,000	2	2,067	—	—	2,069
Issuance of common stock for services	37,500	—	75	—	—	75
Exercise of stock warrants	50,000	—	42	—	—	42
Stock-based compensation expense			902			902
Net loss	—	—	—	(5,112)	—	(5,112)
Foreign currency translation adjustment, net of taxes of $0	—	—	—	—	63	63
Balances at December 31, 2016	32,201,306	$32	$14,029	$(18,779)	$76	$(4,642)

See accompanying notes to consolidated financial statements.

Sun BioPharma, Inc.

Consolidated Statements of Cash Flows (In thousands)

	Year Ended December 31,
	2016	2015
Cash flows from operating activities:
Net loss	$(5,112)	$(4,927)
Adjustments to reconcile net loss to net cash used in operating activities:
Amortization of debt issuance costs	28	28
Non-cash interest expense	12	10
Stock-based compensation	902	976
Changes in operating assets and liabilities:
Income and other tax receivables	426	(610)
Prepaid expenses and other assets	19	(45)
Accounts payable	726	252
Accrued liabilities	601	419
Net cash used in operating activities	(2,398)	(3,897)
Cash flows from investing activities:
Proceeds from sales and maturities of short-term investments	—	500
Net cash provided by investing activities	—	500
Cash flows from financing activities:
Proceeds from issuance of common stock and warrants, net of offering costs of $152	1,873	—
Proceeds from issuance of common stock, net of selling costs of $12	—	1,513
Proceeds from the exercise of stock options	—	762
Proceeds from the exercise of stock purchase warrants	42	400
Net cash provided by financing activities	1,915	2,675

Effect of exchange rate changes on cash	(4)	(7)

Net decrease in cash	(487)	(729)
Cash at beginning of year	925	1,654
Cash at end of year	$438	$925

Supplemental disclosure of cash flow information:
Cash paid during year for interest	$57	$145

Supplemental disclosure of non-cash transactions:
Deferred compensation exchanged for common stock and warrants	$196	$—
Issuance of common stock for services	$75	$—
Conversion of notes payable and accrued interest into common stock	$—	$226
Notes payable assumed in merger (Note 6)	$—	$250

See accompanying notes to consolidated financial statements.

Sun BioPharma, Inc.
Notes to Consolidated Financial Statements

1.     Business

Sun BioPharma, Inc. and its wholly-owned subsidiary Sun BioPharma Australia Pty Ltd. (collectively “we,” “us,” “our,” and the “Company”) exist for the primary purpose of advancing the commercial development of a proprietary polyamine analogue for pancreatic cancer and for a second indication in chronic pancreatitis. We have exclusively licensed the worldwide rights to this compound, which has been designated as SBP-101, from the University of Florida Research Foundation, Inc. (“UFRF”). SBR was incorporated under the laws of the State of Delaware on September 21, 2011. Sun BioPharma Australia Pty Ltd was established on May 24, 2013, and incorporated under the laws of Australian Securities and Investments Commission.

On September 4, 2015, Sun BioPharma Research, Inc. (“SBR”), our predecessor company, executed an Agreement and Plan of Merger with Cimarron Medical, Inc., (“Cimarron”), a Utah corporation, and SB Acquisition Corporation, a wholly owned subsidiary of Cimarron (the “Merger”). The merger of SB Acquisition Corporation with and into SBR resulted in all of the issued and outstanding common stock of SBR being converted into the right to receive an aggregate of 28,442,484 shares of Cimarron’s common stock, representing four shares of Cimarron common stock for every one share of SBR common stock cancelled in the Merger. As a result of this transaction, former SBR stockholders owned approximately 98.8% of the outstanding capital stock of Cimarron. Concurrent with the completion of the Merger, Cimarron’s name was changed to “Sun BioPharma, Inc.” See Note 8 for additional information regarding the Merger.

On May 17, 2016, our stockholders approved the changing the domicile of Sun BioPharma, Inc., formerly known as Cimarron, from the State of Utah to the State of Delaware through a merger with SBR (the “Reincorporation”). Upon the reincorporation, each outstanding certificate representing shares of the Utah corporation’s common stock was deemed, without any action by the holders thereof, to represent the same number and class of shares of our company’s common stock. As of May 25, 2016, the completion of the Merger, the rights of our stockholders began to be governed by Delaware law and our current certificate of incorporation and bylaws.

2.     Risks and Uncertainties

The Company operates in a highly regulated and competitive environment. The development, manufacturing and marketing of pharmaceutical products require approval from, and are subject to ongoing oversight by, the Food and Drug Administration (“FDA”) in the United States, the Therapeutic Goods Administration (“TGA”) in Australia, the European Medicines Agency (“EMA”) in the European Union, and comparable agencies in other countries. Obtaining approval for a new pharmaceutical product is never certain, may take many years, and is normally expected to involve substantial expenditures.

We have incurred losses of $18.8 million since our inception in 2011. For the year ended December 31, 2016, we incurred a net loss and negative cash flows from operating activities of $5.1 million and $2.4 million, respectively. We expect to incur substantial losses for the foreseeable future, which will continue to generate negative net cash flows from operating activities, as we continue to pursue research and development activities and seek to commercialize our primary product candidate, SBP-101. As of December 31, 2016, we had cash of $438,000, negative working capital of $4.6 million and stockholders’ deficit of $4.6 million. In addition, as of December 31, 2016, the Company had not paid the required quarterly interest payments for its convertible notes payable for the second, third and fourth quarters of 2016. This constitutes an event of default under which the note holders may demand immediate payment of the outstanding principal and accrued but unpaid interest. See Note 6 entitled “Indebtedness.” The Company’s principal sources of cash have included the issuance of convertible debt and equity securities.

The accompanying Consolidated Financial Statements have been prepared assuming that we will continue as a going concern which contemplates the realization of assets and liquidation of liabilities in the normal course of business and do not include any adjustments relating to the recoverability or classification of assets or the amounts of liabilities that might result from the outcome of these uncertainties. Our ability to continue as a going concern, realize the carrying value of our assets and discharge our liabilities in the ordinary course of business is dependent upon a number of factors, including our ability to obtain additional financing, the success of our development efforts, our ability to obtain marketing approval for our initial product candidate, SBP-101, in the United States, Australia, the European Union or other markets and ultimately our ability to market and sell our initial product candidate. These factors, among others, raise substantial doubt about our ability to continue operations as a going concern. See Note 3 entitled “Liquidity and Management’s Plans.”

3.     Liquidity and Management Plans

We will need to seek additional sources of funds to support our current business plans. We may seek to raise additional funds through various sources, such as equity and debt financings, or through strategic collaborations and license agreements. We can give no assurances that we will be able to secure additional sources of funds to support our operations, or if such funds are available to us, that such additional financing will be sufficient to meet our needs or on terms acceptable to us. This risk would increase if our clinical data is not positive or economic and market conditions deteriorate.

On March 1, 2016 we instituted substantial salary deferrals for our four full-time senior officers in order to conserve cash. If we are unable to obtain additional financing when needed, we would need to scale back our operations taking actions that may include, among other things, reducing use of outside professional service providers, reducing staff or staff compensation, significantly modify or delay the development of our SBP-101 product candidate, license to third parties the rights to commercialize our SBP-101 product candidate for pancreatic cancer, pancreatitis or other applications that we would otherwise seek to pursue, or cease operations.

Subsequent to the end of 2016, On each of February 17, March 3, March 10 and March 17, 2017, we entered into Note Purchase Agreements (the “Note Agreements”) with a number of accredited purchasers in private transactions. Pursuant to these Note Agreements we sold convertible promissory notes payable (the “2017 Notes”) raising gross proceeds of $3.1 million. See Note 11 entitled “Subsequent Events”.

In March 2017, we offered to all holders of outstanding 2013 Convertible Notes and to all holders of the demand notes payable (collectively the “Notes”) who were accredited investors an opportunity to convert all outstanding principal and accrued interest through March 31, 2017 into shares of our common stock at a rate of $0.75 per share. The offered conversion rate represents a $0.375, or 33.3%, discount from the rate stated in the terms of the 2013 Convertible Notes, which at the time was $1.125 per share. The eligible holders had until March 27, 2017 to accept the offer and holders of $3,000,000 aggregate principle amount of the Notes accepted the offer. Accordingly, on March 31, 2017 our Company will issue 4,183,333 shares of common stock in exchange for the surrender of the Notes representing $3,000,000 of principal amount and $137,500 of accrued but previously unpaid interest. See Note 11 entitled “Subsequent Events”.

Our future success is dependent upon our ability to obtain additional financing, the success of our development efforts, our ability to obtain marketing approval for our SBP-101 product candidate in the United States or other markets and ultimately our ability to market and sell our SBP-101 product candidate. If we are unable to obtain additional financing when needed, if our clinical trials are not successful, if we are unable to obtain marketing approval, we would not be able to continue as a going concern and would be forced to cease operations and liquidate our company.

There can be no assurances that we will be able to obtain additional financing on commercially reasonable terms, or at all. The sale of additional convertible debt or equity securities would likely result in dilution to our current stockholders.

4.     Summary of Significant Accounting Policies

Basis of presentation

We have prepared the accompanying Consolidated Financial Statements in conformity with accounting principles generally accepted in the United States of America (“GAAP”). Our fiscal year ends on December 31.

Principles of consolidation

The accompanying Consolidated Financial Statements include the assets, liabilities and expenses of Sun BioPharma, Inc. and our wholly-owned subsidiary. All significant intercompany transactions and balances have been eliminated in consolidation.

Use of estimates

The preparation of Consolidated Financial Statements requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the Consolidated Financial Statements and the reported amount of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Concentration of credit risk

Financial instruments that potentially subject the company to significant concentrations of credit risk consist primarily of cash. Cash is deposited in demand accounts at commercial banks. At times, such deposits may be in excess of insured limits. The Company has not experienced any losses on its deposits of cash.

Debt issuance costs

Costs associated with the issuance of debt instruments are capitalized. These costs are amortized on a straight-line basis, which approximates the effective interest method, over the term of the debt agreements and are included in interest expense. The unamortized balance of debt issuance costs is presented as a direct reduction of the carrying amount of the related debt.

Research and development costs

Research and development costs include expenses incurred in the conduct of our Phase 1 human clinical trial, for third-party service providers performing various testing and accumulating data related to our preclinical studies; sponsored research agreements; developing and scaling the manufacturing process necessary to produce sufficient amounts of the SBP-101 compound for use in our pre-clinical studies and human clinical trials; consulting resources with specialized expertise related to execution of our development plan for our SBP-101 product candidate; personnel costs, including salaries, benefits and stock-based compensation; and costs to license and maintain our licensed intellectual property. During 2016, research and development expenditures shifted to focus on costs related to the execution of our Phase 1 human clinical trial and related efforts to obtain regulatory approval for SBP-101.

We charge research and development costs, including clinical trial costs, to expense when incurred. Our human clinical trials are, and will be, performed at clinical trial sites and are administered jointly by us with assistance from contract research organizations (“CROs”). Costs of setting up clinical trial sites are accrued upon execution of the study agreement. Expenses related to the performance of clinical trials generally are accrued based on contracted amounts and the achievement of agreed upon milestones, such as patient enrollment, patient follow-up, etc. We monitor levels of performance under each significant contract, including the extent of patient enrollment and other activities through communications with the clinical trial sites and CROs, and adjust the estimates, if required, on a quarterly basis so that clinical expenses reflect the actual effort expended at each clinical trial site and by each CRO.

We expense costs associated with obtaining licenses for patented technologies when it is determined there is no alternative future use of the intellectual property subject to the license.

Fair value determination of the company’s common stock

Prior to becoming a public company, determining the fair value per share or our common stock for use in estimating the fair values of share based payments required making complex and subjective judgments. The Company used the implied valuations based upon the terms from our sales of convertible notes payable to estimate our enterprise value for the dates on which these transactions occurred. The estimated enterprise values considered certain discounts related to control and lack of marketability.

Our Board of Directors also considered the estimated fair value of our common stock in relation to a number of objective and subjective factors, including external market conditions affecting the biotechnology industry sector. Our board of directors also retained an independent financial valuation firm to provide independent estimates of our enterprise value. Until an active trading market develops for our common stock, estimating the fair value per share of our common stock will continue to be highly subjective. There is inherent uncertainty in these estimates.

Stock-based compensation

In accounting for stock-based incentive awards we measure and recognize the cost of employee and non-employee services received in exchange for awards of equity instruments based on the grant date fair value of those awards. Compensation cost is recognized ratably using the straight-line attribution method over the vesting period, which is considered to be the requisite service period. We estimate pre-vesting award forfeitures when calculating the compensation costs and revise those estimates in subsequent periods if actual forfeitures differ from those estimates. Compensation expense for performance-based stock option awards is recognized when “performance” has occurred or is probable of occurring.

The fair value of stock-based awards is estimated at the date of grant using the Black-Scholes option pricing model. The determination of the fair value of stock-based awards is affected by our stock price, as well as assumptions regarding a number of complex and subjective variables. Risk free interest rates are based upon U.S. Treasury rates appropriate for the expected term of each award. Expected volatility rates are based primarily on the volatility rates of a set of guideline companies, which consist of public and recently public biotechnology companies. The assumed dividend yield is zero, as we do not expect to declare any dividends in the foreseeable future. The expected term of options granted is determined using the “simplified” method. Under this approach, the expected term is presumed to be the mid-point between the average vesting date and the end of the contractual term.

Income taxes

Income taxes are accounted for under the asset and liability method. Deferred tax assets and liabilities are recognized for the estimated future tax consequences attributable to differences between the Consolidated Financial Statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carry-forwards. Deferred tax assets and liabilities are measured using enacted rates, for each of the jurisdictions in which the Company operates, expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in operations in the period that includes the enactment date. Valuation allowances are established when necessary to reduce deferred tax assets to the amount that is more likely than not to be realized. The Company has provided a full valuation allowance against the gross deferred tax assets as of December 31, 2016 and 2015. See Note 10 for additional information. The Company’s policy is to classify interest and penalties related to income taxes as income tax expense in the Consolidated Statements of Operations and Comprehensive Loss.

Foreign currency translation

The functional currency of Sun BioPharma Australia Pty Ltd is the Australian Dollar (“AUD”). Accordingly, assets and liabilities, and equity transactions of Sun BioPharma Australia Pty Ltd are translated into U.S. dollars at period-end exchange rates. Expenses are translated at the average exchange rate in effect for the period. The resulting translation gains and losses are recorded as a component of accumulated comprehensive gain in the Consolidated Statements of Operations and Comprehensive Loss. During the years ended December 31, 2016 and 2015, any reclassification adjustments from accumulated other comprehensive gain to operations were inconsequential.

Comprehensive loss

Comprehensive loss consists of our net loss and the effects of foreign currency translation.

Net loss per share

We compute net loss per share by dividing our net loss (the numerator) by the weighted-average number of common shares outstanding (the denominator) during the period. Shares issued during the period and shares reacquired during the period, if any, are weighted for the portion of the period that they were outstanding. The computation of diluted earnings per share, or EPS, is similar to the computation of basic EPS except that the denominator is increased to include the number of additional common shares that would have been outstanding if the dilutive potential common shares had been issued. Our diluted EPS is the same as basic EPS due to common equivalent shares being excluded from the calculation, as their effect is anti-dilutive.

The following table summarizes our calculation of net loss per common share for the periods (in thousands, except share and per share data):

	December 31,
	2016	2015
Net loss	$(5,112)	$(4,927)
Weighted average shares outstanding—basic and diluted	31,068,765	14,073,174
Basic and diluted net loss per share	$(0.16)	$(0.35)

The following outstanding potential common shares were not included in the diluted net loss per share calculations as their effects were not dilutive:

	Year Ended December 31,
	2016	2015
Employee and non-employee stock options	7,019,600	3,463,600
Estimated common shares issuable upon conversion of notes payable	2,466,667	2,466,667
Common shares issuable under common stock purchase warrants	3,615,000	2,550,000
	13,101,267	8,480,267

Recently adopted accounting pronouncement

In April 2015, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) No. 2015-03, Interest - Imputation of Interest (Subtopic 835-30): Simplifying the Presentation of Debt Issuance Costs. This ASU requires debt issuance costs to be presented as a direct deduction from the carrying amount of the related debt rather than as an asset. In 2016, the Company retrospectively adopted this update, as required, and the amounts reclassified from other assets to a reduction of the carrying amount of the related debt in the accompanying Consolidated Balance Sheets. These reclassifications did not impact net loss.

Recently issued accounting pronouncements

In February 2016, the FASB issued ASU No. 2016-02, Leases. The guidance in ASU 2016-02 supersedes the lease recognition requirements in the Accounting Standards Codification Topic 840, Leases. ASU 2016-02 requires an entity to recognize assets and liabilities arising from a lease for both financing and operating leases, along with additional qualitative and quantitative disclosures. The new standard requires the immediate recognition of all excess tax benefits and deficiencies in the income statement, and requires classification of excess tax benefits as an operating activity as opposed to a financing activity in the statements of cash flows. ASU 2016-02 is effective for fiscal years beginning after December 15, 2018, with early adoption permitted. The Company does not expect the adoption of ASU 2016-02 to have a material impact on its Consolidated Financial Statements.

In March 2016, the FASB issued ASU No. 2016-09, Improvements to Employee Stock-Based Payment Accounting. The guidance in ASU 2016-09 is intended to simplify certain aspects of the accounting for employee stock-based payments, including the accounting for income taxes, forfeitures, statutory withholding requirements, and classification on the statement of cash flows. The standard is effective for interim and annual periods beginning after December 15, 2016, with early adoption permitted. The Company does not expect the adoption of ASU 2016-09 to have a material impact on its Consolidated Financial Statements.

5.     Accrued liabilities

Accrued liabilities consisted of the following (in thousands):

	December 31, 2016	December 31, 2015
Deferred payroll and related expenses	$637	$169
Clinical trial related expense	97	—
Professional services	70	75
Product and process development expenses	29	259
Other	9	2
Total accrued liabilities	$842	$505

6.     Indebtedness

Term debt

On October 26, 2012, we entered into an unsecured loan agreement (the “Agreement”) with the Institute for Commercialization of Public Research, Inc. (the “Institute”). Under the terms of the agreement, we borrowed $300,000 at a fixed interest rate of 4.125%. No principal or interest payments are due until the maturity date, October 26, 2017, unless a mandatory repayment event occurs. A mandatory repayment event includes, (i) a liquidity event defined as a sale of all or substantially all of our assets; a merger, consolidation, share exchange or similar transaction as a result of which the persons holding our equity constituting a majority of the outstanding equity by voting power or economic participation immediately prior to the transaction hold less than a majority of such voting power or economic participation immediately after such transaction; or a sale or transfer of our outstanding equity in a transaction as a result of which the persons holding our equity constituting a majority of the outstanding equity by voting power or economic participation immediately prior to the transaction hold less than a majority of such voting power or economic participation immediately after such transaction, (ii) an event of default, (iii) a failure to maintain a Florida base of operations for more than 6 months, (iv) a sale or transfer of licensed technology, (v) any false representation to the Institute, (vi) a violation of law by the Company or one of its principal officers, or (vii) an achievement of aggregate revenues during any fiscal year of more than $4,000,000 from sales of products and/or services. Based upon its maturity date, this term debt was reclassified to a current liability as of December 31, 2016.

Demand notes payable

In conjunction with the Merger, and after giving effect to the disposition of the nominal business operations of Cimarron on September 28, 2015, we assumed $250,000 of unsecured demand notes that were previously issued by Cimarron. These demand notes have no stated interest rate or maturity date and accordingly are reported as current liabilities in our Consolidated Balance Sheet. One of our stockholders, who beneficially owns more than 10% of our common stock, holds $125,000 of these notes. See Note 8 below for additional information regarding the Merger.

Convertible notes payable

In the fourth quarter of 2013, we initiated an offering of convertible promissory notes (the “2013 Convertible Notes”). In total, gross proceeds raised were $3.1 million. The 2013 Convertible Notes accrue interest at 5% per year, payable quarterly, are convertible into shares of common stock at $1.125 per share at the option of the holder and mature in December 2018. One of our stockholders, who beneficially owns more than 10% of our common stock, holds $700,000 of these notes. As of December 31, 2016, the Company had not paid the required quarterly interest payments for the 2013 Convertible Notes for the second, third and fourth quarters of 2016. This constitutes an event of default under which the note holders may demand immediate payment of the outstanding principal and accrued but unpaid interest and accordingly, the 2013 Convertible Notes and $105,000 of accrued, unpaid interest are presented as current obligations in our Consolidated Balance Sheet. As of the date of this report, no note holder has made such a demand.

In 2015, holders of the 2013 Convertible Notes converted $225,000, plus accrued interest, into 200,776 shares of our common stock.

Debt issuance costs

The following table summarizes the deferred financing costs which are presented as a direct reduction of the carrying amount of their related debt liabilities (in thousands):

	December 31, 2016		December 31, 2015
	Convertible Notes Payable	Long-Term Debt	Convertible Notes Payable	Long-Term Debt
Loan principal amount	$2,775	$300	$2,775	$300
Deferred financing costs	105	37	105	37
Accumulated Amortization	(63)	(31)	(42)	(24)
Unamortized balance	42	6	63	13
Loan amount, net	$2,733	$294	$2,712	$287

We recorded amortization of debt issuance costs of $28,000 for both of the years ended December 31, 2016 and 2015, which is included in interest expense in the accompanying Consolidated Statements of Operations and comprehensive loss.

7.     Commitments and Contingencies

License agreement

On December 22, 2011, we entered into an exclusive license agreement with the University of Florida research Foundation (“UFRF”). The license agreement requires the company to pay royalties to UFRF ranging from 2.5% to 5% of net sales of licensed products developed from the licensed technology. Minimum annual royalties are required after the initial occurrence of a commercial sale of a marketed product. Royalties are payable for the longer of (i) the last to expire of the claims in the licensed patents or (ii) ten (10) years from the first commercial sale of a licensed product in each country in which licensed product is sold. The minimum annual royalties are as follows:

●	$50,000 is due 270 days after occurrence of first commercial sale;
●	$100,000 is due on the first anniversary date of the first payment;
●	$100,000 is due on the second anniversary date of the first payment; and
●	$300,000 is due on the third anniversary date of the first payment and subsequent anniversary dates thereafter, continuing for the life of the license agreement.

In addition, the company is subject to six different milestone payments under the license agreement.

●	$50,000 is due upon enrollment of the first subject in a Phase 1 clinical trial;
●	$300,000 is due upon enrollment of the first subject in a Phase ii clinical trial;
●	$3,000,000 is due upon approval of a new drug application;
●	$2,000,000 is due upon approval to manufacture and market in either the European Union or Japan (one time only);
●	$1,000,000 is due upon the first time annual net sales of licensed product or licensed process by the Company reaches $100,000,000; and
●	$3,000,000 is due upon the first time annual net sales of licensed product or licensed process by the Company reaches $500,000,000.

The license agreement is subject to customary and usual termination provisions. The Company must also pay an annual license maintenance fee of $10,000.

On January 4, 2016, we enrolled the first patient in our Phase 1 clinical trial of SBP-101 in patients with previously treated pancreatic cancer. Accordingly, we recorded a milestone obligation of $50,000 as a license expense as of this date.

Clinical trials

We are currently conducting a Phase 1 study in patients with previously treated pancreatic cancer, for a duration of approximately 24 - 36 months. The first patient was enrolled in January 2016. This study is expected to include a dose-escalation phase with 8-week cycles of treatment at each dose level. At least two cycles of therapy at each dose level are anticipated in this trial, with continued treatment permitted for patients with clinical responses or stable disease. The projected safety profile, which is supported by early results from the Phase 1 study, suggests that repeat cycles would be well tolerated. Additional clinical trials will be subsequently required if the results of the Phase 1 pancreatic cancer trial are positive. We estimate the total time and cost to obtain FDA and EU approval and bring SBP-101 to market is 5 to 7 years and up to two-hundred million dollars ($200 million). Clinical trial costs are expensed as incurred.

Indemnification of directors and officers

The Company, as permitted under Delaware law and in accordance with its bylaws, will indemnify and advance expenses to its directors and officers to the fullest extent permitted by law or, if applicable, pursuant to indemnification agreements. They further provide that we may choose to indemnify other employees or agents of our Company from time to time. The Company has secured insurance on behalf of any officer, director, employee or other agent for any liability arising out of his or her actions in connection with their services to the Company as of December 31, 2016 there was no pending litigation or proceeding involving any director or officer of the Company as to which indemnification is required or permitted, and we are not aware of any threatened litigation or proceeding that may result in a claim for indemnification. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company, the Company has been advised that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

The Company believes the fair value of these indemnification agreements is minimal. Accordingly, the Company had not recorded any liabilities for these obligations as of December 31, 2016 or 2015.

8.     Stockholders’ Deficit

Private placement, resale registration

On each of June 10, June 24, August 11 and September 2, 2016, we entered into Securities Purchase Agreements (the “Purchase Agreements”) with the purchasers named therein, pursuant to which we sold an aggregate of 2,221,000 shares of common stock (the “Purchased Shares”) and warrants (the “Warrants”) to purchase an aggregate of 1,110,500 shares of common stock (the “Warrant Shares”). The purchase price for each unit, consisting of one share of common stock and a warrant to purchase one-half share of common stock, was $1.00. The Warrants are exercisable for a period of five years from their respective date of issuance at an exercise price of $1.50 per share. The Company received aggregate gross proceeds of $1.9 million from the Purchase Agreements closings under these private placement transactions and an additional $196,000 was invested by management through the conversion of previously deferred compensation. As of December 31, 2016, 1,085,500 of the Warrants remained outstanding.

Pursuant to the Purchase Agreements, we filed a registration statement on Form S-1 with the SEC covering the resale of the Purchased Shares and Warrant Shares. On October 3, 2016, the SEC declared the registration statement effective. We have also agreed, among other things, to indemnify the selling stockholders under the registration statements from certain liabilities and to pay all fees and expenses (excluding underwriting discounts and selling commissions and legal fees) incident to our obligations under the Purchase Agreements.

Cimarron Medical, Inc. merger transaction

On June 12, 2015, SBR entered into an Agreement and Plan of Merger (the “Merger”) with Cimarron and SB Acquisition Corporation, a wholly owned subsidiary of Cimarron. The resulting merger of SB Acquisition Corporation with and into SBR on September 4, 2015, resulted in all of the issued and outstanding common stock of SBR being converted into the right to receive an aggregate of 28,442,484 shares of Cimarron’s common stock, representing four shares of Cimarron common stock for every one share of SBR common stock cancelled in the Merger. All of the shares of common stock issued pursuant to the Merger were “restricted securities” under Rule 144. As a result of this transaction, former SBR stockholders owned approximately 98.8% of the outstanding capital stock, giving SBR’s former stockholders substantial control of Cimarron. In connection with the Merger, Cimarron’s Board of Directors and management team were replaced by members of SBR’s Board of Directors and management team and Cimarron’s name was changed to “Sun BioPharma, Inc.”

In addition, outstanding options and warrants to purchase SBR common stock before the Merger were converted into options and warrants to purchase an aggregate of 5,043,600 shares and 2,550,000 shares, respectively, of Cimarron’s common stock. Approximately $2.8 million aggregate principal amount of SBR outstanding convertible promissory notes were converted into convertible promissory notes payable by Cimarron and convertible into shares of Cimarron common stock at a rate of $1.125 per share. Immediately prior to the Merger, Cimarron had 1,450,322 shares of common stock outstanding with no other capital stock or rights to acquire additional shares outstanding.

Under GAAP, SBR was deemed to be the acquirer for accounting purposes because its former stockholders owned a substantial majority of the issued and outstanding shares of Cimarron’s common stock after the Merger. Further, as Cimarron’s business operations and net assets, at the time of the Merger, were nominal relative to SBR’s business operations and net assets, we have accounted for the Merger as a capital transaction.

SBR incurred approximately $325,000 of costs associated with the Merger and assumed $250,000 of demand notes payable, net, after giving effect to the disposition of the legacy business operations of Cimarron, discussed below. The transaction costs for the Merger are included in general and administrative expenses in our Consolidated Statements of Operations and Comprehensive Loss.

Sale of legacy Cimarron Medical business operations

On September 28, 2015, we sold all of our ownership interest in the legacy business operations of Cimarron, which previously had been contributed to our then wholly owned subsidiary, Cimarron Medical Software, Inc., to Sampleminded, Inc. In exchange, Sampleminded, Inc. agreed to assume our payment obligations under approximately $305,000 of aggregate principal amount of outstanding promissory notes.

Private placement

Pursuant to the June 12, 2015 Agreement and Plan of Merger, SBR was obligated to undertake efforts to engage in a private placement of its common stock. On September 4, 2015, immediately prior to the closing of the Merger, SBR sold shares of its common stock for total proceeds of $1,513,000, net of offering costs, which shares ultimately resulted in the issuance of an incremental 762,500 shares of Cimarron common stock in the Merger.

Warrants

In April 2015, our Board of Directors agreed to reduce the exercise price of outstanding warrants issued in connection with certain notes payable from $0.25 per share to $0.1875 per share. This exercise price modification resulted in the recognition of a deemed dividend of $170,625, which was charged to accumulated deficit and credited to additional paid-in-capital. In 2015, we received $375,000 from warrant holders who exercised warrants at the reduced price. As of December 31, 2016, warrants exercisable for 2,450,000 shares remain outstanding.

Authorized capital stock

The total number of shares of capital stock that the Company is authorized to issue is 220,000,000 shares, with 200,000,000 shares designated as common stock and 20,000,000 shares undesignated stock issuable as preferred stock. On May 17, 2016, a regular meeting of our stockholders was held during which the stockholders approved an amendment to our Certificate of Incorporation which increased the number of authorized shares of common stock from 100,000,000 to 200,000,000 and the number of authorized shares of undesignated stock from 10,000,000 to 20,000,000. We filed a Certificate of Amendment to our Certificate of Incorporation with the Secretary of State of the State of Utah on May 18, 2016 to effect this amendment.

Shares reserved

Shares of common stock reserved for future issuance are as follows:

December 31, 2016
Stock options outstanding	7,019,600
Shares available for grant under equity incentive plan	11,144,000
Estimated common shares issuable upon conversion of notes payable	2,466,667
Common shares issuable under common stock purchase warrants	3,615,000
Total	24,245,267

9.     Stock-Based Compensation

2016 Omnibus Incentive Plan

The Sun BioPharma, Inc. 2016 Omnibus Incentive Plan (the “2016 Plan”) was adopted by our Board of Directors in March 2016 and approved by our stockholders at our annual meeting of stockholders on May 17, 2016. The 2016 Plan permits the granting of incentive and non-statutory stock options, restricted stock, stock appreciation rights, performance units, performance shares and other stock awards to eligible employees, directors and consultants. We grant options to purchase shares of common stock under the 2016 Plan at no less than the fair market value of the underlying common stock as of the date of grant. Options granted under the Plan have a maximum term of ten years. Under the Plan, a total of 15,000,000 shares of common stock are reserved for issuance. As of December 31, 2016, options to purchase 3,856,000 shares of common stock were outstanding under the 2016 Plan.

2011 Stock Option Plan

The Sun BioPharma, Inc. 2011 Stock Option Plan (the “2011 Plan”) was adopted by our Board of Directors in September 2011 and approved by our stockholders in January 2012. In conjunction with stockholder approval of the 2016 Plan, the Board terminated the 2011 Plan, although awards outstanding under the 2011 Plan will remain outstanding in accordance with and pursuant to the terms thereof. Options granted under the 2011 Plan have a maximum term of ten years and generally vest over zero to two years for employees. As of December 31, 2016, options to purchase 3,163,600 shares of common stock remained outstanding under the 2011 Plan.

We recognize stock-based compensation based on the value of the portion of awards that are ultimately expected to vest. Guidance requires forfeitures to be estimated at the time of grant and revised, if necessary, in subsequent periods if actual forfeitures differ from those estimates. The term “forfeitures” is distinct from “cancellations” or “expirations” and represents only the unvested portion of a surrendered option. We re-evaluate this estimate periodically and adjust the forfeiture rate on a prospective basis as necessary. Ultimately, the actual expense recognized over the vesting period will only be for those shares that actually vest.

A summary of option activity is as follows:

	Shares Underlying Options	Weighted Average Exercise Price Per Share
Options outstanding at December 31, 2014	5,487,752	$0.24
Granted	5,340,000	0.32
Exercised	(2,590,536)	0.20
Cancelled	(4,773,616)	0.22
Forfeitures	—	—
Options outstanding at December 31, 2015	3,463,600	$0.27
Granted	3,856,000	1.51
Exercised	—	—
Cancelled	(300,000)	0.32
Forfeitures	—	—
Options outstanding at December 31, 2016	7,019,600	$0.95

Options exercisable at December 31, 2016	4,035,600	$0.54

A summary of the status of our unvested shares during the year ended and as of December 31, 2016 is as follows:

	Shares Under Option	Weighted Average Grant-Date Fair Value
Unvested at December 31, 2015	—	$—
Granted	3,856,000	0.95
Vested	(872,000)	0.95
Forfeitures	—	—
Unvested at December 31, 2016	2,984,000	$0.95

Information about stock options outstanding, vested and expected to vest as of December 31, 2016, is as follows:

			Outstanding, Vested and Expected to Vest			Options Vested and Exercisable
				Weighted Average			Weighted Average
				Remaining	Weighted		Remaining
Per Share				Contractual	Average	Options	Contractual
Exercise Price			Shares	Life (Years)	Exercise Price	Exercisable	Life (Years)
$ 0.09	–	0.11	563,600	5.85	$0.10	563,600	5.85
0.23	–	0.25	460,000	7.11	0.25	460,000	7.11
	0.32		2,140,000	8.17	0.32	2,140,000	8.17
	1.51		3,856,000	9.51	1.51	872,000	9.75
			7,019,600	8.07	$0.95	4,035,600	8.07

The cumulative grant date fair value of employee options vested during the years ended December 31, 2016 and 2015 was $336,000 and $933,000, respectively. Total proceeds received for options exercised during the years ended December 31, 2016 and 2015 were $0 and $693,000, respectively. On an aggregated basis, as of December 31, 2016, the intrinsic value of our total outstanding options and outstanding options which are exercisable was $3.9 million.

As of December 31, 2016 and 2015, total compensation expense related to unvested employee stock options not yet recognized was $1.9 million and $0, respectively, which is expected to be allocated to expenses over a weighted-average period of 1.95 and 0 years, respectively.

The assumptions used in calculating the fair value under the Black-Scholes option valuation model are set forth in the following table for options issued by the Company for the years ended December 31, 2016 and 2015:

	2016			2015
Common stock fair value		$1.51			$0.32
Risk-free interest rate	1.56%	-	2.04%	1.57%	-	1.61%
Expected dividend yield		0%			0%
Expected option life (years)	3.5	-	5.75		5.0
Expected stock price volatility		75.0%		62.60%	-	64.59%

Nonemployee stock-based compensation

We account for stock options granted to nonemployees in accordance with FASB ASC 505. In connection with stock options granted to nonemployees, we recorded $557,000 and $70,000 for nonemployee stock-based compensation during the years ended December 31, 2016 and 2015, respectively. These amounts were based upon the fair values of the vested portion of the grants. Amounts expensed during the remaining vesting period will be determined based on the fair value at the time of vesting.

Stock-based payments

In the first quarter of 2016, our Board of Directors authorized the issuance of 37,500 shares of our common stock to two vendors who agreed to provide services to the Company upon terms that provided for a portion of their consideration to be paid in shares of our common stock. The fair value of each share of common stock was determined by our Board of Directors, and accordingly, we recorded a charge of $75,000.

In the first quarter of 2015, our Board of Directors authorized the issuance of 132,964 shares of our common stock to two vendors who agreed to provide services to the Company upon terms that provided for a portion of their consideration to be paid in shares of our common stock. The fair value of each share of common stock was determined by our Board of Directors, and accordingly, we recorded an expense of $42,000.

10.     Income Taxes

We have incurred net operating losses since inception. We have not reflected the benefit of net operating loss carryforwards in the accompanying financial statements and have established a full valuation allowance against our deferred tax assets.

At December 31, 2016 and 2015, the Company had an income tax receivable of $321,000 and $733,000, respectively, comprised of refundable tax credits related to research and development activities of our subsidiary Sun BioPharma Australia Pty Ltd.

Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes, and operating losses and tax credit carryforwards.

The significant components of our deferred tax assets and liabilities are as follows (in thousands):

	December 31,
	2016	2015
Deferred tax assets:
Net operating loss carryforwards	$3,550	$3,395
Research credit carryforwards	235	236
Accrued expenses	188	—
Stock-based compensation	420	148
Other	79	32
Total deferred tax assets	4,472	3,811
Valuation allowance	(4,472)	(3,811)
Net deferred tax asset	$—	$—

Realization of the future tax benefits is dependent on our ability to generate sufficient taxable income within the carry-forward period. Because of our history of operating losses, management believes that the deferred tax assets arising from the above-mentioned future tax benefits are currently not likely to be realized and, accordingly, we have provided a full valuation allowance.

A reconciliation of the statutory tax rates and the effective tax rates is as follows:

	Year Ended December 31,
	2016	2015
Statutory rate	34.0%	34.0%
Permanent differences	(4.0)	(10.3)
State tax rate true-up	0.6	5.3
Valuation allowance	(30.7)	(29.0)
Other	(0.1)	(0.1)
State and local income taxes	—	0.1
Effective rate	0.0%	0.0%

Net operating losses and tax credit carryforwards as of December 31, 2016, are as follows:

	Amount (In thousands)	Expiration Years
Net operating losses—federal	$10,441	Beginning 2031
Tax credits—federal	235	Beginning 2041

Utilization of the net operating loss carryforwards and credits may be subject to a substantial annual limitation due to the ownership change limitations provided by the Internal Revenue Code of 1986, as amended (the “IRC”), and similar state provisions. We have not performed a detailed analysis to determine whether an ownership change under Section 382 of the IRC has occurred. The effect of an ownership change would be the imposition of an annual limitation on the use of net operating loss carryforwards attributable to periods before the change.

The Company is subject to taxation in the United States and Australia. Tax returns, since the inception of Sun BioPharma, Inc. in 2011 and thereafter, are subject to examinations by federal and state tax authorities and may change upon examination. Tax returns of Sun BioPharma Australia Pty Ltd. for the year ended December 31, 2013 and thereafter are subject to examination by the Australian tax authorities.

11.     Subsequent Events

Sales of convertible promissory notes

On each of February 17, March 3, March 10 and March 17, 2017, we entered into Note Purchase Agreements (the “Note Agreements”) with a number of accredited purchasers in private transactions. Pursuant to these Note Agreements we sold convertible promissory notes payable (the “2017 Convertible Notes”) raising gross proceeds of $3.1 million.

The 2017 Convertible Notes are scheduled to mature on December 1, 2018 and bear interest at a rate of 5.0% per annum. Principal and interest on the Notes are payable at maturity. The Company may prepay the Notes in whole or in part at any time without penalty or premium. The Notes may be converted into shares of common stock or other securities of the Company upon certain triggering events as described in the Notes, including certain transactions and upon the request of a holder of any Note. Upon the occurrence of certain events of default, the Notes require the Company to repay the unpaid principal amount of the Notes and any unpaid accrued interest. The Company expects to use the net proceeds from the sales of the Notes for working capital and general corporate purposes. One of our stockholders, who beneficially owns more than 10% of our common stock, purchased $200,000 of these notes.

Conversion of convertible notes payable

In March 2017, we offered to all holders of outstanding 2013 Convertible Notes and to all holders of the demand notes payable (collectively the “Notes”) who were accredited investors an opportunity to convert all outstanding principal and accrued interest through March 31, 2017 into shares of our common stock at a rate of $0.75 per share. The offered conversion rate represents a $0.375, or 33.3%, discount from the rate stated in the terms of the 2013 Convertible Notes, which at the time was $1.125 per share. The eligible holders had until March 27, 2017 to accept the offer and holders of $3,000,000 aggregate principle amount of the Notes accepted the offer. Accordingly, on March 31, 2017 our Company will issue 4,183,333 shares of common stock in exchange for the surrender of the Notes representing $3,000,000 of principal amount and $137,500 of accrued but previously unpaid interest. The shares were issued in reliance on the exemption from registration set forth in Section 3(a)(9) of the Securities Act as securities exchanged by an issuer with existing security holders where no commission or other remuneration is paid or given directly or indirectly by the issuer for soliciting such exchange.

          Shares of Common Stock

Warrants to Purchase           Shares of Common Stock

Sun Biopharma, Inc.

 _________________________

PROSPECTUS

_________________________

Aegis Capital Corp.

         , 2017

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13.     Other Expenses of Issuance and Distribution.

The following table sets forth the costs and expenses, other than the underwriting discounts and commissions and non-accountable expense allowance, payable by Sun BioPharma, Inc. (the “Company”) in connection with the sale of its common stock being registered. All amounts shown are estimates, except the Securities and Exchange Commission (the “Commission”) registration fee and the Financial Industry Regulatory Authority (“FINRA”) filing fee.

U.S. Securities and Exchange Commission registration fee	$2,246
Nasdaq Listing application fee	$50,000
FINRA filing fee	$3,407
Accounting fees and expenses	*
Legal fees and expenses	*
Transfer agent and registrar fees	*
Printing expenses	*
Miscellaneous	*
Total	*

* To be provided by amendment.

Item 14.     Indemnification of Directors and Officers.

Section 145 of the Delaware General Corporation Law provides that a corporation may indemnify any person made a party to an action by reason of the fact that he or she was a director, executive officer, employee or agent of the corporation or is or was serving at the request of the corporation against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him or her in connection with such action if he or she acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful, except that, in the case of an action by or in right of the corporation, no indemnification may generally be made in respect of any claim as to which such person is adjudged to be liable to the corporation.

The Company’s certificate of incorporation and amended and restated bylaws limit the liability of its directors to the fullest extent permitted by Delaware law. Delaware law provides that directors of a corporation will not be personally liable for monetary damages for breach of their fiduciary duties as directors, except for liability for any:

●	breach of their duty of loyalty to the Company or its stockholders;

●	act or omission not in good faith or that involves intentional misconduct or a knowing violation of law;

●	unlawful payment of dividends or redemption of shares as provided in Section 174 of the Delaware General Corporation Law; or

●	transaction from which the directors derived an improper personal benefit.

These limitations of liability do not apply to liabilities arising under federal securities laws and do not affect the availability of equitable remedies such as injunctive relief or rescission. The Company’s amended and restated bylaws provide that it will indemnify its directors and executive officers, and may indemnify other officers, employees and other agents, to the fullest extent permitted by law.

Section 145(g) of the Delaware General Corporation Law permits a corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee, or agent of the corporation arising out of his or her actions in connection with their services to the Company, regardless of whether its amended and restated bylaws permit indemnification. The Company has purchased and intends to maintain insurance on behalf of any person who is or was a director or officer against any loss arising from any claim asserted against him or her and incurred by him or her in any such capacity, subject to certain exclusions.

Item 15.     Recent Sales of Unregistered Securities.

All share and per share amounts included in this Item 15 with respect to transactions on or before September 4, 2015, have been adjusted to give effect to the exchange of shares of common stock pursuant to the merger transaction to which the Company was a party and that closed on that date (the “Merger”). The same amounts with respect to transactions on or before November 7, 2017 are also adjusted to give effect to the 1-for-10 reverse stock split effected as of the close of business on the same date.

Common Stock

During 2014, the Company issued an aggregate of 214,360 shares of common stock in connection with the exercise of stock options for aggregate proceeds of approximately $493,000. During the same period, the Company issued 10,000 shares of common stock in connection with the exercise of warrants for aggregate proceeds of $25,000. The proceeds for the foregoing exercises were used primarily to fund company operations.

In May 2014, the Company issued 40,000 shares of its common stock in exchange for services rendered and to be rendered by a consultant.

In March 2015, the Company issued 4,000 shares of its common stock in exchange for services rendered and to be rendered by an employee.

In April 2015, the Company sold an aggregate of 17,500 shares of common stock to certain “accredited investors” as defined in Regulation D promulgated under the Securities Act of 1933, as amended, for aggregate proceeds of $350,000. The proceeds were used primarily to fund company operations.

In September 2015, the Company sold an aggregate of 58,750 shares of common stock to certain “accredited investors” for aggregate proceeds of $1,175,000. The proceeds were used primarily to fund company operations.

Also during 2015, but prior to the Merger, the Company issued 259,053 shares of common stock in connection with the exercise of stock options for aggregate proceeds of approximately $693,000. During the same period, the Company issued 200,000 shares of common stock in connection with the exercise of warrants for aggregate proceeds of $375,000. The proceeds from the foregoing exercises were used primarily to fund company operations. The Company also issued 20,077 shares of common stock during 2015 in connection with the conversion of $225,000 aggregate principal amount of convertible promissory notes.

In February 2016, the Company issued an aggregate of 3,750 shares of its common stock to two vendors who agreed to provide services to the Company upon terms that provided for a portion of their consideration to be paid in shares of its common stock.

In June through September 2016, the Company sold an aggregate of 222,100 shares of common stock and warrants to purchase an aggregate of 111,050 additional shares of common stock pursuant to a series of purchase agreements. The purchase price for each unit, consisting of one share of common stock and a warrant to purchase one-half shares of common stock, was $10.00. The Company received aggregate gross proceeds of $1.9 million and an additional $196,000 was invested by management through the conversion of previously accrued compensation. The Company has and plans to continue to use the cash proceeds from these transactions fund the continuing Phase 1 clinical trial of SPB-101 for pancreatic cancer as well as preclinical efforts to further study the impact of SBP-101 on pancreatitis. The underlying common stock was registered for resale pursuant to a registration statement on Form S-1 declared effective on September 30, 2016 (file no. 333-213687).

In March 2017, the Company entered into Debt-For-Equity Exchange Agreements with the holders of promissory notes payable by the Company named therein pursuant to which the Company agreed to convert all outstanding principal and accrued interest through March 31, 2017 into shares of common stock at a rate of $7.50 per share. In accordance with the exchange agreements, the Company issued an aggregate of 418,332 shares of common stock in exchange for the cancellation of promissory notes amounting to $3,000,000 principal amount and $137,500 accrued but previously unpaid interest. The shares were issued in reliance on the exemption from registration set forth in Section 3(a)(9) of the Securities Act as securities exchanged by an issuer with existing security holders where no commission or other remuneration is paid or given directly or indirectly by the issuer for soliciting such exchange.

Stock Options

All of the Stock Options granted prior to the Merger were awarded under the Sun BioPharma, Inc. 2011 Stock Option Plan and include a ten year term from the date of their respective grant dates.

In January 2015, the Company granted options to purchase an aggregate of 22,000 shares of its common stock with an exercise price of $3.175 per share to its directors in exchange for services rendered.

In March 2015, the Company granted options to purchase an aggregate of 512,000 shares of its common stock with an exercise price of $3.175 per share to its employees, consultants and directors in exchange for services rendered.

Promissory notes

In February through March 2017, the Company sold $3,076,000 original principal amount of convertible promissory notes (the “2017 Notes”) pursuant to a series of note purchase agreements. The 2017 Notes may be converted into shares of common stock or other securities of the Company upon certain triggering events as described in the 2017 Notes, including certain transactions and upon the request of a holder of any note. In the absence of an event triggering another conversion method, the holders of the 2017 Notes are entitled to convert them into shares of common stock at a conversion price of $10.10 per share. If all of the outstanding 2017 Notes, including accrued but unpaid interest, had converted into shares of common stock as of September 30, 2017, the holders would have received an estimated total of 313,134 shares of common stock. The Company has used and expect to use the net proceeds from the sales of the 2017 Notes for continued clinical development of its initial product candidate, SBP-101, and for working capital and general corporate purposes.

Warrants

In June through September 2016, in conjunction with the sale of equity securities pursuant to the Purchase Agreements, the Company issued warrants to purchase the Warrant Shares, consisting of an aggregate of 111,050 additional shares of common stock, exercisable for five years after the date of issuance, at an exercise price of $15.00 per share.

Exemption(s) from Registration

None of the foregoing transactions involved any underwriters, underwriting discounts or commissions, or any public offering, and, unless specifically stated otherwise above, the Company believes that the transactions were exempt from the registration requirements of the Securities Act in reliance on Sections 4(a)(2) or 4(a)(6) thereof, and the rules and regulations promulgated thereunder, or Rule 701 thereunder, as transactions by an issuer not involving a public offering or transactions pursuant to compensatory benefit plans and agreements relating to compensation as provided under such Rule 701. The recipients of securities in such transactions represented their intention to acquire the securities for investment only and not with a view to or for sale in connection with any distribution thereof, and appropriate legends were affixed to the share certificates and instruments issued in such transactions.

Item 16.                 Exhibits and Financial Statement Schedules.

(a) Exhibits.

Unless otherwise indicated, all documents incorporated into this registration statement by reference to a document filed with the SEC pursuant to the Exchange Act are located under SEC file number 000-55242.

Exhibit No.	Description
1.1++	Form of Underwriting Agreement
2.1

Agreement and Plan of Merger, dated June 12, 2015, by and among Sun BioPharma, Inc. (f/k/a Cimarron Medical, Inc.), Sun BioPharma Research, Inc. (f/k/a Sun BioPharma, Inc.), and SB Acquisition Corporation (incorporated by reference to Exhibit 2.1 to current report on Form 8-K filed June 18, 2015)

2.2	Amendment No. 1 to Agreement and Plan of Merger, dated August 3, 2015 (incorporated by reference to Exhibit 2.1 to current report on Form 8-K filed August 5, 2015)
2.3	Agreement and Plan of Merger dated May 25, 2016 (incorporated by reference to Exhibit 2.1 to quarterly report on Form 10-Q for the quarter ended June 30, 2016)
3.1	Restated Certificate of Incorporation (incorporated by reference to Exhibit 3.1 to current report on Form 8-K filed on November 15, 2017)
3.2	Bylaws (incorporated by reference to Exhibit 3.2 to quarterly report on Form 10-Q for the quarter ended June 30, 2016)
4.1++	Form of Warrant Agreement
4.2++	Form of Representative’s Warrant
5.1++	Opinion of Faegre Baker Daniels LLP
10.1	Form of Warrant to Purchase Shares of Stock (incorporated by reference to Exhibit 4.3 to current report on Form 8-K filed September 11, 2015)
10.2	Form of Convertible Promissory Note (incorporated by reference to Exhibit 4.2 to current report on Form 8-K filed September 11, 2015)
10.3*	2011 Stock Option Plan, as amended through January 1, 2015 (incorporated by reference to Exhibit 10.1 to current report on Form 8-K filed September 11, 2015)
10.4*	Form of Incentive Stock Option Agreement for awards under 2011 Stock Option Plan, as amended (incorporated by reference to Exhibit 10.2 to current report on Form 8-K filed September 11, 2015)
10.5*	Form of Non-Qualified Stock Option Agreement for awards under 2011 Stock Option Plan, as amended (incorporated by reference to Exhibit 10.3 to current report on Form 8-K filed September 11, 2015)
10.6*	Indemnification Agreement, dated September 4, 2015 (incorporated by reference to Exhibit 10.4 to current report on Form 8-K filed September 11, 2015)
10.7**

Standard Exclusive License Agreement by and between the University of Florida Research Foundation, Inc. and Sun BioPharma, Inc., dated December 22, 2011 (incorporated by reference to Exhibit 10.5 to current report on Form 8-K filed September 11, 2015)

10.8*	2016 Omnibus Incentive Plan (incorporated by reference to Appendix E to definitive proxy statement on Schedule 14A filed April 11, 2016)
10.9*	Form of Incentive Stock Option Agreement for awards under 2016 Omnibus Incentive Plan (incorporated by reference to Exhibit 10.4 to quarterly report on Form 10-Q for the quarter ended June 30, 2016)
10.10*

Form of Non-Qualified Stock Option Agreement for awards under 2016 Omnibus Incentive Plan (incorporated by reference to Exhibit 10.5 to quarterly report on Form 10-Q for the quarter ended June 30, 2016)

10.11*

Form of Performance-Based Stock Option Agreement for awards under 2016 Omnibus Incentive Plan (incorporated by reference to Exhibit 10.7 to annual report on Form 10-K for the year ended December 31, 2016)

10.12*	Employment Agreement with Michael T. Cullen, dated December 2, 2015 (incorporated by reference to Exhibit 10.1 to current report on Form 8-K filed December 4, 2015)

Exhibit No.	Description
10.13*

First Amendment to Employment Agreement with Michael T. Cullen, dated September 12, 2016 (incorporated by reference to Exhibit 10.17 to registration statement on Form S-1 filed September 16, 2016, file no. 333-213687)

10.14*	Employment Agreement with David B. Kaysen, dated December 2, 2015 (incorporated by reference to Exhibit 10.2 to current report on Form 8-K filed December 4, 2015)
10.15*

First Amendment to Employment Agreement with David B. Kaysen, dated September 12, 2016 (incorporated by reference to Exhibit 10.18 to registration statement on Form S-1 filed September 16, 2016, file no. 333-213687)

10.16*	Employment Agreement with Scott Kellen, dated December 2, 2015 (incorporated by reference to Exhibit 10.3 to current report on Form 8-K filed December 4, 2015)
10.17*

First Amendment to Employment Agreement with Scott Kellen, dated September 12, 2016 (incorporated by reference to Exhibit 10.19 to registration statement on Form S-1 filed September 16, 2016, file no. 333-213687)

10.18*	Employment Agreement with Suzanne Gagnon, dated December 2, 2015 (incorporated by reference to Exhibit 10.9 to annual report on Form 10-K for the year ended December 31, 2015)
10.19*

First Amendment to Employment Agreement with Suzanne Gagnon, dated September 12, 2016 (incorporated by reference to Exhibit 10.20 to registration statement on Form S-1 filed September 16, 2016, file no. 333-213687)

10.20	Form of Securities Purchase Agreement (incorporated by reference to Exhibit 10.1 to current report on Form 8-K filed June 14, 2016)
10.21	Form of Warrant to Purchase Shares of Stock (incorporated by reference to Exhibit 10.2 to current report on Form 8-K filed June 14, 2016)
10.22

Form of Note Purchase Agreements, dated February 17, 2017, March 3, 2017, March 10, 2017 and March 17, 2017, by and among the Company and the purchasers identified therein (incorporated by reference to Exhibit 10.1 to current report on Form 8-K filed March 6, 2017)

10.23

Form of Convertible Promissory Notes, dated February 17, 2017, March 3, 2017, March 10, 2017 and March 17, 2017 (incorporated by reference to Exhibit 10.2 to current report on Form 8-K filed March 6, 2017)

10.24	Form of Debt-for-Equity Exchange Agreement, dated March 27, 2017 (incorporated by reference to Exhibit 10.1 to current report on Form 8-K filed March 31, 2017)
10.25	Form of Participation Rights Agreement, dated March 27, 2017 (incorporated by reference to Exhibit 10.2 to current report on Form 8-K filed March 31, 2017)
10.26*	Second Amendment to Employment Agreement with Michael T. Cullen, dated October 1, 2017 (incorporated by reference to Exhibit 10.1 to current report on Form 8-K filed October 13, 2017)
10.27*	Second Amendment to Employment Agreement with David B. Kaysen, dated October 1, 2017 (incorporated by reference to Exhibit 10.2 to current report on Form 8-K filed October 13, 2017)
10.28*	Second Amendment to Employment Agreement with Scott Kellen, dated October 1, 2017 (incorporated by reference to Exhibit 10.3 to current report on Form 8-K filed October 13, 2017)
10.29*	Second Amendment to Employment Agreement with Suzanne Gagnon, dated October 1, 2017 (incorporated by reference to Exhibit 10.4 to current report on Form 8-K filed October 13, 2017)
21.1	List of Subsidiaries (incorporated by reference to Exhibit 21.1 to annual report on Form 10-K for the year ended December 31, 2016)
23.1+	Consent of Independent Registered Public Accounting Firm
23.2++	Consent of Faegre Baker Daniels LLP (included in Exhibit 5.1).
24.1+++	Powers of Attorney.
101+

Financial statements for the years ended December 31, 2016 and 2015 and for the nine months ended September 30, 2017 and 2016, formatted in XBRL: (i) the Balance Sheets, (ii) the Statements of Operations and Comprehensive Loss, (iii) the Statements of Cash Flows, and (iv) the Notes to Financial Statements.

+	Filed herewith
++	To be filed by amendment.
+++	Previously filed.
*	Management compensatory plan or arrangement required to be filed as an exhibit to this prospectus.
**	Portions of exhibit omitted pursuant to order granting confidential treatment issued by the Securities and Exchange Commission.

(b) Financial Statement Schedules.

All schedules are omitted as the required information is inapplicable or the information is presented in the financial statements or related notes.

Schedule II. Valuation and Qualifying Accounts

All other schedules are omitted as the required information is inapplicable or the information is presented in the financial statements or related notes.

Item 17.              Undertakings.

The registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)

To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)

To include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement.

(2)

That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)

That, for the purpose of determining liability under the Securities Act to any purchaser: each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness; provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(5)

That, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(6)

That, for the purpose of determining liability under the Securities Act to any purchaser the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective; and for the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(7)

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this registration statement on Form S-1 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Minneapolis, State of Minnesota on this 4th day of December 2017.

SUN BIOPHARMA, INC.

By:	/s/ David B. Kaysen
David B. Kaysen
President and Chief Executive Officer

Power of Attorney

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ David B. Kaysen	President, Chief Executive Officer and Director	December 4, 2017
David B. Kaysen	(principal executive officer)

/s/ Scott Kellen	Chief Financial Officer & Vice President of Finance	December 4, 2017
Scott Kellen	(principal financial and accounting officer)

*	Executive Chairman and Director	December 4, 2017
Michael T. Cullen

*	Director	December 4, 2017
Suzanne Gagnon

*	Director	December 4, 2017
Dalvir S. Gill

*	Director	December 4, 2017
Jeffrey S. Mathiesen

*	Director	December 4, 2017
J. Robert Paulson, Jr.

*	Director	December 4, 2017
Paul W. Schaffer

*	Director	December 4, 2017
D. Robert Schemel

*

David B. Kaysen, by signing his name hereto, does hereby sign this document on behalf of each of the above-named directors of the Registrant pursuant to powers of attorney duly executed by such persons.

By:	/s/ David B. Kaysen
David B. Kaysen
Attorney-in-Fact